UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CONSOL Energy Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Telephone (724) 485-4000

Annual Meeting of Shareholders

to be held on May 1, 2012

Dear Shareholder:

You are cordially invited to attend CONSOL Energy Inc.’s 2012 Annual Meeting of Shareholders on May 1, 2012 at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart AB Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

The enclosed Notice of Annual Meeting and Proxy Statement describe the various matters to be acted upon during the meeting. Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by internet (as described in the enclosed proxy card or voting instruction card) or by completing and returning the enclosed proxy card or voting instruction card, which requires no postage if mailed in the United States.

If you need assistance, please contact CONSOL’s Investor Relations Office at (724) 485-4000. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 accompanies this Proxy Statement.

We appreciate your ownership of CONSOL Energy Inc. and hope you will be able to join us at this year’s Annual Meeting.

Sincerely,

J. Brett Harvey Chairman of the Board and Chief Executive Officer

March 26, 2012

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, PA 15317

Telephone (724) 485-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 1, 2012

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of CONSOL Energy Inc. (“CONSOL”) will be held on May 1, 2012, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart AB Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, for the following purposes:

1.	To elect directors to hold office in accordance with the Amended and Restated Bylaws of CONSOL;

2.	To consider and vote upon a proposal to amend and restate the Equity Incentive Plan to, among other matters, increase the number of shares authorized for issuance thereunder;

3.	To ratify the anticipated selection of Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of CONSOL for the fiscal year ending December 31, 2012; and

4.	To hold an advisory vote to approve named executive officer compensation.

By resolution of the Board of Directors, we have fixed the close of business on March 16, 2012 as the record date for determining the shareholders of CONSOL entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by internet (as described in the enclosed proxy card or voting instruction card) or by completing and returning the enclosed proxy card or voting instruction card, which requires no postage if mailed in the United States. Your prompt response will be helpful and your cooperation is appreciated. If you attend the Annual Meeting, you may withdraw your proxy and vote in person, if you so choose.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 1, 2012: The Proxy Statement, form of proxy, Annual Report on Form 10-K and related materials are available at www.edocumentview.com/CNX or contact the Investor Relations Department at the address and phone number above.

Sincerely,

Stephanie L. Gill Vice President, Deputy General Counsel and Corporate Secretary

March 26, 2012

PROXY SUMMARY - 2012

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of the Shareholders

Time and Date:	Tuesday, May 1, 2012 at 10:00 a.m. Eastern Time

Place:	Hyatt Regency Pittsburgh International Airport, Earhart AB Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231

Record Date:	March 16, 2012

Voting:	Shareholders of CONSOL Energy Inc. (“CONSOL” or the “Corporation”) as of the record date are entitled to vote. Each share of CONSOL common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

1.	Elect 10 directors;

2.	Adopt the Amended and Restated CONSOL Energy Inc. Equity Incentive Plan to, among other matters, increase the number of shares authorized for issuance thereunder;

3.	Ratify the anticipated selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	Hold an advisory vote to approve named executive officer (“named executive”) compensation.

CONSOL’s Board of Directors (the “Board”) recommends that you vote FOR the election of each of the director nominees and FOR Proposals 2, 3 and 4.

Annual Report

CONSOL’s Annual Report to Shareholders is being mailed together with this Proxy Statement on or about March 26, 2012 to shareholders of record, as of March 16, 2012, of CONSOL common stock.

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

		Director Since			Committee Memberships
Name	Age		Occupation	Independent	AC	CC	HSE	FC	NCG
J. Brett Harvey	61	1998	CONSOL Chairman and Chief Executive Officer
Philip W. Baxter	63	2009	President Stan Johnson Company; Lead Independent Director of CONSOL	X	X	X
James E. Altmeyer, Sr.	73	2003	Former President/Chief Executive Officer and Chairman of Altmeyer Funeral Homes, Inc.	X			C	X
William E. Davis	70	2004	Former Chairman and Chief Executive Officer of Niagara Mohawk Power Corporation	X			X		C
Raj K. Gupta	69	2004	Independent Management Consultant	X	C		X
Patricia A. Hammick	65	2001	Former Chairman of Dynegy, Inc.	X				X	X
David C. Hardesty, Jr.	66	2005	President Emeritus and Professor of Law at West Virginia University	X			X	X
John T. Mills	64	2006	Former Chief Financial Officer of Marathon Oil Corporation	X	X	X
William P. Powell	56	2004	Managing Partner of 535 Partners LLC	X		C			X
Joseph T. Williams	74	2004	Former Chairman and CEO of DevX Energy, Inc.	X		X		C

AC	Audit Committee
CC	Compensation Committee
HSE	Health, Safety and Environmental Committee
FC	Finance Committee
NCG	Nominating and Corporate Governance Committee
C	Chair

Amendment and Restatement of the Equity Incentive Plan

Since the Equity Incentive Plan was amended and restated in 2009, we have experienced significant growth in our corporate functions and competitive pressure in the energy industry to increase the pool of employee participants under the Equity Incentive Plan. As a result, we have used more shares under the Equity Incentive Plan than originally anticipated to compensate and retain these employees for their efforts in a manner that aligns their interests with the interests of our shareholders. We propose amending and restating our Equity Incentive Plan to increase the number of shares authorized for issuance under the Equity Incentive Plan from 23,800,000 to 31,800,000 and to adopt other housekeeping amendments to our Equity Incentive Plan.

Auditors

As a matter of good corporate governance, we are asking shareholders to ratify the anticipated selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Advisory Vote to Approve Named Executive Compensation

Last year at our 2011 Annual Meeting, our shareholders indicated that they would like for the Corporation to provide an annual advisory vote on our named executive compensation (the “say-on-pay” vote). In response, our Board has determined to provide an annual say-on-pay vote. The following summary of 2011 compensation decisions demonstrates the direct linkage between our named executive pay practices and our short- and long-term corporate financial and stock performance.

2011-12 Highlights

•

Record Safety Performance in 2011: Our Coal Division improved its reportable incident rate by approximately 18% from 2010 (approximately 2.9 times better than the industry average) and our Gas Division employees had no lost time accidents, having surpassed 5 million exposure hours.

•	Record Financial Performance in 2011:

¡	Cash flow from operations was $1.5 billion, an increase of 36% from 2010.
¡	Net income was $632 million, compared to $347 million in 2010.
¡	Sales revenue was $5.7 billion, an increase of 14% from 2010.

•

Three Significant Transactions in 2011: CONSOL completed three significant transactions in 2011 and expects to receive aggregate consideration of $4.1 billion. These transactions included two 50-50 joint ventures -- one with Noble Energy, Inc. and one with Hess Corporation -- and the sale of overriding royalty interests to Antero Resources Appalachian Corp. These transactions are expected to accelerate the value to CONSOL’s shareholders of CONSOL’s $3.5 billion acquisition of the Appalachian Energy and Production assets of Dominion Resources, Inc. (“Dominion”) in 2010 (the “Dominion Acquisition”).

•

Outperformed Peers on Several Performance Metrics: CONSOL consistently outperformed or was at the median of our executive compensation peer group (“Peer Group,” as defined on page 36) as to the key metrics of EPS Growth and Operating Cash Flow Growth in the last 1-, 3- and 5-year periods.

•

Outperformed Coal Peers on Stock Price: CONSOL’s stock price outperformed the stock price of each of our coal peers -- Alpha Natural Resources, Inc., Peabody Energy Corporation and Arch Coal, Inc. -- in 2011.

•	Dividend Increase in 2011: Based on confidence in CONSOL’s financial performance, the Board increased the dividend rate by 25% from $0.40 to $0.50 per share per year.

•

Risk Mitigation: The incentive compensation payable to our named executives is based on a variety of performance factors, including safety, production, costs, total shareholder return and return on capital, which is designed to incentivize activities that lead to sustained growth and mitigate inappropriate risk.

•

Shareholder Outreach: Following our 2011 say-on-pay vote, we actively engaged in discussions with our shareholders and considered shareholder sentiments about our core principles and objectives when determining the compensation of our named executives.

•	Decrease in Chief Executive Officer’s Compensation in 2011: The Chief Executive Officer’s 2011 reported compensation is approximately 15% less than his reported compensation in 2010.

•

More than 90% of Chief Executive Officer’s Compensation is At-Risk in 2011: All of the Chief Executive Officer’s annual incentive and long-term incentive compensation is performance-based and at-risk if performance goals are not attained, and our Chief Executive Officer did not receive any time-based restricted stock units in 2011.

•

Actual Realizable Pay Substantially Less than Reported Compensation: CONSOL pays for performance. If CONSOL’s stock price does not perform, a substantial portion of our executives’ at-risk pay does not get paid and in that event actual executive pay received is less than the compensation required to be reported by the proxy rules.

•

Chief Executive Officer’s 2012 Pay -- Decreased Salary, Increased At-Risk Pay and Only Performance Share Units Granted (no Restricted Stock Units or Options): For 2012, our Compensation Committee, together with the full Board, decreased our Chief Executive Officer’s base salary by $100,000 per year to $1 million and shifted more of his compensation to an at-risk opportunity. Approximately 92% of our Chief Executive Officer’s compensation is at-risk for 2012. Our Chief Executive Officer’s 2012 long-term incentive opportunity -- all in the form of performance share units -- will be earned as follows: (i) 75% on the achievement of goals, including relative total shareholder return, return on capital and safety; and (ii) 25% on our stock price appreciating in value, on an absolute basis, over a two-year period, and on CONSOL achieving goals, over a two-year period, related to promoting long-term growth, including through strategic transactions.

•	No Base Salary Increases for Any Other Named Executives in 2012: The Compensation Committee did not increase executive officers’ base salaries for 2012.

•

Implemented Stock Retention Guidelines: The Compensation Committee adopted stock retention guidelines that generally require our executive officers to retain 50% beneficial ownership of any equity award granted to them after March 2012 until the later of (i) the stock ownership guidelines being satisfied, and (ii) 24 months and a day from the exercise of stock options and the vesting of restricted stock units and/or performance share units.

Comparison of Results to Our Peers

The Corporation’s financial performance has been consistent and solid. Compared to its Peer Group, not only has CONSOL performed above the 50th percentile in numerous financial metrics over 1-, 3- and 5-year periods (with significant improvement over the last five years), it has been in the top tier in several of them (see below).

CONSOL’s Financial Performance Against Our Peer Group for 1, 3 and 5 Years Ending December 31, 2011*

* Chart based upon publicly available information. Additionally, CAGR means “Compounded Annual Growth Rates.”

Compensation-Related Governance Practices

In line with our “pay for performance” philosophy, the total compensation (salary, short-term incentive compensation and long-term incentive compensation) received by our named executives will vary based on individual and corporate performance measured against annual and long-term performance goals. We employ a number of best corporate governance practices in our executive compensation program that reflect our pay-for-performance compensation philosophy, including:

•	Stock ownership guidelines, which require each of our executives to own a significant level of stock until the executive retires or otherwise terminates service.

•	Over 90% of the Chief Executive Officer’s 2011 pay was at risk and 50% to 67% of the other named executives’ 2011 pay was at-risk, as demonstrated below.

At-Risk Compensation (2011)

•	A “no-hedging” policy in our insider trading policy that prohibits our directors, officers, and employees from engaging in hedging transactions involving shares of CONSOL common stock.

•	Elimination of all tax-gross ups for our named executives (except those provided for in change in control agreements that were entered into prior to April 2009).

•	A strong risk management program with specific responsibilities assigned to management, the Board and the Board’s committees.

•	Equity grant practices that preclude the timing of grants to take advantage of short-term stock price movements.

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, PA 15317

INFORMATION ABOUT THE ANNUAL MEETING

March 26, 2012

The enclosed proxy is being solicited by the Board of CONSOL to be voted at the Annual Meeting of Shareholders to be held on May 1, 2012, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart AB Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

The specific proposals to be considered, and voted upon, at the Annual Meeting are summarized in the Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

Voting

The persons named as proxies on the accompanying proxy card have informed CONSOL of their intention, if no contrary instructions are given, to vote the shares represented by such proxies as follows:

•	in favor of the election as directors of CONSOL of those persons nominated in this Proxy Statement to hold office in accordance with the Amended and Restated Bylaws of CONSOL;

•	in favor of the adoption of the Amended and Restated CONSOL Energy Inc. Equity Incentive Plan to, among other matters, increase the number of shares authorized for issuance thereunder;

•

in favor of the ratification of the anticipated selection of Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of CONSOL for the fiscal year ending December 31, 2012;

•	in favor, on an advisory basis, of the compensation paid to our named executives as reported in this Proxy Statement; and

•	in accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any other business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Shareholders.

Record Date and Vote Required for Approval

The record date with respect to this solicitation is March 16, 2012. All holders of record of CONSOL common stock as of the close of business on March 16, 2012 (the “Record Date”) are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of March 16, 2012, the Corporation had 227,541,126 shares of common stock outstanding. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights. The holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at a meeting of shareholders.

•

Director Elections: Election of directors at meetings of the shareholders at which directors are to be elected shall be by ballot and a majority of the votes cast at the Annual Meeting is required for the election of directors. Under our Bylaws, this means that the number of votes “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include direction to withhold authority.

•

Equity Incentive Plan: The vote to approve the amended and restated CONSOL Energy Inc. Equity Incentive Plan will be determined by the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the matter, provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal.

•

Independent Auditor and Executive Compensation: The advisory vote to approve the compensation paid to our named executives as reported in this Proxy Statement and the vote to ratify the anticipated selection of Ernst & Young LLP as the independent auditor of the Corporation for the fiscal year ending December 31, 2012 will each be determined by the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of directors (Proposal No. 1), the approval of the Amended and Restated Equity Incentive Plan (Proposal No. 2) and the advisory vote to approve the 2011 compensation paid to our named executives as reported in this Proxy Statement (Proposal No. 4), although they may vote their clients’ shares on “routine matters,” such as the ratification of the anticipated selection of Ernst & Young LLP, an independent registered public accounting firm, to serve as the independent auditor of the Corporation for the fiscal year ending December 31, 2012 (Proposal No. 3). In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter except, in the case of Proposal 1 (election of directors), where abstentions would not have an effect on the outcome. Proxies received but marked as abstentions and broker non-votes will be counted for quorum purposes.

The voting instruction form also serves as the voting instructions for the trustees who hold shares of record for participants in the CONSOL Energy Inc. Investment Plan for Salaried Employees. If voting instructions representing shares in this plan are not received, those shares will not be voted.

Director Resignation Policy

Our Amended and Restated Bylaws provide that if an incumbent director is not elected at any meeting for the election of directors and no successor has been elected at such meeting, the director must promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it (by a press release, a filing with the SEC or other broadly disseminated means of communication) within 90 days from the date of the certification of the election results.

Revocation of Proxy

If you are the owner of record as of the close of business on the record date, you can revoke your proxy at any time before its exercise by:

•

sending a written notice to CONSOL at CNX Center, 1000 CONSOL Energy Drive, Canonsburg, PA 15317, attention: Secretary, bearing a date later than the date of the proxy that is received prior to the Annual Meeting, and stating that you revoke your proxy;

•	submitting your voting instructions again by telephone or over the internet;

•	signing another valid proxy card bearing a later date and mailing it so that it is received by the Corporation prior to the Annual Meeting; or

•	attending the Annual Meeting and voting in person.

If you hold your shares through a bank, broker or other nominee, you must follow the instructions found on the voting instruction card, or contact your bank, broker or other nominee in order to revoke your previously delivered proxy.

If a proxy is properly executed and is not revoked by the shareholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions from the shareholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board. Attendance at the Annual Meeting without a request to revoke a proxy will not by itself effectively revoke a previously executed and delivered proxy.

Proxy Solicitation

All costs relating to the solicitation of proxies will be borne by CONSOL. Georgeson Inc. has been retained by CONSOL to aid in the solicitation of proxies at an estimated cost of $12,500 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. Upon request, CONSOL will pay brokers and other persons holding shares of common stock in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting

As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidential by CONSOL. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of the vote. The vote of any individual shareholder will not be disclosed except as may be necessary to meet legal requirements.

Attendance at the Meeting

Subject to space availability, all shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Because seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. Shareholders who attend may be asked to present valid picture identification, such as a driver’s license or passport, and may be issued a ticket for admission to the meeting. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the Record Date must be provided during check-in at the registration desk at the Annual Meeting. If you require directions to the Annual Meeting, please contact CONSOL’s Investor Relations Office at (724) 485-4000.

CONSOL will provide to any shareholder, without charge and upon the written request of the shareholder, a copy (without exhibits, unless otherwise requested) of CONSOL’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the United States Securities and Exchange Commission (the “SEC”). Any such request should be directed to CONSOL Energy Inc., Investor Relations Department, 1000 CONSOL Energy Drive, Canonsburg, PA 15317.

BOARD OF DIRECTO RS AND COMPENSATION INFORMATION

BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The business and affairs of CONSOL are managed under the direction of our Board. We do not have a policy regarding directors’ attendance at our annual meetings of shareholders; however, directors are encouraged to attend. Ten of the current members of our Board attended the 2011 annual meeting of shareholders.

Board Leadership S tructure

Following the Dominion Acquisition and at the time the Corporation acquired all of the outstanding shares of CNX Gas Corporation’s (“CNX Gas”) common stock, the Board reviewed its leadership structure and determined that it was in the best interests of the Corporation to combine the role of Chief Executive Officer and Chairman into one person as described below. Accordingly, on June 29, 2010, Mr. Harvey assumed the position of Chairman in addition to his role as the Corporation’s Chief Executive Officer. In connection with this change, Mr. Baxter was elected Lead Independent Director by the Board.

We believe that by combining the roles of Chief Executive Officer and Chairman in one individual, we are able to centralize Board leadership and provide more effective communication to the other members of the Board regarding corporate developments. We also believe that Mr. Harvey’s role as Chairman of the Board and Chief Executive Officer will promote decisive leadership, ensure clear accountability and enhance the Corporation’s ability to communicate its message and strategy clearly and consistently to the Corporation’s shareholders, employees, customers and suppliers. Mr. Harvey has been Chief Executive Officer and a director of CONSOL since January 1998. He also served as President of the Corporation from January 1998 until his resignation from that position on February 23, 2011. With more than 30 years of natural resources industry experience, Mr. Harvey is especially qualified to understand the risks and leadership challenges facing a diversified energy company like CONSOL. Mr. Harvey also brings substantial corporate governance expertise to the CONSOL Board, which he has acquired through his years of service on multiple public company boards.

In connection with the Board’s decision to combine the role of Chairman of the Board and Chief Executive Officer into one person, the Board determined that it was appropriate and necessary to appoint a Lead Independent Director, who must be an independent director that has served for at least one year with the Corporation. The Lead Independent Director has the following duties:

•	To act as a liaison between the Chairman and the independent directors;

•	To preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•

To review with the Chairman the schedule of meetings, meeting agendas and types of information to be provided for each Board meeting and review with the Chairman whether there are risks on which the Board should focus at such meetings;

•	Authority to direct the Chief Executive Officer or Secretary to call a special meeting of the independent directors; and

•	To perform such other duties as may from time to time be delegated to the Lead Independent Director by the Board.

With Mr. Baxter’s service as a member of the CONSOL Board and chairman of the board of directors of CNX Gas, for the past twelve years collectively, he was ideally suited for the position of Lead Independent Director.

Our Board is composed of a majority of independent directors. In addition, as indicated below, each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, described below in “Committees of the Board of Directors,” is composed entirely of independent directors, including the chairperson to each respective committee. We believe that the number of independent directors that make up our Board, along with the independent oversight of the Board by our Lead Independent Director, benefits the Corporation, as well as our shareholders.

Board’s Role in Risk Management

Our management team is responsible for the management and assessment of risk at the Corporation and communicating those risks to our Board. Through regular presentations to the Board and the appropriate committees (as determined by the subject matter of the particular risk), management identifies and discusses risks regarding the Corporation and its business. In 2011, our management team performed a comprehensive risk analysis that included a review of the material risks that could affect the Corporation and communicated the results of the analysis to the full Board.

Under our Corporate Governance Guidelines, the Board is charged with assessing major risks facing the Corporation and reviewing options for their mitigation with the assistance of the various committees. Even when a risk has been delegated to a particular committee, the Board as a whole continues to monitor such risk through its receipt and review of reports provided by the respective committee chairpersons at each regularly-scheduled Board meeting.

The Audit Committee assists the Board in its general oversight of, among other things, the Corporation’s policies, guidelines and related practices regarding risk assessment and risk management, including the risk of fraud. As part of this endeavor, the Audit Committee reviews and assesses the Corporation’s major financial, legal, regulatory, environmental and similar risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee also reviews and assesses the quality and integrity of the Corporation’s public reporting, the Corporation’s compliance with legal and regulatory requirements, the performance and independence of the Corporation’s independent auditors, the performance of the Corporation’s internal audit department, the effectiveness of the Corporation’s disclosure controls and procedures, and the adequacy and effectiveness of the Corporation’s risk management policies and related practices.

Our Finance Committee is charged with monitoring and evaluating risks affecting the Corporation. Consistent with its charter, our Finance Committee reviews the Corporation’s financial plans, strategic plans, debt and investments, as well as the Corporation’s compliance with debt covenants.

Our Health, Safety and Environmental Committee addresses various risks associated with health, safety and the environment. This Committee reviews (i) any material compliance issues with health, safety and environmental laws, (ii) any material pending or threatened administrative, regulatory or judicial proceedings regarding health, safety or environmental matters, and (iii) management’s response to the foregoing legal matters.

Our Nominating and Corporate Governance Committee addresses risks associated with our management structure by reviewing, among other matters, the qualifications and backgrounds of our directors on an annual basis to ensure that our Board is composed of individuals who are capable of providing appropriate oversight and insight to our executive management team in light of the Corporation’s business.

Finally, our Compensation Committee reviews and comments on our succession planning and assesses whether our compensation policies and practices incentivize excessive risk-taking. See “Compensation Policies and Practices As They Relate To CONSOL’s Risk Management” on page 55 for a discussion of the Compensation Committee’s findings and conclusions with respect to the Corporation’s compensation policies and practices.

Committees of the Bo ard of Directors

Our Board has five standing committees: Audit, Compensation, Nominating and Corporate Governance, Finance and Health, Safety and Environmental. Actions taken by our committees are reported to the full Board. In February 2012, the Board determined that all members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are independent under the current listing standards of the New York Stock Exchange (“NYSE”) and other applicable regulatory requirements. See “Determination of Director Independence” on page 25 for additional information regarding the Board’s independence determinations with respect to its members.

Audit Committee

Our Audit Committee, which currently consists of three directors, provides assistance to our Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal control and compliance functions of the Corporation and its subsidiaries. Our Audit Committee employs an independent registered public accounting firm to audit the financial statements of CONSOL and its subsidiaries and perform other assigned duties. Further, our Audit Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of CONSOL’s internal controls. In discharging its responsibilities, our Audit Committee may rely on the reports, findings and representations of the Corporation’s auditors, legal counsel, and responsible officers. Our Board has determined that all members of the Audit Committee are financially literate within the meaning of SEC rules and under the current listing standards of the NYSE. Our Board has also determined that Messrs. Gupta, Mills and Baxter each qualify as an “audit committee financial expert.” A copy of the audit committee’s report for the 2011 fiscal year is set forth in this Proxy Statement.

Compensation Committee

Our Compensation Committee, which currently consists of four directors, establishes executive compensation policies consistent with the Corporation’s objectives and shareholder interests. Our Compensation Committee also reviews the performance of our executive officers and establishes, adjusts and awards compensation, including incentive-based compensation, as more fully discussed below. In addition, our Compensation Committee generally is responsible for:

•	establishing and periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for our directors, executive officers and other employees;

•

overseeing our compensation plans, including the establishment of performance goals under the Corporation’s incentive compensation arrangements and the review of performance against those goals in determining incentive award payouts;

•	reviewing and monitoring our management development and succession plans and activities;

•	overseeing our executive employment contracts, special retirement benefits, severance, change in control arrangements and/or similar plans;

•	reviewing and recommending to our Board the compensation of our non-employee directors for their service as directors on our Board; and

•	overseeing the outside consultant engaged by the Compensation Committee.

Our Compensation Committee’s charter generally permits it to delegate its authority, duties and responsibilities or functions to one or more members of the Compensation Committee or to the Corporation’s officers, except where otherwise prohibited by law or applicable listing standards. The terms of our Equity Incentive Plan (the “Plan”) also permit our Compensation Committee to delegate its power and authority under the Plan to our officers. In February 2011, the Compensation Committee authorized our Chief Executive Officer to grant up to 890,000 shares of our common stock (as part of stock option or restricted stock unit awards) to our non-executive employees in compliance with the terms and conditions of such delegation, the Plan and applicable laws and regulations.

Our Compensation Committee periodically reviews the compensation paid to our non-employee directors and the principles upon which their compensation is determined. The Compensation Committee also periodically reports to the Board on how our non-employee director compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.

Outside consulting firms retained by our Compensation Committee and management also provide assistance to the Compensation Committee in making its compensation-related decisions. In 2011, our Compensation Committee directly engaged Deloitte Consulting LLP (“Deloitte”) to assist the committee with its evaluation of our compensation programs for executive officers and directors. The scope of Deloitte’s work for the Compensation Committee in 2011 included, among other matters:

•	the development of a relevant peer group of companies;

•	the benchmarking of components of our compensation programs with those of our peer group;

•	assisting our Compensation Committee with the development of performance goals underlying the Long-Term Incentive Program (“LTIP”) under the Plan;

•	assessing the stock ownership guidelines applicable to our directors and executive officers;

•	assessing the overall competitiveness of our compensation program;

•

assessing the compensation paid to our non-employee directors relative to the compensation paid to the directors of other companies included in our peer group and making recommendations to the Compensation Committee based on the market analysis; and

•	assisting in the calculation of the estimated potential Internal Revenue Code (the “Code”) Section 280G tax gross-up for named executives.

For additional information regarding the Compensation Committee’s processes and procedures for reviewing and determining executive officer compensation, see “Compensation Discussion and Analysis” on page 28.

Deloitte provided advice and/or recommendations to the Compensation Committee regarding amounts and forms of executive and director compensation in 2011. In connection with these services, the Corporation incurred $201,135 in aggregate fees in 2011. Deloitte Tax LLP, an affiliate of Deloitte, also provided, at management’s request, tax services to the Corporation which in 2011 totaled $792,084 in aggregate fees. The tax services were reviewed and approved by the Audit Committee and the Compensation Committee was made aware of the Corporation’s retention of Deloitte Tax LLP.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, which currently consists of three directors, monitors our corporate governance system, assesses Board membership needs, makes recommendations to the Board regarding potential director candidates for election at the annual meetings of shareholders or in the event of any director vacancy, and performs any other functions or duties deemed appropriate by the Board. Messrs. Harvey, Baxter, Altmeyer, Davis, Gupta, Hardesty, Mills, Powell and Williams and Ms. Hammick were each recommended by our Nominating and Corporate Governance Committee to our Board for nomination for election at the Annual Meeting.

In making director recommendations, the Nominating and Corporate Governance Committee will consider for nomination candidates whose names are submitted by shareholders. Shareholders should submit the names of candidates to the Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317. See “Additional Matters” on page 101 for more information on submitting director nominations. In assessing the Board’s membership needs, the Nominating and Corporate Governance Committee generally seeks to maintain a Board that is comprised of individuals who are competent in the following areas:

•	general industry knowledge;

•	accounting and finance;

•	ability to make sound business decisions;

•	management;

•	leadership;

•	knowledge of international markets;

•	business strategy;

•	crisis management;

•	corporate governance; and

•	risk management.

Directors must have experience in positions with a high degree of responsibility and leadership experience in the companies or institutions with which they are or have been affiliated. Directors are selected based upon contributions that they can make to CONSOL. The Nominating and Corporate Governance Committee’s process for identifying and evaluating director nominees is as follows:

•	determine what types of backgrounds, skills, and attributes of Board members are needed to help strengthen and balance the Board, taking into account the competencies described above;

•	at appropriate times, actively seek individuals qualified to become new members of the Board; and

•	evaluate and recommend to our Board the slate of nominees for directors to be elected by the shareholders at CONSOL’s next annual meeting of shareholders.

CONSOL does not maintain a separate policy regarding the diversity of its Board members. However, consistent with its charter, the Nominating and Corporate Governance Committee, and ultimately the Board, seeks directors (including nominees for director) with diverse personal and professional backgrounds, experience and perspectives that, when combined, provide a diverse portfolio of experience and knowledge that will well serve the Corporation’s governance and strategic needs.

Finance Committee

Our Finance Committee, which currently consists of five directors, monitors and provides advice and counsel to our Board and management regarding our asset mix, potential mergers and acquisitions, capital structure and policies, financial position and policies, financing activities, compliance with debt covenants, dividend policies and material investments and contracts. No member of the Finance Committee may be an officer or employee of CONSOL or any of our subsidiaries.

Health, Safety and Environmental Committee

Our Health, Safety and Environmental Committee, which currently consists of five directors, provides oversight of the Corporation’s policies and management systems with respect to health, safety and environmental matters. Our Health, Safety and Environmental Committee is generally responsible for:

•

overseeing management’s monitoring and enforcement of the Corporation’s policies to protect the health and safety of employees, contractors, customers, the public and the environment and review with management the quality of the Corporation’s procedures for identifying, assessing, monitoring and managing the principal risks in our business associated with health, safety and the protection of the environment and report the Committee’s findings to the Board, as deemed necessary or appropriate;

•	reviewing the Corporation’s strategy, including objectives and policies, relative to the protection of the safety and health of employees, contractors, customers and the public, and the environment;

•

reviewing (i) any material compliance issues with health, safety and environmental laws, (ii) any material pending or threatened administrative, regulatory or judicial proceedings regarding health, safety or environmental matters, and (iii) management’s response to the foregoing matters; and

•

reviewing any significant health, safety and environmental public policy and legislative, political and social issues and trends that may materially affect the business operations, financial performance or public image of the Corporation or the industry, and management’s response to such matters.

Corporate Governance Web Page and Available Documents

We maintain a corporate governance page on our website at www.consolenergy.com. The following documents are currently included on the corporate governance page of our website:

•	CONSOL Corporate Governance Guidelines;

•	CONSOL Code of Director Business Conduct and Ethics;

•	CONSOL Code of Employee Business Conduct and Ethics, which covers all employees of CONSOL, including executive employees;

•	Charters of the Audit, Nominating and Corporate Governance, Compensation, Finance and Health, Safety and Environmental Committees; and

•	Corporate Responsibility Report.

We will also provide a printed copy of any of these documents free of charge if you contact the Investor Relations department in writing at CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317 and make your request.

Membership and Meetings of the Board of Directors and its Committees

All of the incumbent directors attended no fewer than 94% of the aggregate of:

•	the total number of meetings held by our Board (during the period for which he or she was a director during 2011); and

•	the total number of meetings held by all committees of our Board on which he or she served (during the period that he or she served on such committees).

Current committee membership and the number of meetings of the full Board and its committees are shown in the following table:

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee	Health, Safety and Environmental Committee
J. Brett Harvey	Chair	-	-	-	-	-
John Whitmire	Vice Chair	-	-	-	Member	Member
Philip W. Baxter	Lead Indep. Director	Member	Member	-	-	-
James E. Altmeyer, Sr.	Member	-	-	-	Member	Chair
William E. Davis	Member	-	-	Chair	-	Member
Raj K. Gupta	Member	Chair	-	-	-	Member
Patricia A. Hammick	Member	-	-	Member	Member	-
David C. Hardesty, Jr.	Member	-	-	-	Member	Member
John T. Mills	Member	Member	Member	-	-	-
William P. Powell	Member	-	Chair	Member	-	-
Joseph T. Williams	Member	-	Member	-	Chair	-
No. of 2011 Meetings	8(1)	11	5	4	7	4

(1)	Of the 8 Board meetings, 5 were “Regularly Scheduled” and 3 were “Special Meetings.”

During 2011, the non-management directors held 5 executive sessions of the Board. The presiding director for the executive sessions was Mr. Baxter, our Lead Independent Director.

Communication with the Board of Directors

Shareholders and other interested persons who wish to communicate with the Board may do so by writing to the Board and should address their communications to the attention of the Secretary at CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317 or by sending an e-mail to directors@consolenergy.com. The Secretary will relay all such communication to the Board in its entirety or to individual directors (as appropriate) at the next regularly scheduled Board meeting (or earlier as necessary) except for spam, junk mail, mass mailings, solicitations, resumes, job inquiries or other matters unrelated to the Corporation. Communications that are intended specifically for the Chairman, the independent directors or the non-management directors should be sent to the street address or e-mail address noted above, to the attention of the Chairman, independent directors and non-management directors, as intended. Information concerning communications with the Board is also included on CONSOL’s website at www.consolenergy.com.

DIRECTOR COMPENSATION TABLE - 2011

The following table sets forth the compensation of the directors for the 2011 fiscal year:

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)		Option Awards(3)	All Other Compensation	Total
James E. Altmeyer, Sr.	$105,000	$130,000		-	-	$235,000
Philip W. Baxter	$127,500	$130,000		-	-	$257,500
William E. Davis	$105,000	$130,000	(4)	-	-	$235,000
Raj K. Gupta	$112,500	$130,000		-	-	$242,500
Patricia A. Hammick	$95,000	$130,000	(4)	-	-	$225,000
David C. Hardesty, Jr.	$95,000	$130,000	(4)	-	-	$225,000
John T. Mills	$102,500	$130,000	(4)	-	-	$232,500
William P. Powell	$105,000	$130,000	(4)	-	-	$235,000
John Whitmire	$95,000	$130,000	(4)	-	$769,679(5)	$994,679
Joseph T. Williams	$105,000	$130,000		-	-	$235,000

(1)	Mr. Harvey is a member of the Board of Directors of CONSOL. As Chairman and Chief Executive Officer, Mr. Harvey’s compensation is reported in the Summary Compensation Table and other sections of this Proxy Statement. He does not receive any additional compensation in connection with his service on our Board.

(2)	The values set forth in this column are based on the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”) (disregarding any estimate of forfeitures related to service-based vesting conditions). The grant date fair value is computed based upon the closing price of CONSOL’s stock on the date of grant. The values reflect the awards’ fair market value at the date of grant, and do not correspond to the actual value that will be recognized by the directors.

As of December 31, 2011, the number of restricted stock units held by our non-employee directors was: (i) 2,568 for Messrs. Altmeyer, Gupta, Williams, Baxter, Davis, Hardesty, Mills, Powell, Whitmire and Ms. Hammick. In addition, as of December 31, 2011: (i) Ms. Hammick and Messrs. Hardesty and Powell each had 9,924 deferred restricted stock units outstanding; (ii) Mr. Williams had 3,322 deferred restricted stock units outstanding; (iii) Mr. Gupta had 2,237 deferred restricted stock units outstanding; (iv) Mr. Mills had 6,843 deferred restricted stock units outstanding; (v) Mr. Davis had 5,604 deferred restricted stock units outstanding; (vi) Mr. Whitmire had 18,038 deferred restricted stock units outstanding; and (vii) Messrs. Whitmire and Gupta had 10,913 and 2,387 deferred stock units outstanding, respectively.

(3)	No options were granted to directors in 2011. As of December 31, 2011, the number of options held by our non-employee directors was: (i) 12,962 for Mr. Davis and Ms. Hammick; (ii) 10,466 for Mr. Whitmire; (iii) 15,962 for Mr. Powell; (iv) 2,692 for Mr. Hardesty; (v) 2,962 for Mr. Williams; (vi) 8,592 for Mr. Mills; (vii) 3,643 for Mr. Altmeyer; and (viii) 5,462 for Mr. Gupta.

(4)	Each of the directors elected to defer until termination of service, 100% (or 2,568 restricted stock units) of his or her restricted stock unit award granted on May 4, 2011. Upon termination of service, all of the shares underlying the restricted stock unit awards will be delivered in a one-time distribution.

(5)	Mr. Whitmire was provided clerical support by CONSOL, which for 2011 totaled $40,000, and received a one-way flight for personal purposes on the Corporation’s aircraft. He was also paid $725,000 in consulting fees as described in “Understanding Our Director Compensation Table - CONSOL Consulting Agreement with Mr. Whitmire” on page 16 of this Proxy Statement.

UNDERSTANDING OUR DIRECTOR COMPENSATION TABLE

We generally use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. Each of our non-employee directors is entitled to receive annual fees for their service, any portion of which may be deferred at such director’s election. In lieu of all or any portion of the annual retainer otherwise payable to our non-employee directors, our Board may grant deferred stock units, which carry dividend equivalent rights. The nature of each of these fees and awards are described in greater detail below.

CONSOL Non-Employee Director Annual Fees and Awards

Our non-employee director compensation program is set forth in the following table:

Element of Annual Compensation	Dollar Value of Board Compensation
Board Retainer	$95,000
Committee Chair Retainer (excluding Audit Committee Chair Retainer)	$10,000
Audit Committee Chair Retainer	$17,500
Audit Committee Member Retainer (excluding Audit Committee Chair Retainer)	$7,500
Lead Independent Director Retainer	$25,000
Equity Award (restricted stock units)	$130,000

The compensation structure adopted by our Board was the result of a competitive assessment of board compensation provided to the Compensation Committee in September 2010 by Deloitte, its outside compensation consultant, paid by (i) companies included in the Corporation’s “Peer Group” (defined below), (ii) companies in the S&P 500, excluding financial service companies, and (iii) a select group of approximately 100 similar-sized companies in the S&P 500. The Compensation Committee also conducted a review of current board compensation trends and developments affecting the compensation paid to non-employee directors generally. We also reimburse directors for customary travel and related expenses for their attendance at Board or committee meetings.

CONSOL Non-Employee Director Stock Options

Prior to October 2006, our non-employee directors received nonqualified stock options to acquire shares of the Corporation’s common stock. These options are fully vested. Subject to the provisions of the particular nonqualified stock option agreement and the Plan, the holders of these options may exercise all or any part of their options at any time prior to the tenth anniversary of the grant date, which is the expiration date. If the director is terminated for cause, all options will be forfeited as of the termination date.

CONSOL Non-Employee Director Restricted Stock Units

Each restricted stock unit received as part of an award represents the right to receive one share of common stock following the vesting date of that unit. Non-employee director restricted stock unit awards vest in full one year from the grant date. A director is not entitled to shareholder rights, including voting rights and actual dividends with respect to the shares underlying a restricted stock unit award, until the director becomes the record holder of the shares following their actual issuance. Should a regular cash dividend be declared on our common stock at a time before shares subject to a restricted stock unit award are issued, then the number of shares subject to the award will be automatically increased by a certain number of shares determined in accordance with a pre-established formula. The additional shares resulting from this calculation will be subject to the same terms and conditions as the unissued shares of common stock to which they relate under the award.

The non-employee director restricted stock unit awards provide that in the event of death or disability or upon the completion of a “change in control” (as defined in our Plan), all shares subject to such award will vest automatically and be delivered to the director immediately, or as soon as administratively practical thereafter (but in no event later than the 15th day of the third month following that date). If the director is terminated for “cause” (as defined in our Plan) or ceases to provide services for any reason other than death, disability or in connection with a change in control, the director’s award will be cancelled with respect to any unvested shares, and the number of restricted stock units will be reduced accordingly. The director will then cease to have any rights or entitlements to receive any shares of common stock under those cancelled units.

As a condition to a director’s right and entitlement to receive shares subject to a restricted stock unit award, the director must agree to abide by the terms and conditions of the proprietary information covenant included in the award agreement and must return Corporation materials. See “Equity Incentive Plan Definitions” on page 85 for definitions under our Plan.

CONSOL Consulting Agreement with Mr. Whitmire

In connection with the Dominion Acquisition, we entered into a consulting agreement (the “Consulting Agreement”) with Mr. Whitmire, effective July 1, 2010, pursuant to which Mr. Whitmire was engaged as an independent contractor to provide certain high-level strategic advice to our Chairman and Chief Executive Officer and such other executive officers as the Corporation may reasonably request, in order to assist the Corporation with the integration and development of the Dominion assets.

With Mr. Whitmire’s more than 45 years of experience in engineering, operations and the management of exploration and production companies worldwide, he is uniquely positioned to assist us in accelerating the growth of this Corporation into a leading diversified energy company with a strong position in natural gas and coal, thereby delivering sustainable long-term growth and increased value to shareholders.

Pursuant to the terms of the Consulting Agreement, Mr. Whitmire receives $725,000 per year, payable in equal monthly installments in arrears. Mr. Whitmire is also provided clerical support by the Corporation at an annual cost not to exceed $50,000 and is reimbursed for any out-of-pocket business expenses incurred in connection with the performance of his duties for the Corporation. The financial terms of this arrangement were reviewed with two separate advisors to the Corporation prior to us entering into the agreement.

Mr. Whitmire’s Consulting Agreement was extended for an additional one-year period on July 1, 2011 and on each anniversary thereafter, the term of the Consulting Agreement will automatically extend for an additional one-year period, subject to the terms and conditions of the Consulting Agreement and unless terminated earlier in accordance with the terms of the agreement.

In the event the Consulting Agreement is terminated by the Corporation other than for “cause” (as defined in the Consulting Agreement), Mr. Whitmire will be entitled to receive (i) the pro rata portion of his annual payment earned for services performed through the date of termination plus (assuming Mr. Whitmire executes a release in the form prescribed by the Consulting Agreement) the balance of the annual payment, if any, that would have otherwise been paid to Mr. Whitmire during the term in which the termination occurred, if the Consulting Agreement had not been terminated and (ii) any out-of-pocket business expenses incurred by Mr. Whitmire through the date of termination. For purposes of the Consulting Agreement, “cause” means a material breach of the Consulting Agreement by Mr. Whitmire, provided that to the extent curable such breach continues unabated for 20 days after receipt by Mr. Whitmire of written notice from the Corporation containing a reasonable description of the alleged continuing material breach by him.

The Consulting Agreement also includes non-compete and non-disparagement provisions, which apply during the term of the agreement and for two years thereafter.

CONSOL Non-Employee Directors Deferred Compensation Plan (adopted 1999)

The CONSOL Directors Deferred Compensation Plan was adopted on October 25, 1999. The CONSOL Directors Deferred Compensation Plan permits members of our Board to defer all or a portion of any Board fees, such as the annual retainer, meeting fees or other amounts earned for services performed as a member of our Board and allows each participant’s earnings under the plan to be based on the performance of specified hypothetical investments that participants may periodically designate. These hypothetical investment options may include hypothetical investments in CONSOL’s common stock. The CONSOL Directors Deferred Compensation Plan is an unfunded and unsecured liability of CONSOL and benefits will be paid from our general assets. Accordingly, participants are general unsecured creditors of the Corporation with respect to the benefits. Mr. Whitmire was the only participant in the CONSOL Directors Deferred Compensation Plan in 2011.

CONSOL Non-Employee Directors Deferred Fee Plan (adopted 2004)

The CONSOL Directors Deferred Fee Plan was adopted on July 20, 2004 to allow non-employee directors of the Corporation to defer payment of all or a portion of their annual cash Board retainer and director meeting fees. Participation in the plan is at the election of the particular director. Upon the Corporation’s receipt of a deferral agreement from a director, an account is established by the Corporation on behalf of such person and is credited with all fees determined by the participating director. Prior to February 21, 2006, the account of each participant in the Directors Deferred Fee Plan was credited, on a quarterly basis, with interest based on the interest rate in effect on the last day of the applicable quarter. On February 21, 2006, our Board approved an amendment to the CONSOL Directors Deferred Fee Plan, which provides that a participant’s account will be adjusted by an amount equal to the amount that would have been earned (or lost) if amounts deferred under the plan had instead been invested in hypothetical investments designated by the participant based on a list of hypothetical investments provided by the plan administrator from time to time or, in the event that a participant fails to designate such hypothetical investments, the participant’s account shall earn interest as provided in the plan. Earnings are credited to the participant’s account on a quarterly basis. The amount payable to a director participant will be paid in cash as soon as administratively practicable after the earlier of: (i) the director’s termination of service as a director or (ii) the date elected by such director, which date must be at least two years after the end of the plan year for which fees are deferred. The CONSOL Directors Deferred Fee Plan is an unfunded and unsecured liability of the Corporation and benefits will be paid from our general assets. Accordingly, participants are general unsecured creditors of the Corporation with respect to the benefits. At this time, Messrs. Gupta and Williams are the only participants in the Directors Deferred Fee Plan.

CONSOL Non-Employee Director Deferred Stock Units

Under the terms of our Plan, non-employee directors may elect to receive deferred stock units in lieu of all or any portion of their retainer fees otherwise payable to such director in cash, or to defer receipt of shares to be paid in the form of deferred stock units. The deferred stock units have dividend equivalent rights. Deferred stock units that have vested are paid following the earlier of: (i) the director’s separation from service or (ii) the date elected by the director on his or her payment date election form previously filed with the Corporation. Upon a change in control, unvested deferred stock units will accelerate and vest.

A director is not entitled to shareholder rights, including voting rights and actual dividends, with respect to the shares subject to an award until the director becomes the record holder of the shares following their actual issuance. Should a regular cash dividend be declared on the Corporation’s common stock at a time when the director holds deferred stock units, he or she will be entitled to dividend equivalent payments equal to the cash dividends declared on the shares. Dividend equivalents are converted into additional deferred stock units based on a pre-established formula. The additional deferred stock units resulting from this calculation will be subject to the same terms and conditions as the deferred stock units subject to the award.

If the director ceases to be a director on account of death, disability or retirement at normal retirement age for directors, all unvested deferred stock units granted to a director will automatically vest and become non-forfeitable. If the director is terminated for “cause” or ceases to provide services for any reason other than death, disability or retirement at a normal age, all unvested deferred stock units and any rights to the underlying shares will be immediately forfeited for no consideration. In addition, in the event of a termination for “cause” (as defined in our Plan) or a breach of the proprietary information covenant contained in the deferred stock unit agreement, the director will also forfeit all of his or her right, title and interest in and to any shares that have vested under his or her award. See “Equity Incentive Plan Definitions” on page 85 for definitions of cause and disability under our Plan. Deferred stock units are structured to comply with Section 409A of the Code.

CONSOL Stock Ownership Guidelines for Directors

Our Board has adopted stock ownership guidelines for our directors to further align their interests with those of our shareholders and to ensure that they maintain an appropriate financial stake in CONSOL. The stock ownership guidelines provide, among other things, that our directors hold CONSOL common stock (not including shares issuable upon the exercise of options) with a value equal to three times the annual Board cash retainer on or before the fifth anniversary of becoming a Board member. As of March 1, 2012, each Board member was in compliance with our stock ownership guidelines.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of the Corporation’s common stock by:

•	beneficial owners of more than five percent of CONSOL’s common stock as of December 31, 2011, based upon information filed with the SEC; and

•

each director and each nominee for director, each executive officer named in the Summary Compensation Table set forth below and all directors and executive officers of the Corporation as a group, based on information known to the Corporation as of March 1, 2012.

Amounts shown below include options that are currently exercisable or that may become exercisable within 60 days of March 1, 2012 (or by April 30, 2012) and the shares underlying deferred stock units and restricted stock units that may be acquired before April 30, 2012. Unless otherwise indicated, the named person has the sole voting and dispositive powers with respect to the shares of CONSOL common stock set forth opposite such person’s name.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	26,862,947	11.81%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD 21202	24,461,056	10.75%
Wellington Management Company, LLP(4) 280 Congress Street Boston, MA 02210	22,806,170	10.02%
Capital World Investors(5) 333 South Hope Street Los Angeles, CA 90071	13,415,213	5.90%
The Vanguard Group, Inc.(6) 100 Vanguard Boulevard Malvern, PA 19355	12,309,920	5.41%
J. Brett Harvey(7)(8)	1,899,655	*
Nicholas J. DeIuliis(7)	382,547	*
William J. Lyons(7)	381,902	*
P. Jerome Richey(7)	112,377	*
Robert F. Pusateri(7)	84,624	*
John Whitmire(7)(9)	48,789	*
William E. Davis(7)	34,862	*
Raj K. Gupta(7)(9)	33,994	*
John T. Mills(7)	30,466	*
William P. Powell(7)	29,917	*
James E. Altmeyer, Sr.(7)(10)	29,880	*
Patricia A. Hammick(7)	28,003	*
Joseph T. Williams(7)	24,672	*
Philip W. Baxter	16,751	*
David C. Hardesty, Jr.(7)	14,723	*
All directors and executive officers as a group (16)(7)	3,248,236	1.4%

*	Indicates less than one percent (1%) ownership.

(1)	As of March 1, 2012, there were 227,540,165 shares of CONSOL common stock outstanding.

(2)	Based on a Schedule 13G/A filed by BlackRock, Inc. on January 10, 2012, BlackRock, Inc., as a parent holding company for a number of investment management subsidiaries, is deemed to be the beneficial owner of, and have sole voting and dispositive power with respect to, all 26,862,947 shares. The following subsidiaries of BlackRock, Inc. are investment advisors which hold shares of our common stock: BlackRock Japan Co. Ltd, BlackRock Advisors, LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (Korea) Ltd, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Ltd, BlackRock Asset Management Ireland Limited, BlackRock International Limited and BlackRock Investment Management UK Limited.

(3)	Based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, on March 9, 2012. T. Rowe Price Associates, Inc. is deemed to be the beneficial owner of and have sole dispositive power with respect to 24,446,656 shares and sole voting power with respect to 6,745,875 shares. T. Rowe Price Associates, Inc. has advised the Corporation that (i) these securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities and (ii) for the purposes of the reporting requirements of the Exchange Act (defined below), T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc., expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	Based on a Schedule 13G/A filed by Wellington Management Company, LLP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, on March 12, 2012. Wellington Management Company, LLP is deemed to be the beneficial owner of and have shared dispositive power with respect to 22,757,245 shares and shared voting power with respect to 10,531,607 shares.

(5)	Based on a Schedule 13G/A filed by Capital World Investors, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, with the SEC on February 10, 2012. Capital World Investors is deemed to be the beneficial owner of and has sole dispositive power and sole voting power with respect to 13,415,213 shares.

(6)	Based on a Schedule 13G filed by The Vanguard Group, Inc., an investment company registered under Section 203 of the Investment Advisers Act of 1940, on February 8, 2012. The Vanguard Group, Inc. is deemed to be the beneficial owner of and has sole voting power with respect to 316,746 shares, sole dispositive power with respect to 11,993,174 shares and shared dispositive power with respect to 316,746 shares.

(7)	Includes shares issuable pursuant to options that are currently exercisable (or may become exercisable on or before April 30, 2012) as follows: Mr. Harvey, 1,382,714; Mr. Lyons, 277,520; Mr. DeIuliis, 159,210; Mr. Richey, 79,055; Mr. Pusateri, 63,754; Mr. Whitmire, 10,466; Ms. Hammick, 12,962; Mr. Williams, 2,962; Mr. Altmeyer, 3,643; Mr. Davis, 12,962; Mr. Powell, 15,962; Mr. Gupta, 5,462; Mr. Mills, 8,592; Mr. Hardesty, 2,692; and for all directors and executive officers as a group, 2,106,315.

(8)	Includes 123,457 shares of common stock held in Grantor Retained Annuity Trusts. Also includes 2,000 shares of common stock held in Mr. Harvey’s wife’s Amended and Restated Revocable Trust, dated December 17, 2007, for which Mr. and Mrs. Harvey serve as trustees, and 28,443 shares of common stock held in trusts for his children, for which the co-trustees include Mrs. Harvey and the children of Mr. and Mrs. Harvey for their respective trusts.

(9)	Includes 10,948 and 2,394 deferred stock units held by Messrs. Whitmire and Gupta, respectively.

(10)	Includes 1,600 shares of common stock held in a trust established for the benefit of Mr. Altmeyer’s spouse. Mr. Altmeyer disclaims beneficial ownership of such shares, and the inclusion of such shares shall not be an admission that the reporting person is the beneficial owner for purposes of Section 16 under the Securities Exchange Act of 1934 (the “Exchange Act”). Also includes 21,683 shares of common stock held in a trust established for the benefit of Mr. Altmeyer.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for the directors and executive officers may be subject to this type of security interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and persons who beneficially own more than ten percent of a class of the Corporation’s registered equity securities to file with the SEC and deliver to the Corporation initial reports of ownership and reports of changes in ownership of such registered equity securities. To our knowledge, based solely upon a review of Section 16 filings with the SEC, written representations that no other reports were required, and on CONSOL’s records, we believe that during 2011, the Corporation’s executive officers, directors and more than ten percent shareholders complied with all applicable Section 16(a) filing requirements.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The ten nominees for election as directors for 2012 are identified below. The Board has determined, in accordance with the Amended and Restated Bylaws, that the number of directors will be reduced to ten on the date of the Annual Meeting. Each director will hold office until the next annual meeting and until the director’s successor is elected and qualified. All nominees are current members of the Board. If any nominee should for any reason become unable to serve, all shares represented by valid proxies will be voted for the election of such other person as the Board may designate following a recommendation by the Nominating and Corporate Governance Committee. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

Biographies of Nominees

The following biographies include information concerning the nominees for director, including their recent employment, positions with CONSOL, other directorships, Board committee memberships and ages as of March 1, 2012.

J. BRETT HARVEY

Age: 61 Director Since: 1998 Occupation: Chairman of the Board and Chief Executive Officer

Background: J. Brett Harvey has been our Chief Executive Officer since January 1998 and served as our President from January 1998 through February 2011. He has also been a director of CONSOL since January 1998 and on June 29, 2010 was appointed Chairman of the Board. Mr. Harvey has also been a director of CNX Gas, our wholly-owned subsidiary, since June 30, 2005 and has served as chairman of the CNX Gas Board since January 2009. He was also elected to the position of chief executive officer of CNX Gas in January 2009. Mr. Harvey is the chairman of the coal industry advisory board of the International Energy Agency, chairman of the Bituminous Coal Operators’ Association board of directors and is a member of the Leadership Council of the American Coalition for Clean Coal Electricity. He is a member of the board of directors of Barrick Gold Corporation, the world’s largest gold producer (“Barrick”), where he serves on the compensation and corporate responsibility committees. Mr. Harvey is also a member of the board of directors of Allegheny Technologies Incorporated, a specialty metals producer, and serves on its nominating and corporate governance committee and personnel and compensation committee. In addition, he is a member of the Virginia Coalfield Economic Development Authority, the National Coal Council, Waterways Council, Inc., and The Conservation Fund. He is a member of the Executive Committee of the Allegheny Conference on Community Development, the National Executive Board of the Boy Scouts of America and a director and past chairman of the Greater Pittsburgh Council of the Boy Scouts.

Qualifications: As Chief Executive Officer of the Corporation, Mr. Harvey is the most senior executive of the Corporation and as such provides our Board with the greatest insight into the Corporation’s business and the challenges and material risks it faces. Mr. Harvey has more than 31 years of natural resources industry experience and is especially qualified to understand the risks and leadership challenges facing a diversified energy company. Mr. Harvey also brings substantial corporate governance expertise to our Board, which he acquired through his years of service on multiple public company boards, including Barrick and Allegheny Technologies Incorporated.

PHILIP W. BAXTER

Age: 63 Director Since: 1999 – 2005; and since 2009 Occupation: Lead Independent Director; President – Stan Johnson Company	CONSOL Committees: • Audit • Compensation

Background: Philip W. Baxter rejoined the CONSOL Board in January 2009. He is currently the Lead Independent Director and serves as a member of the Audit and Compensation Committees. Mr. Baxter previously served as a director of CONSOL (as well as Chairman of its Audit Committee and a member of its Finance Committee) from August 1999 until August 2005. Mr. Baxter also served as a director of CNX Gas from June 30, 2005 until May 28, 2010 and was the chairman of its board of directors from June 2005 until January 2009. With respect to the CNX

Gas Board, he served as a member of the audit committee and the finance committee. Mr. Baxter has been the President of Stan Johnson Company, a nationally recognized leader in commercial real estate brokerage specializing in single-tenant properties, since September 2002. He was chief financial officer and executive vice president of the Tulsa-based energy conglomerate, Mapco Inc., until March 1998, when it merged with The Williams Company. During his 18-year career at Mapco, Mr. Baxter held a number of officer level positions including chief information officer and senior vice president of strategic planning. Prior to his career at Mapco, he held a number of financial positions with Williams Energy Company, a subsidiary of The Williams Company.

Qualifications: Mr. Baxter brings over 40 years of business experience to our Board, including over 30 years of energy industry experience, accumulated principally in the areas of finance, strategic planning, mergers and acquisitions, technology, government affairs and human resources. Having served in various supervisory executive-level positions over the course of his career, Mr. Baxter has developed significant management and leadership skills and is well accustomed to interfacing with rating agencies, investors, analysts, auditors, outside advisors and governmental officials. He has served as a member of our Board and/or the board of CNX Gas for 14 years, collectively, and has served on each of the Audit Committee, Compensation Committee and the Finance Committee of CONSOL.

JAMES E. ALTMEYER, SR.

Age: 73 Director Since: 2003 Occupation: Former President/Chief Executive Officer and Chairman – Altmeyer Funeral Homes, Inc.	CONSOL Committees: • Health, Safety and Environmental (Chair) • Finance

Background: James E. Altmeyer, Sr. has served on the CONSOL Board since November 2003. He was a director of CNX Gas from June 30, 2005 until April 28, 2009, during which time he was chairman of the compensation committee and served on the audit committee. He currently serves as Chairman of the Health, Safety and Environmental Committee and as a member of the Finance Committee of CONSOL. Mr. Altmeyer served as president and chief executive officer of Altmeyer Funeral Homes, Inc. of West Virginia, Ohio, Virginia and North Carolina from 1972 until 2007, at which time he became chairman of Altmeyer Funeral Homes, Inc. He has also been president of Altmeyer Realty, a real estate holding company, and of Martin-Steadfast Insurance Company since 1972. Mr. Altmeyer served on the board of directors of WesBanco, Inc., a multi-state bank holding company from 1987 until April 2010, when he retired from the board. During that time he served on the board’s audit committee. Mr. Altmeyer is also a member of the executive committee of the Wheeling Hospital board of directors and vice chairman of the Chambers Foundation.

Qualifications: Mr. Altmeyer brings over 35 years of business experience to our Board and more than 20 years of board experience. In addition to his service on our Board and his previous service on the board of directors of CNX Gas, Mr. Altmeyer served as a director on the board of directors of WesBanco, Inc. for over 20 years and that of Wheeling Hospital for 30 years and as such offers significant corporate governance and financial expertise to our Board. Having graduated from the United States Military Academy at West Point in 1961 and serving on active duty until October 1972, Mr. Altmeyer brings significant leadership to our Board. Among his numerous combat (Vietnam) awards are a Silver Star and three Bronze Stars.

WILLIAM E. DAVIS

Age: 70 Director Since: 2004 Occupation: Former Chairman and Chief Executive Officer – Niagara Mohawk Power Corporation	CONSOL Committees: • Nominating and Corporate Governance (Chair) • Health, Safety and Environmental

Background: William E. Davis joined the CONSOL Board in January 2004. He currently serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Health, Safety and Environmental Committee. From November 2007 until December 2010, Mr. Davis was a director of AbitibiBowater Inc., which produces a broad range of forest products marketed around the world, and served on its governance, finance and audit committees. Mr. Davis was a director of Abitibi Consolidated Inc., which produced newsprint and commercial printing paper, from April 2003 to November 2007, and served on its audit and nominating and governance committees. Mr. Davis was also the chairman of the board of directors and Chief Executive Officer of Niagara Mohawk Power Corporation, an electricity and natural gas utility located in upstate New York, from May 1993 to February 2002. Following the sale of Niagara Mohawk in February 2002, and until his retirement in April 2003, Mr. Davis served as chairman of National Grid USA and as an executive director of National Grid (UK), owner and operator of the electricity transmission network in England and Wales. He served as chairman and chief executive officer of the Metropolitan Development Foundation of Central New York until December 4, 2008.

Qualifications: Having served as chairman and chief executive officer of Niagara Mohawk Power Corporation, a major investor owned gas and electric utility, for nine years, and as chairman of National Grid USA and executive director of National Grid (UK), Mr. Davis provides our Board with substantial insight into the energy industry. Mr. Davis also contributes significant knowledge with respect to corporate governance matters acquired through his years of multiple board service and a unique corporate governance insight having graduated from the National Association of Corporate Directors certification course.

RAJ K. GUPTA

Age: 69 Director Since: 2004 Occupation: Independent Management Consultant	CONSOL Committees: • Audit (Chair) • Health, Safety and Environmental

Background: Raj K. Gupta has served on the CONSOL Board since February 2004. He currently serves as chairman of the Audit Committee and as a member of the Health, Safety and Environmental Committee. He also served as a director of CNX Gas from June 30, 2005 until May 28, 2010, where he served as (i) chairman of the finance committee until January 16, 2009 and (ii) a member of the audit committee throughout his term. From July 2007 to April 2009, Mr. Gupta also served as chairman of the board of directors of Quetzal Energy Inc., a Canadian-based international oil and gas company operating in Guatemala, Central America. Mr. Gupta currently works as an independent management consultant. From 1965 until his retirement in 2000, Mr. Gupta held various management positions with Phillips Petroleum Company, an international integrated oil and gas company now part of ConocoPhillips, including Vice President of Strategic Planning, managing business development, strategic growth and globalization efforts in South America, China, the Middle East and the former Soviet Union. From 2000 to December 2004, Mr. Gupta served on the board of directors of Yukos Oil Company, Moscow, Russia, chaired its compensation committee and was a member of its audit and finance committees. From 2000 to 2009, Mr. Gupta was a member of the Advisory Council of the Industrial, Manufacturing and Systems Engineering Department at Kansas State University. He also serves on the Board of Preng & Associates in Houston.

Qualifications: Mr. Gupta brings over 41 years of business experience in the integrated oil and gas industry, including upstream and downstream businesses in the areas of strategic planning, finance, operations and technology. Through his more than eleven years of collective service on the boards of CONSOL, Quetzal Energy Inc. and Yukos Oil Company, Mr. Gupta has acquired a wealth of knowledge regarding the natural resources industry and the challenges and risks it faces, which he shares with our Board. In addition, his financial experience, and in particular his experience overseeing and assessing the performance of companies and independent public accounting firms, including (i) the corporate financial reporting process and (ii) the preparation and integrity of financial information and statements, makes him an invaluable asset to our Company and our Audit Committee in particular. Having served as a member of the Board for the past eight years and having served as a member of the CNX Gas Board for almost five years, Mr. Gupta is very familiar with our business and the challenges and material risks it faces.

PATRICIA A. HAMMICK

Age: 65 Director Since: 2001 Occupation: Former Chairman – Dynegy, Inc.	CONSOL Committees: • Finance • Nominating and Corporate Governance

Background: Patricia A. Hammick has served on the CONSOL Board since June 2001. She currently serves on the Finance and Nominating and Corporate Governance Committees. From April 2003 to June 2011, Ms. Hammick

served on the board of directors of Dynegy, Inc., an independent power producer. She was elected lead director at Dynegy, Inc. from May 2004 until June 2011, chairing all non-management executive sessions as well as all independent director special committees, and then became the chairman of the board from February 2011 to June 2011. Since January 2007, she has also been a director of SNC – Lavalin Group, Inc. (“SNC”), a Montreal-based company engaged in engineering and construction, infrastructure ownership and management, and facilities and operations management. She currently serves as a member of SNC’s audit and compensation committees.

Qualifications: Ms. Hammick brings 36 years of progressively senior level management experience in the energy industry to our Board and in-depth knowledge in the areas of natural gas exploration and production, transmission, distribution, oil production and power generation and development, shareholder relations and merger and acquisitions management. As a member of the National Association of Corporate Directors and as a result of her more than eleven years of service on multiple public company boards in sectors directly relevant to the Corporation, Ms. Hammick offers expertise in corporate governance matters, the assessment of company exposure to risks associated with economic factors, financial matters and competitive market and regulatory compliance. She is also experienced in the identification, development and execution of risk response strategies.

DAVID C. HARDESTY, JR.

Age: 66 Director Since: 2005 Occupation: President Emeritus and Professor of Law – West Virginia University	CONSOL Committees: • Finance • Health, Safety and Environmental

Background: David C. Hardesty, Jr. joined the CONSOL Board in October 2005. He currently serves as a member of the Finance and Health, Safety and Environmental Committees. Mr. Hardesty is president emeritus and professor of law at West Virginia University (WVU). He was president of WVU from 1995 to 2007. While serving as president, he was also a member of the National Security Higher Education Advisory Board. In addition, Mr. Hardesty served as the permanent chair of WVU’s affiliated research corporation, teaching hospital and the hospital’s parent health care system of hospitals. He is a member of numerous professional and civic organizations. Prior to his career in academia, Mr. Hardesty was a partner in the law firm of Bowles Rice McDavid Graff & Love in Charleston, West Virginia, where he practiced in the areas of state and local taxation, corporate banking and administrative law. He is currently of counsel at this law firm. Mr. Hardesty was a state tax commissioner during Senator John D. Rockefeller IV’s first term as governor of West Virginia (1977-1980). He also served as chairman of the National 4-H Council, a director and officer in the Big East Conference, a member of the Bowl Championship Series Presidential Oversight Committee and was a founding director of the Blanchettee Rockefeller Neurosciences Institute.

Qualifications: Mr. Hardesty brings more than 17 years of senior level executive experience to our Board, as well as insight into the political affairs of the State of West Virginia, where CONSOL has significant coal and gas operations. Mr. Hardesty also offers a unique and invaluable perspective into corporate governance matters, having practiced as an attorney in the areas of corporate law, banking and administrative law and state and local taxation for 18 years. Mr. Hardesty has developed significant leadership skills over the course of his career, having been president of a major higher education institution, an agency head in state government, a law professor, and chair of a large health care system. He has also been a member of numerous civic and charitable boards and commissions, including the National Security Higher Education Advisory Board.

JOHN T. MILLS

Age: 64 Director Since: 2006 Occupation: Former Chief Financial Officer – Marathon Oil Corporation	CONSOL Committees: • Audit • Compensation

Background: John T. Mills joined the CONSOL Board in March 2006. Mr. Mills currently serves as a member of the Audit Committee and the Compensation Committee. He serves on the board of directors of Cal Dive International Inc., a marine contractor providing manned diving, derrick, pipelay and pipe burial services to the offshore oil and natural gas industry, and serves as chairman of the audit committee, a member of the compensation committee, and until January 2012, as a member of the corporate governance and nominating committee. From January 2008 through June 2010, Mr. Mills was a member of the board of directors and audit, conflicts and risk management committees of Regency GP, LLC, the general partner of Regency GP, LP, the general partner of Regency Energy Partners LP, a natural gas gathering, processing and transportation master limited partnership. Mr. Mills joined the board of directors of Horizon Offshore, Inc., a marine construction company, in June 2002 and served as the chairman of the board of directors from September 2004 until December 11, 2007, when Horizon Offshore, Inc. was acquired by Cal Dive International, Inc. Mr. Mills was the Chief Financial Officer of Marathon Oil Corporation, an integrated energy company, from January 2002 until his retirement in December 2003. Mr. Mills recently attended the Harvard Business School program “Making Corporate Boards More Effective.”

Qualifications: As a licensed attorney with 37 years of business experience, including 16 years as an officer of Marathon Oil Corporation and USX Corporation, Mr. Mills brings significant knowledge and experience to our Board. In particular, Mr. Mills brings an in depth understanding of the evaluation of organic growth capital projects and acquisition and disposition opportunities, and the importance of maintaining a competitive capital structure and liquidity. In addition, having previously served as senior vice president, finance and administration, and later the chief financial officer of Marathon Oil Corporation, Mr. Mills has developed a wealth of financial knowledge with respect to the oversight of (i) the preparation of consolidated financial statements, (ii) internal audit functions, and (iii) public accountants, skills which are critical to our Corporation and particularly our Audit Committee.

WILLIAM P. POWELL

Age: 56 Director Since: 2004 Occupation: Managing Partner – 535 Partners LLC	CONSOL Committees: • Compensation (Chairman) • Nominating and Corporate Governance

Background: William P. Powell has served on the CONSOL Board since January 2004. He currently serves as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee. Since 1993, Mr. Powell has also been a director of Cytec Industries, a global specialty chemicals and materials company, where he chairs the governance committee and has served on the audit committee. Until May 2007, Mr. Powell was a managing director of William Street Advisors, a New York City-based merchant banking boutique. Mr. Powell resigned from William Street Advisors to establish a family office, 535 Partners LLC, where he serves as managing partner. Prior to his time at William Street Advisors, he served as a Managing Director of UBS Warburg LLC and its predecessor Dillon, Read & Co. Inc. since 1991.

Qualifications: With an MBA degree and over 30 years of financial, management and investment experience, Mr. Powell brings a wealth of knowledge to our Board. Having served on multiple public company boards for over 18 years, Mr. Powell also has significant expertise in corporate governance matters.

JOSEPH T. WILLIAMS

Age: 74 Director Since: 2004 Occupation: Former Chairman and CEO of DevX Energy, Inc.	CONSOL Committees: • Finance (Chairman) • Compensation

Background: Joseph T. Williams has served on the CONSOL Board since January 2004. He currently serves as Chairman of the Finance Committee and is a member of the Compensation Committee. From July 2006 until January 2009, he was also a director of CNX Gas and served on the nominating and corporate governance and finance committees. Mr. Williams is a retired oil and natural gas industry executive who has held positions as chairman or chief executive officer or both for NASDAQ, American Stock Exchange and NYSE listed companies. He is currently a member of the Society of Petroleum Engineers.

Qualifications: Mr. Williams brings to our Board 51 years of operational, engineering and corporate business experience related primarily to oil and natural gas exploration and production. After serving 18 years in domestic and international operations with Chevron Corporation, Mr. Williams served as: President, Administration Division of Mitchell Energy and Development Corp.; Chairman and CEO of Lear Petroleum Corporation; President and CEO

of Dalen Resources, Inc. (a subsidiary of PG&E Enterprises); Vice Chairman of Enserch Exploration, Inc.; President and CEO of MCN Investment Corporation; and Chairman and CEO of DevX Energy, Inc. Having served in these positions, Mr. Williams provides our Board with a broad understanding of the energy industry generally and the challenges and material risks inherent in CONSOL’s businesses.

Related Party Policy and Procedures

Our Audit Committee adopted a written Related Party Policy and Procedures for the review and approval or ratification of related party transactions with directors, nominees for director and executive officers and certain family members (“related persons”). A copy of the policy is available on our website at www.consolenergy.com.

Under the policy, prior to entering into a related person transaction, a related person must notify our chief financial officer and general counsel of the material facts regarding the transaction. If our chief financial officer and general counsel determine that the proposed transaction is a related person transaction, the details of the transaction are presented to our Audit Committee (or if it is not practicable or desirable to wait until the next Audit Committee meeting, to the chairman of the Audit Committee) for approval. The Audit Committee or Chairman, as applicable, will consider all relevant facts and circumstances including the terms of the transaction and terms that would be available to unrelated parties, the benefits to us and, if the transaction involves an independent director, any impact the transaction would have on such director’s independence. The Audit Committee or Chairman, as applicable, will also inform our Nominating and Corporate Governance Committee of any related person transactions involving directors or nominees. Since the SEC’s related party regulation also applies to directors’ and executive officers’ family members, as well as entities in which they may be deemed to have an indirect material interest, it is possible that related person transactions could occur without a director or executive officer being aware of them and bringing them to us for approval. When we become aware of a related person transaction that has not been previously approved, the policy provides that the details of the transaction will be presented to our Audit Committee or Chairman, as applicable, for ratification or other action. The policy also provides that our Audit Committee will review, on an annual basis, ongoing related person transactions having a remaining term of more than six months or a remaining amount in excess of $120,000. We also require that officers and directors complete director and officer questionnaires annually and that they adhere to written codes of business conduct and ethics regarding various topics including conflicts of interest, loans from the Corporation, the receipt of gifts, service in outside organizations, political activity and corporate opportunities. Officers and directors must certify compliance with these codes in writing each year.

Mr. Altmeyer, a member of the Board, has a brother who is a member of Phillips, Gardill, Kaiser & Altmeyer, PLLC. The Corporation engages this law firm predominantly for workmen’s compensation, litigation and land-related legal services, and paid it approximately $576,200 in 2011, which amount represented approximately 1.26% of the total amount paid by the Corporation to all law firms retained in 2011. CONSOL engaged Phillips Gardill Kaiser & Altmeyer PLLC many years prior to Mr. Altmeyer becoming a member of the Board.

Mr. Hardesty, a member of the Board, has a daughter who recently became a partner at Bowles, Rice, McDavid, Graff & Love, PLLC. The Corporation engages this law firm predominantly for land-related matters (including title work), and paid it approximately $2,223,835 in 2011, which amount represented approximately 4.85% of the total amount paid by the Corporation to all law firms retained in 2011. CONSOL engaged Bowles Rice McDavid Graff many years prior to Mr. Hardesty becoming a member of the Board.

Determination of Director Independence

Our Board is required under the NYSE rules to affirmatively determine the independence of each director each year and to disclose this determination in the Proxy Statement for each annual meeting of shareholders of CONSOL. Based on the independence standards set forth in our Corporate Governance Guidelines, which are described below, our Board, at its meeting held on February 29, 2012, determined that Ms. Hammick and each of Messrs. Altmeyer, Baxter, Davis, Gupta, Hardesty, Mills, Powell and Williams, had no material relationship with CONSOL (either directly or indirectly, including as a partner, shareholder or officer of an organization that has a relationship with CONSOL) and are “independent” under our Corporate Governance Guidelines and the corporate governance rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual. The Board also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards and the SEC rules.

The Board established the following standards for determining director independence, which are reflected in our Corporate Governance Guidelines, which are available on the Corporate Governance section of the Corporation’s website at www.consolenergy.com.

A director will not be deemed independent if:

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(i) the director is, or has been within the previous three years, employed by CONSOL, or an immediate family member is, or has been within the previous three years, an executive officer of CONSOL; provided, that employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment;

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(ii) the director or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from CONSOL, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, that compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this paragraph (ii) and provided further, that compensation received by an immediate family member for service as an employee of CONSOL (other than an executive officer) need not be considered in determining independence under this paragraph (ii);

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(iii) (A) the director or an immediate family member is a current partner of the firm that is CONSOL’s internal auditor or external auditor (each an “Audit Firm”); (B) the director is a current employee of an Audit Firm; (C) the director has an immediate family member who is a current employee of an Audit Firm and who personally works on CONSOL’s audit or (D) the director or an immediate family member was, within the previous three years (but is no longer), a partner or employee of an Audit Firm and personally worked on CONSOL’s audit within that time;

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(iv) the director or an immediate family member is, or has been within the previous three years, employed as an executive officer of another company where any of CONSOL’s present executive officers at the same time serves or served on such company’s compensation (or equivalent) committee of the board of directors; or

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(v) the director is a current employee, or an immediate family member is an executive officer, of a company that has made payments to, or received payments from, CONSOL for property or services in an amount which, in any of the previous three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. For purposes of the foregoing, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year; and

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(vi) for members of the audit committee only: other than in the capacity as a member of the audit committee, the Board or any other committee of the Board, the director (A) does not accept, directly or indirectly, any consulting, advisory or other compensatory fee from CONSOL; provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with CONSOL (provided that such compensation is not contingent in any way on continued service) or (B) is not an affiliated person of CONSOL.

“Immediate family members” of a director include the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home. When applying the look-back period referenced in clauses (i) – (v) above, directors need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

“Executive officer” has the meaning specified for the term “officer” in Rule 16a-1(f) under the Exchange Act.

Any related person transaction required to be disclosed under SEC Regulation S-K, Item 404, shall be considered in determining the independence of a director or nominee.

Required Vote

As more fully set forth in Section 2.9 of CONSOL’s Amended and Restated Bylaws, a majority of the votes cast at the Annual Meeting shall elect directors. Under our Bylaws, this means that the number of votes “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include direction to withhold authority.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE ABOVE-NAMED NOMINEES FOR THE BOARD OF DIRECTORS.

EXECUTIVE COMPENSATION AND STOCK OPTION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis section (the “CD&A”) is designed to provide our shareholders with an explanation of CONSOL’s executive compensation philosophy and objectives, our 2011 executive compensation program and the compensation paid by the Corporation to the following “named executives”:

•	J. Brett Harvey, Chairman and Chief Executive Officer

•	Nicholas J. DeIuliis, President

•	William J. Lyons, Executive Vice President and Chief Financial Officer

•	P. Jerome Richey, Executive Vice President – Corporate Affairs and Chief Legal Officer

•	Robert F. Pusateri, Executive Vice President – Energy Sales and Transportation Services (“EVP – Energy Sales”)

The contents of this CD&A are organized into the following seven sections: (Section 1) Executive Summary; (Section 2) Business Performance; (Section 3) Pay for Performance Approach; (Section 4) Compensation Setting Process; (Section 5) Compensation Decisions for 2011; (Section 6) Other Compensation Policies and Information; and (Section 7) Reconciliation of Non-GAAP Financial Information.

SECTION 1 - EXECUTIVE SUMMARY

Our executive compensation program is designed to attract, motivate and retain key executives who will promote the short- and long-term growth of the Corporation and create sustained shareholder value. To this end, we take a pay-for-performance approach to our executive compensation program that ties the majority of the compensation payable to our named executives to the short- and long-term performance of CONSOL and promotes equity ownership among the named executives to greater align their interests with shareholder interests.

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Record Safety Performance in 2011: Our Coal Division improved its reportable incident rate by approximately 18% from 2010 (approximately 2.9 times better than the industry average) and our Gas Division employees had no lost time accidents, having surpassed 5 million exposure hours.

•	Record Financial Performance in 2011:

¡	Cash flow from operations was $1.5 billion, an increase of 36% from 2010.
¡	Net income was $632 million, compared to $347 million in 2010.
¡	Sales revenue was $5.7 billion, an increase of 14% from 2010.

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Three Significant Transactions in 2011: CONSOL completed three significant transactions in 2011 and expects to receive aggregate consideration of $4.1 billion. These transactions included two 50-50 joint ventures - one with Noble Energy, Inc. and one with Hess Corporation - and the sale of overriding royalty interests to Antero Resources Appalachian Corp. These transactions are expected to accelerate the value to CONSOL’s shareholders of CONSOL’s $3.5 billion Dominion Acquisition.

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Outperformed Peers on Several Performance Metrics: CONSOL consistently outperformed or was at the median of our executive compensation peer group (‘‘Peer Group,’’ as defined on page 36) as to the key metrics of EPS Growth and Operating Cash Flow Growth in the last 1-, 3- and 5-year periods.

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Outperformed Coal Peers on Stock Price: CONSOL’s stock price outperformed the stock price of each of our coal peers -- Alpha Natural Resources, Inc., Peabody Energy Corporation, and Arch Coal, Inc. -- in 2011.

•	Dividend Increase in 2011: Based on confidence in CONSOL’s financial performance, the Board increased the dividend rate by 25% from $0.40 to $0.50 per share per year.

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Risk Mitigation: The incentive compensation payable to our named executives is based on a variety of performance factors, including safety, production, costs, total shareholder return and return on capital, which is designed to incentivize activities that lead to sustained growth and mitigate inappropriate risk.

•

Shareholder Outreach: Following our 2011 say-on-pay vote, we actively engaged in discussions with our shareholders and considered shareholder sentiments about our core principles and objectives when determining the compensation of our named executives.

•	Decrease in Chief Executive Officer’s Compensation in 2011: The Chief Executive Officer’s 2011 reported compensation is approximately 15% less than his reported compensation in 2010.

•

More than 90% of Chief Executive Officer’s Compensation is At-Risk in 2011: All of the Chief Executive Officer’s annual incentive and long-term incentive compensation is performance-based and at-risk if performance goals are not attained, and our Chief Executive Officer did not receive any time-based restricted stock units in 2011.

•

Actual Realizable Pay Substantially Less than Reported Compensation: CONSOL pays for performance. If CONSOL’s stock price does not perform, a substantial portion of our executives’ at-risk pay does not get paid and in that event actual executive pay received is less than the compensation required to be reported by the proxy rules.

•

Chief Executive Officer’s 2012 Pay - Decreased Salary, Increased At-Risk Pay and Only Performance Share Units Granted (no Restricted Stock Units or Options): For 2012, our Compensation Committee, together with the full Board, decreased our Chief Executive Officer’s salary by $100,000 to $1 million per year and shifted more of his compensation to an at-risk opportunity. Approximately 92% of our Chief Executive Officer’s compensation is at-risk for 2012. Our Chief Executive Officer’s 2012 long-term incentive opportunity - all in the form of performance share units - will be earned as follows: (i) 75% on the achievement of goals, including relative total shareholder return, return on capital and safety; and (ii) 25% on our stock price appreciating in value, on an absolute basis, over a two-year period, and on CONSOL achieving goals, over a two-year period, related to promoting long-term growth, including through strategic transactions.

•	No Base Salary Increases for Any Other Named Executives in 2012: The Compensation Committee did not increase executive officers' base salaries for 2012.

•

Implemented Stock Retention Guidelines: The Compensation Committee adopted stock retention guidelines that generally require our executive officers to retain 50% beneficial ownership of any equity award granted to them after March 2012 until the later of (i) the stock ownership guidelines being satisfied, and (ii) 24 months and a day from the exercise of stock options and the vesting of restricted stock units and/or performance share units.

SECTION 2 - BUSINESS PERFORMANCE

Solid History of Financial Performance As Compared to Peers

The Corporation’s financial performance has been consistent and solid. Compared to its Peer Group, not only has CONSOL performed above the 50th percentile in numerous financial metrics over 1-, 3- and 5-year periods (with significant improvement over the last five years), it has been in the top tier in several of them (see below).

CONSOL’s Financial Performance Against Our Peer Group for 1, 3 and 5 Years Ending December 31, 2011*

*	Chart based upon publicly available information. Additionally, CAGR means “Compounded Annual Growth Rates.”

As shown above, our stock price has not matched our financial performance. A company’s stock price and that of its peers can be driven by many factors – some of which are beyond a company’s control. We believe that there are various possible reasons as to why our stock price did not reflect our financial performance, including the following:

$3.5 Billion Dominion Acquisition

Historically, CONSOL has been a coal-focused energy producer. However, the approximately $3.5 billion Dominion Acquisition in 2010 further diversified the Corporation’s energy asset portfolio and enhanced the Corporation’s leading position as a major player in natural gas exploration and production in two of the most prospective shale plays in the United States: Utica Shale and Marcellus Shale. Some of our shareholders were initially skeptical about the Corporation’s ability to realize the value of this transaction. However, in the latter part of 2011, CONSOL entered into two 50-50 joint ventures valued at approximately $3.9 billion with world-class energy partners - Noble Energy and Hess Corporation. CONSOL also sold an overriding royalty interest of approximately 7% in 115,647 net acres of Marcellus Shale in exchange for approximately $193 million. These approximately $4.1 billion transactions took substantial risk from the Dominion Acquisition off the table and are expected to effectively pay for the Dominion Acquisition while allowing us to simultaneously (i) retain 50% of the economics associated with the transaction and (ii) preserve the intended long-term diversification of our energy asset portfolio. Because of these transactions, we believe that our stock price was able to significantly outperform that of our coal peers in the last 12 months, as demonstrated below:

Stock Price Performance Relative to Coal Peers

(as of March 6, 2012)

Source: Factset

Further, the Dominion Acquisition increased the Corporation’s focus on natural gas, but this also shifted the investor base.

Notwithstanding our strong corporate performance and the fact that our stock price has outperformed our coal peers as demonstrated in the table above, we feel that our stock price does not fully reflect our strong financial performance due to the absence of a true peer group and the volatility of gas prices, each as further described below.

Lack of a True Peer Group

CONSOL is unique in that it is a major coal and gas company. Because of this, the peer group we use is predominantly comprised of oil and gas companies, and three coal companies. The scarcity of companies similar to CONSOL makes it more difficult for the market to value our diverse holdings of coal and gas assets – which leads to a more complex business than most, if not all, of our peers.

Volatility of Gas Prices

As a result of the weak economy, record production of gas in the United States and warmer than normal weather, gas prices decreased in 2011, which we believe negatively impacted our stock price. Prices for natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for natural gas, market uncertainty and a variety of additional factors that are beyond our control, such as: the domestic and foreign supply of natural gas; the price of foreign imports; overall domestic and global economic conditions; weather conditions; technological advances affecting energy consumption; domestic and foreign governmental regulations; proximity and capacity of gas pipelines and other transportation facilities; and the price and availability of alternative fuels.

While demand for natural gas recovered to pre-recession levels, the United States natural gas industry continues to face concerns of oversupply due to the success of new shale plays and continued drilling in these plays, despite lower gas prices, to meet drilling commitments.

To mitigate the risks of such volatile pricing, the Corporation actively hedged its gas production in 2010 and 2011 such that total hedged gas production in the first quarter of 2012 is 19.1 Bcf, at an average price of $5.25 per Mcf. As reported in our earnings release for the fourth quarter 2011, which was filed on January 26, 2012, the Corporation’s strong hedging position is as follows:

GAS DIVISION HEDGING

	2012	2013	2014

Total Yearly Expected Production (Bcf)	160	190 - 210	N/A
Volumes Hedged (Bcf), as of 1/17/12	76.9	47.0	40.2
Average Hedge Price ($/Mcf)	$5.25	$5.19	$5.34

We are confident that over time, continued strong financial performance and development of the Dominion assets will be recognized in our stock price.

2011 Corporate Performance

Managerial decisions over time drive a company’s financial performance. CONSOL’s financial and non-financial performance has been consistently solid over the years – despite the volatile economy and volatile commodity prices. This conclusion is underscored by the following business highlights for 2011:

•

CONSOL recorded its best safety performance in our history. Our Coal Division improved its reportable incident rate by approximately 18% from 2010 (approximately 2.9 times better than the industry average for the first three quarters in 2011 reported by Mine Safety and Health Administration (MSHA)) and our Gas Division employees had no lost time accidents after surpassing 5 million exposure hours. Safe operations reduce our costs and increase the reliability of our operations.

•

CONSOL also improved its safety compliance and reduced (i) MSHA orders by 34% and (ii) MSHA citations by 11%, each as compared to 2010. As with safe operations, compliant operations reduce our costs and increase the reliability of our operations.

•	CONSOL had record financial performance in 2011:

-	Cash flow from operations of $1.5 billion, an increase of 36% from $1.1 billion in 2010.

-	Net income of $632 million, an increase from $347 million in 2010.

-	Sales revenue of $5.7 billion, an increase of 14% from the $5.0 billion in 2010.

•

CONSOL achieved record overseas coal sales of 11.4 million tons, an increase of 68% from the 6.8 million tons sold overseas in 2010. These increased export sales and doubled export revenues of $1.36 billion were the result of building relationships with 16 new customers.

•	CONSOL restructured its debt, as further described in our 2011 Annual Report on Form 10-K, accompanying this proxy statement.

•	CONSOL increased its dividend rate in 2011 by 25%, reflecting our level of financial performance and confidence in CONSOL’s future.

•	CONSOL entered into multiple strategic transactions relating to our gas assets including (i) a joint venture with Noble Energy, pursuant to which CONSOL expects to receive aggregate consideration of approximately $3.3 billion from Noble Energy, to jointly develop our Marcellus Shale assets in Pennsylvania and West Virginia, (ii) the sale of a Marcellus Shale overriding royalty interest to Antero for approximately $193 million and (iii) a joint venture with Hess Corporation, pursuant to which we expect to receive aggregate consideration of approximately $593 million from Hess to jointly explore and develop our nearly 200,000 Utica Shale acres in Ohio. These strategic transactions will collectively result in the accelerated development of our natural gas assets, including a significant portion of the assets that we purchased from Dominion in 2010.

•	CONSOL negotiated a new five and one-half year National Bituminous Wage Agreement with the United Mine Workers of America.

SECTION 3 - PAY FOR PERFORMANCE APPROACH

Chief Executive Officer’s Reported Compensation for 2011 - 15% Less than in 2010

2010 was an extraordinary year for the Corporation due to the Dominion Acquisition. To incent management to capture in future years the expected shareholder value from this significant acquisition, we made a special grant of performance-based stock option awards in 2010. We set the strike price ($45.05) for these special stock option awards at 12% above the then-current market price (such that shareholders would capture their value before the named executives did) and require that these option awards achieve certain gas production goals and cost goals over a four-year period before they vest and become exercisable. For a description of the additional terms of the Performance Options and additional information on establishing the strike price, see “Section 5 – Compensation Decisions for 2011; Dominion Award (Nonqualified Performance Stock Option Award)” on page 50.

Because SEC rules require that the full value of stock options be reported in the year of grant (even when vesting is performance-based), this special transaction award represented $4 million of Mr. Harvey’s $20.2 million total compensation in 2010 as reported in the Summary Compensation Table. Accordingly, this non-recurring award caused 2010 to be an unusual year for Mr. Harvey - his 2010 reported compensation was more than 25% higher than his 2009 reported compensation as well as substantially higher than his 2008 reported compensation. For 2011, Mr. Harvey’s reported compensation was approximately 15% less than his 2010 reported compensation.

Strong Link Between Pay and Performance - Emphasis on At-Risk Compensation for Chief Executive Officer

We have always emphasized putting a substantial portion of our named executives’ compensation at-risk, particularly with respect to our Chief Executive Officer. Our Chief Executive Officer is compensated differently than our other named executives in light of a combination of his long tenure in his position with the Corporation, his unique skills and the breadth of his responsibilities to CONSOL and its shareholders. With more than 30 years of natural resources industry experience, together with his leadership responsibilities as a board member at other public companies, our Chief Executive Officer is especially qualified to understand the opportunities, risks and leadership challenges facing a diversified energy company – particularly given the complexity of our business with underground coal mines and the exploration and production of gas.

In 2011, we eliminated time-based restricted stock units for our Chief Executive Officer in favor of placing more emphasis on performance stock units. We increased the at-risk component of his compensation from 79.7% in 2010 to 90.7% in 2011. Relative to CONSOL’s Peer Group, he has a significantly higher proportion of at-risk compensation:

	Brett Harvey	Peer Group
Fixed Pay/Not At-Risk Compensation (Base Salary + Time-Based Restricted Stock Units)	9%	41%
At-Risk Compensation (Annual Incentive Bonus + Stock Options + Performance Share Units)	91%	59%

Because so much of our Chief Executive Officer’s compensation is at-risk compensation, there is a strong alignment between his compensation and the interests of shareholders. His compensation is highly correlated with stock price performance - if value is not delivered to our shareholders in terms of stock price, our Chief Executive Officer’s compensation will be adversely affected, as demonstrated by the following chart:

Target to Actual Total Direct Compensation – Chief Executive Officer (2008-11)

($ in millions as of December 31, 2011)

(1)	Target total direct compensation includes the following components: (A) annual base salary as reported in the Summary Compensation Table (“SCT”); (B) target annual bonus as reported in the Grants of Plan-Based Awards Table (“PBA Table”); and (C) long-term incentive awards reported in the PBA Table and valued accordingly: (i) Black-Scholes value of stock options on the date of grant, (ii) grant date fair value of restricted stock units, and (iii) grant date fair value of the target number of performance shares.

(2)	Actual total direct compensation includes the following components: (A) annual base salary as reported in the SCT; (B) actual annual bonus as reported in the SCT; and (C) long-term incentive awards as reported in the PBA Table and valued accordingly: Represents the difference between the fair market value and the exercise price (“intrinsic value”) of stock options, the fair market value of restricted stock units, and the fair market target number of performance shares granted for the 2011 - 2013 performance period. Fair market value is defined as the Corporation’s 20-day average closing stock price from December 2, 2011 to December 30, 2011 ($37.84), which we refer to as the “valuation price.”

(3)	Assumes that restricted stock units and mid-cycle performance share awards are held after vesting and do not include dividends. Does not account for the impact of taxes (i.e., assumes awards are deferred).

(4)	Includes a bonus of 167% of target for 2011.

(5)	The 2009 - 2011 performance share award is based on the actual payout of 138% of target. The 2008 – 2010 performance share award is based on the actual payout of 79.3% of target.

SECTION 4 - COMPENSATION SETTING PROCESS

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:

•	links a significant portion of total compensation to performance which we believe will create long-term shareholder value;

•	consists primarily of stock-based compensation, which encourages our named executives to act as owners of the Corporation;

•	is tied to both overall corporate performance as well as individual performance (annual and long-term);

•	enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;

•	discourages unnecessary and excessive risk taking; and

•	provides a competitive total pay opportunity.

Key factors affecting the Compensation Committee’s executive compensation judgments include: (i) the nature and scope of an executive’s responsibilities; (ii) an executive officer’s performance (including contribution to the Corporation’s financial results); and (iii) the Compensation Committee’s outside compensation consultant’s report(s) on survey and/or proxy data for compensation paid to executives with similar responsibilities in other companies.

Results of 2011 Shareholder Vote on Executive Compensation.

CONSOL has a long-standing practice of engaging in discussions with major shareholders on various topics including executive compensation. The insight we have gained over the years through these discussions has been helpful to the Compensation Committee as it considers and adopts compensation policies relating to our named executives.

While a majority of our shareholders who voted approved our 2010 executive compensation program at our May 2011 annual meeting (55%), we view the vote as an opportunity to consider how to structure our executive compensation programs to be as effective as possible at aligning the interests of our executives and shareholders. At the direction of the Board of Directors, our management conducted a broad shareholder outreach program to evaluate the results of the 2011 vote and to understand the concerns of our shareholders voting against the proposal. Based on this shareholder outreach, we understand that the primary objections expressed by those shareholders who voted against our 2010 executive compensation program related to our stock price performance – which was believed to be negatively impacted by a number of factors, including (i) the Dominion Acquisition and (ii) purchasing the 16.7% of the outstanding shares of CNX Gas not held by CONSOL in 2010 (the “Take-In Transaction”).

In order to facilitate the successful integration of the assets which CONSOL had agreed to purchase from Dominion, CONSOL pursued the Take-In Transaction. Although some of our shareholders were subsequently concerned about the impact that the Take-In Transaction could have on CONSOL’s stock price, management believed that CNX Gas lacked the size and borrowing capacity to pursue major growth through acquisitions but that a combined coal and gas company would provide the scope and scale to execute large coal or gas acquisitions and increase the capacity for such transactions. Accordingly, we believed that the Take-In Transaction was a desirable step in achieving the full benefits of the Dominion Acquisition.

As we further discuss in our 2011 Annual Report on Form 10-K accompanying this proxy statement, the Corporation also entered into multiple strategic transactions to create shareholder value by accelerating the development of our natural gas producing assets, including the assets that we purchased from Dominion. These strategic transactions included (i) the Noble Energy transaction, pursuant to which we expect to receive aggregate consideration of approximately $3.3 billion from Noble Energy to jointly develop our Marcellus Shale assets in Pennsylvania and West Virginia, (ii) the sale of a Marcellus Shale overriding royalty interest to Antero for approximately $193 million and (iii) the Hess transaction, pursuant to which we anticipate receiving aggregate consideration of approximately $593 million from Hess to jointly explore and develop our nearly 200,000 Utica Shale acres in Ohio.

CONSOL listened to its shareholders and responded in 2011 by executing on the above-described transactions. The Compensation Committee has also carefully considered the results of the 2011 shareholder vote on executive compensation and in light of its consideration of the vote and the discussions that the Corporation has had with our shareholders, CONSOL is as committed as ever to its pay for performance philosophy and, in connection with the same, made the following decisions with respect to its 2012 compensation:

•

Our Chief Executive Officer’s 2012 long-term incentive opportunity will be entirely in the form of performance share units that will be earned as follows: (i) 75% on the achievement of goals, including relative total shareholder return, return on capital and safety; and (ii) 25% on our stock price appreciating in value, on an absolute basis, over a two-year period, and on CONSOL achieving goals, over a two-year period, related to promoting long-term growth, including through strategic transactions; and

•

At management’s suggestion, the Compensation Committee did not approve increases to named executive base salaries, and in fact, the Board decreased Mr. Harvey’s 2012 salary by $100,000 to $1 million, in favor of shifting more of his compensation to at-risk (as described immediately above).

The Compensation Committee believes that the 2011 compensation of our named executives was carefully tailored to CONSOL’s business strategies and aligns with our pay for performance philosophy. We will continue to actively engage in discussions with our shareholders on these matters and consider shareholder sentiments about our core principles and objectives when determining the compensation of our named executives.

Use of Peer Group and other Benchmarking Data

One of the primary factors that the Compensation Committee considers in determining the total compensation opportunities to be provided to each of our named executives is whether such total compensation opportunity is competitive with the total compensation opportunities offered to similarly situated executives by our competitors.

Since we are unique in that we are both a major coal producer and a gas producer, the Compensation Committee has selected a Peer Group of companies, recommended by Deloitte Consulting (“Deloitte”), the Compensation Committee’s outside compensation consultant, which includes a mix of both coal and gas companies (after giving effect to acquisitions and mergers), against which the Compensation Committee measures our overall compensation program. In selecting these companies, the Compensation Committee also considered CONSOL’s revenue and market capitalization relative to the following peers, which were used for purposes of establishing compensation for our named executives in 2011:

Alpha Natural Resources, Inc.	Murphy Oil Corp.
Arch Coal, Inc.	Noble Energy, Inc.
Chesapeake Energy Corporation	Peabody Energy Corporation
Devon Energy Corp.	Pioneer Natural Resources Corp
El Paso Corp.	QEP Resources (spun out from Questar Corporation)
EQT Corporation	Southwestern Energy Co.
EOG Resources, Inc.	Spectra Energy Corp.
Massey Energy Company	Williams Companies Inc.

In light of the $3.5 billion Dominion Acquisition and the transformational effect it had on our business, the Compensation Committee asked Deloitte to re-examine CONSOL’s peers in May 2010. As a result of that review, Deloitte recommended, and the Compensation Committee and the Board approved, several changes to our former peer group based on company size and/or emphasis on oil and gas exploration expertise (as described in further detail in last year’s proxy statement), which produced the Peer Group referenced above. Although the Compensation Committee in prior years typically targeted CONSOL’s executive compensation at the 75th percentile of the former peer group, it readjusted the compensation positioning closer to the median to be consistent with CONSOL’s revenue and market capitalization relative to our revised Peer Group.

With respect to the average percentile ranking for the named executives’ total direct compensation compared to the Peer Group, the compensation consultant found the following in early 2011 when the Compensation Committee established 2011 compensation packages for the named executives:

CONSOL Percentile Rankings Within Peer Group

Total Direct Compensation for Named Executives(1)	Revenue	Market Capitalization

61st percentile	60th percentile(2)	43rd percentile(3)

(1)	Total direct compensation includes base salary, annual incentive and grant date value of long-term incentives.

(2)	In early 2011, CONSOL’s revenues were $5 billion (based on the last quarter in 2009 and the first three quarters in 2010).

(3)	In early 2011, CONSOL’s market capitalization was $11.6 billion (based on data as of January 3, 2011).

In connection with the preparation of the 2011 compensation program, the compensation consultant benchmarked the proposed compensation packages for the named executives against (i) proxy data available for the Peer Group, and (ii) published survey data (including the Mercer Human Resources Consulting 2010 Executive Compensation Survey, the Watson Wyatt 2010/2011 Top Management Calculator and the Economic Research Institute Executive Compensation Assessor). The proposed 2011 compensation packages for total direct compensation were also compared to the trended energy industry peer group data as the proxy data reflected 2010 pay data only.

The Compensation Committee uses the compensation consultant’s benchmarking studies to determine the market pay practices of executives at comparable companies who are similarly situated to our executives. The Compensation Committee’s policy is to use the data prepared and presented by the compensation consultant as a reference point or guideline. Our named executives’ actual compensation may be higher or lower than the compensation paid to executives in similar positions at comparable companies based on CONSOL’s financial performance and individual performance.

In light of the named executives’ history with CONSOL, the depth and breadth of their experiences, their job responsibilities, their individual performances (and CONSOL’s performance) in 2010, a review of benchmarking and other materials described herein, the named executives’ 2011 compensation packages were approved by the Compensation Committee and the independent members of the Board (in the case of our Chief Executive Officer). The proxy benchmarking showed that the average CONSOL percentile rankings of our named executives’ packages (relative to our peers) was as follows: base salary (77th percentile), annual incentive (42nd percentile at target), and long-term incentives (65th percentile at target).

Role of Compensation Consultant

The Compensation Committee has engaged Deloitte, an outside compensation consulting firm, to assist it with the development of our compensation program. The compensation consultant works for the Compensation Committee in coordination with management.

The Compensation Committee looks to the compensation consultant to review the elements of our compensation program and recommend any modifications thereto, including the appropriate mix of short- and long-term incentives, based on the consultant’s review of the market practices of a peer group of companies and the Corporation’s compensation objectives. The consultant also provides ongoing input on the design of our incentive programs and the underlying performance metrics.

Process for Evaluating Compensation

In the first quarter of each year, the Compensation Committee meets to establish the base salaries and incentive opportunities and related performance goals of the Corporation’s compensation programs. To establish compensation for a particular named executive (other than our Chief Executive Officer), the Corporation’s human resources personnel make an initial assessment and submit it to our Chief Executive Officer for review. This assessment considers relevant industry salary practices, the complexity and level of responsibility associated with the particular named executive’s position, the position’s overall importance to the Corporation in relation to other executive positions, and the competitiveness of the named executive’s total compensation. Our Chief Executive Officer may make appropriate changes to this assessment based on his determination of such named executive’s past performance. The Compensation Committee then reviews: our Chief Executive Officer’s compensation recommendations for each named executive (other than himself); our Chief Executive Officer’s evaluation of each named executive’s performance and internal value; and the benchmarking studies and tally sheets (which includes an equity wealth accumulation analysis) compiled by the outside compensation consultant.

From this mix of information, the Compensation Committee approves, in consultation with the Chief Executive Officer and our outside compensation consultant, the amount of each named executive’s annual base salary, short- and long-term incentive compensation.

To establish compensation for our Chief Executive Officer, the Compensation Committee reviews: (i) the benchmarking studies and compensation alternatives compiled by the outside compensation consultant; (ii) the Chief Executive Officer’s self-evaluation of his annual performance in light of the prior year’s goals and objectives; and (iii) the Board’s evaluation of his performance. The Compensation Committee approves and then recommends that the independent members of the Board ratify the compensation of our Chief Executive Officer. Our Chief Executive Officer does not participate in any discussions regarding his performance or his resulting compensation.

Executives’ Performance Considerations

CONSOL takes a team approach to achieving our strategic vision for CONSOL. The performance of our named executives in light of annually determined goals and objectives (described below) is considered when establishing individual compensation and in determining the pay-out of awards issued under the Short-Term Incentive Compensation Plan. However, the Compensation Committee does not assign any relative weights to these goals and objectives. Rather, the Compensation Committee makes a subjective determination of their achievement based on a review of each named executive’s overall performance with respect thereto.

For 2011, our named executives had the following as their combined primary performance goals and objectives (which are consistent with our five core values – safety, compliance, continuous improvement, production and cost):

Executives’ Primary Goals and Objectives for 2011

Health and Safety	Improving and being an industry leader in health and safety by continuing CONSOL’s efforts to achieve a zero incident rate and implementing other major health and safety initiatives. The Corporation’s efforts to achieve zero accidents are measured by whether the Corporation established an effective safety incentive and training program.

Environment	Continuing to improve environmental compliance and providing industry leadership in the area of the environment.

Continuous Improvement	Continuing to improve and optimize our coal and gas operations and continually improve productivity and efficiency of such operations.

Finance	Improving and protecting the Corporation’s financial position, measured by CONSOL’s (i) Net Income and (ii) EBITDA.*

Energy Sales and Marketing	Continuing to secure coal and gas supply agreements with financially stable energy customers (including customers in emerging economy growth markets), expand and diversify CONSOL’s market portfolio and mitigate risk. Specific targets are generally not determined, but rather, the Compensation Committee considers, at end of the year, (i) sales prices under the Corporation’s coal sales contracts for the year, (ii) the pricing of the Corporation’s gas sales contracts and its gas hedge position, and (iii) the Corporation’s general market share. The Corporation also considers production volumes and costs per ton with respect to coal results and costs per Mcf with respect to gas results (see “2011 Short-Term Incentive Compensation” set forth below on page 42 for 2011 target information).

Organization and Recruiting	Continuing to develop the best organizational structure for efficiency, communications, and management development.

Growth & Business Development	Expanding core business and business support via acquisitions and joint ventures, and investigating new business opportunities that are synergistic with our existing operations and resources.

Corporate Image & Branding	Continuing to enhance CONSOL’s corporate image and build its reputation as a leader in energy and environmental policy, as a community leader, and as a responsible corporate citizen. These efforts are also consistent with our commitment to recruiting and enhancing the Corporation’s image as an employer.

Regulatory Risk Management	Actively managing potential adverse risk associated with new governmental regulations that will impact our business.

Corporate Governance	Effectuating good corporate governance by continuing to assist the Board in its oversight of CONSOL and further enhancing communication between management and the Board.

*CONSOL’s EBITDA and Net Income targets for 2011 were $1,434,276,000 and $382,683,000, respectively. Please refer to “Reconciliation of Non-GAAP Financial Information “ on page 53 for information on the calculation of the target EBITDA for 2011.

The Compensation Committee, in conjunction with our Chief Executive Officer, determined that our other named executives exceeded their 2011 goals and objectives.

SECTION 5 - COMPENSATION DECISIONS FOR 2011

Elements of Executive Compensation Program

In 2011, we continued to compensate our named executives through the following elements of our executive compensation program:

Compensation Element	Form of Compensation	Performance Criteria	Purpose
1. Base Salary (page 42)	Cash	Individual performance and experience in the role are factors in determining base salaries.	To provide fixed compensation necessary to attract and retain key executives and to offset the cyclicality in our business that may impact variable pay year-to-year.
2. Short-Term Incentive (page 42)	Cash	Performance criteria include production, operating cost and safety goals determined by the Board, together with individual goals. Payout requires that one of the following performance conditions is satisfied for that year: (i) total shareholder return (relative to TSR Peer Group), (ii) net income or (iii) EBITDA.	To provide incentives to our employees to achieve performance goals and to reward our employees for the achievement of those goals.
3. Long-Term Incentive (page 46)

•      Performance Share Units (PSUs) (3-year cliff vesting)

•      Performance-Based Options (Performance Options) (one-time award granted in 2010 with 4-year ratable vesting, if goals are achieved)

•      Restricted Stock Units (RSUs) (3-year ratable vesting; granted to NEOs, excluding the Chief Executive Officer)

•      Stock Options (3-year ratable vesting)

All equity awards settle in stock.

For PSUs granted in 2011, performance criteria include TSR, average return on capital and safety.

For PSUs granted in 2009 (but paying out in 2012), performance criteria include TSR and EBITDA.

For both tranches of PSUs, payout requires that one of the following performance conditions is satisfied for the three-year performance period: (i) total shareholder return (relative to TSR Peer Group), (ii) net income or (iii) EBITDA.

For Performance Options, vesting is dependent upon satisfying annual gas production and operating cost goals. RSUs and Options are time-based vesting.

To create a strong incentive for our key management members to achieve our short- and long-term performance objectives and strategic plan, and to align management’s interests with our shareholders’ interests.

Compensation Element	Form of Compensation	Performance Criteria	Purpose
4. Post- Employment (page 50)	• Employment Agreement (Chief Executive Officer only) • Letter Agreement (Chief Legal Officer only) • Change in Control Agreements • Other Retirement Benefits	-	To attract and retain key management members and, for change in control agreements, to motivate executives to take actions that are in the best interests of CONSOL.
5. Perquisites (page 53)	• Country Club Memberships • Corporate Aircraft • Financial Planning • Vehicle Allowance	-	To provide a competitive compensation package and, in certain cases, to optimize an executive officer’s time.

As illustrated by the charts below, a significant portion of our named executives’ 2011 target total direct compensation was granted in the form of short-term and long-term incentives and is “at risk.” We believe that this compensation mix ensures a strong link between our named executives’ compensation and the Corporation’s performance and motivates our named executives to deliver strong business performance results and to create shareholder value, without rewarding inappropriate risks.

Target Pay Mix in 2011(1)

(1)	Short-Term Incentive Plan awards assumes a target payout and for long-term incentive awards, assumes grant date values of equity incentives. Named executives may receive zero or less than target for poor performance, and more than target for superior performance.

(2)	The 2011 target pay mix for the EVP - Energy Sales is based on pay approved by the Compensation Committee in February 2011 and does not include his September 2011 promotion-related increase in pay.

A significant amount of every named executive’s compensation is at-risk and aligned with our shareholders’ interests, consistent with the discussion above regarding the amount of pay at-risk for our Chief Executive Officer. If the Corporation’s stock price does not perform well, our named executives do not realize the target value of their at-risk compensation.

2011 Base Salary

The base salaries are designed to provide a level of fixed compensation that is necessary to attract and retain key executives and to offset the cyclicality in our business that may impact variable pay year-to-year. Factors considered in establishing base salaries include external market data, the internal worth and value assigned to the named executive’s role and responsibilities at CONSOL, and the named executive’s skills and performance.

The Compensation Committee (and, in the case of the Chief Executive Officer, the independent members of the Board) reviewed the base salaries of our named executives in February 2011. The Compensation Committee approved annual base salary increases for each of our named executives, other than our Chief Executive Officer. These increases were attributable, in part, to outstanding performances in 2010, and with respect to our President and EVP - Energy Sales, their promotions in February 2011 and September 2011, respectively. In order to further align our Chief Executive Officer’s compensation with our stakeholders’ interests and to place more emphasis upon performance, the Compensation Committee recommended, and the independent members of the Board approved, maintaining the Chief Executive Officer’s base salary from 2010, and increased his performance-based compensation (as further explained below).

The annual base salaries for 2011 were as follows:

Named Executive	Salaries for 2011
Chief Executive Officer	$1,100,000
President	$690,000
Chief Financial Officer	$565,000
Chief Legal Officer	$450,000
EVP – Energy Sales	$480,000

2011 Short-Term Incentive Compensation

The Short-Term Incentive Compensation Plan (which we call the “Short-Term Plan”) is designed to deliver annual cash awards when CONSOL and our named executives are successful in meeting or exceeding established performance targets and to pay less, or nothing at all, when CONSOL and/or our employees fall short of these targets. The Short-Term Plan provides incentive compensation (measured at target) that is comparable to compensation provided by companies with which CONSOL competes for executive talent.

The Committee calculated the actual amount of the awards by strictly adhering to the following formula:

Each of the individual results, coal results and gas results are measured independently, with scores ranging from 70-200% for each target, with a 100% score indicating target performance and a higher score (up to 200%) indicating above target performance. If the minimum score of 70% is not reached for a particular goal, a score of zero was recorded for that goal. Individual results are based on multiple factors (which are described on page 38) that the Compensation Committee considers on a holistic, qualitative, rather than quantitative, basis. All corporate goals were derived from the Board-approved profit objective. For purposes of 2011, the Annual Incentive Compensation Factor was calculated as follows:

(1)	Production and Operating Cost/Ton for the Gas Results were adjusted by the Committee to eliminate the effect of the Noble and Antero transactions.

The ultimate payouts to our named executives for 2011 performance were as follows:

Short-Term Plan Payout Information (2011 Performance)

Named Executive	Target Opportunity Percentages for 2011 (as a % of Base)(1)	Target Payout	Maximum Potential Payout	Actual Payout(2)

Chief Executive Officer	150%	$1,650,000	$3,300,000	$2,754,884

President	110%	$759,000	$1,518,000	$1,267,247

Chief Financial Officer	70%	$395,500	$791,000	$627,379

Chief Legal Officer	60%	$270,000	$540,000	$423,799

EVP – Energy Sales	60%	$288,000	$576,000	$480,852

(1)

The Compensation Committee determined the 2011 Target Opportunity Percentages for our named executives based on a review of competitive data and performance. The Compensation Committee approved (and in the case of the Chief Executive Officer, the independent members of the Board approved) the Target Opportunity Percentages and Target Payouts for each of the named executives.

(2)

In February 2012, our Chief Executive Officer reviewed and discussed with the Compensation Committee his assessment of the other named executives’ performances in 2011 relative to the target goals referenced above. Our Compensation Committee concurred with our Chief Executive Officer’s assessment of executive performance and approved performance scores for our President, Chief Financial Officer, Chief Legal Officer and EVP – Energy Sales that were at or within the following range: 170% to 200%. Similarly, the Compensation Committee and the independent members of the Board reviewed and evaluated the Chief Executive Officer’s self-assessment in light of his stated goals and objectives and agreed to an individual performance score of 200%.

The Short-Term Plan awards granted to our executive officers are intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in order to maximize tax deductions for our shareholders. Accordingly, these awards contain performance-based conditions. If the performance conditions are met, the Compensation Committee may award 200% of the target award. However, the Compensation Committee strictly followed the pre-determined performance-based formula for the 2011 Short-Term Plan (as discussed above) to reduce the actual awards, irrespective of its ability to permit awards significantly more than that amount. For the 2011 Short-Term Plan, two of the three performance conditions were met, as described below:

STIC Performance Conditions	Valuation of Performance Conditions			Explanation of Performance Conditions	Actual Results for 2011
EBITDA	≥	$717,138,000	(1)	50% of CONSOL’s Board-approved target EBITDA for 2011	$1,777,682,000(1) (condition satisfied)

Net Income	≥	$191,342,000		50% of CONSOL’s Board-approved target Net Income for 2011	$623,497,000 (condition satisfied)

Total Shareholder Return		≥50th percentile		Ranking among our TSR Peer Group(2)	46th percentile (condition not satisfied)

(1)	Please refer to “Reconciliation of Non-GAAP Financial Information “ on page 53 for information on the calculation of the EBITDA performance condition and the actual EBITDA.

(2)	The 2011 Short-Term Plan Shareholder Return Peer Group (the “TSR Peer Group”) was composed of the following companies:

Alliance Resource Partners, L.P.	International Coal Group Inc.
Alpha Natural Resources, Inc.	James River Coal Company
Anadarko Petroleum Corporation	Massey Energy Company
Apache Corporation	Newfield Exploration Company
Arch Coal Inc.	Nexen Inc.
Cabot Oil & Gas Corporation	Noble Energy Inc.
Callon Petroleum Co/DE	Peabody Energy Corporation
Chesapeake Energy Corporation	Penn Virginia Corporation
Cimarex Energy Co.	Pioneer Natural Resources Company
Comstock Resources Inc.	Rio Tinto Group (GBR) – ADR
Denbury Resources Inc.	St. Mary Land & Explor Company
Devon Energy Corporation	Stone Energy Corporation
Encana Corporation	Ultra Petroleum Corporation
EOG Resources, Inc.	Westmoreland Coal Company

In the event a peer group company ceased to exist during the performance period (as was the case with International Coal Group, Inc. and Massey Energy Company), that company could be excluded from the calculation of total shareholder return; provided, however, that any peer group company that was liquidated and/or filed for Chapter 11 reorganization would not be deemed excluded, but rather would automatically be deemed to be in “last place” for purposes of calculating total shareholder return.

The 28 companies listed above were recommended by Deloitte and approved by our Compensation Committee and the Board, as being companies with which we compete for investor dollars in the market. The Compensation Committee believes that from an investor’s perspective these companies are similar to CONSOL. Unlike the 16-company Peer Group used to benchmark compensation pay levels, this TSR Peer Group was not selected based on company size and represents a broader mix of energy companies.

Awards of 2011 Long-Term Incentive Compensation

The long-term incentive compensation that we provide is designed to create a strong incentive for our named executives to achieve our longer-term performance objectives in the strategic plan and to align management’s interests with our shareholders’ interests.

Mix of Long-Term Incentive Compensation

The Compensation Committee generally believes that combined grants of stock options, restricted stock units and performance share units for our named executives provide a balance between risk and potential reward. Stock options and restricted stock units have three-year ratable vesting and the performance share units have three-year cliff vesting, if earned. These allocations are based primarily on a desire to balance risk and retention. The Compensation Committee also determined that this equity mix would reward stock price appreciation as well as financial performance over both the short- and long-term.

In February 2011, the Compensation Committee determined that target long-term incentive opportunities for our named executives (and in the case of our Chief Executive Officer, the independent members of the Board) would be composed of the following mix of equity awards:

Equity Mix for Named Executives (2011 Grants)

Long-Term Incentive Compensation Awards

As a result of the Compensation Committee’s decisions regarding the mix of 2011 long-term incentive compensation awards, the Compensation Committee approved the following equity awards for the named executives (in the dollar amounts shown below):

Named Executive	Stock Options	Restricted Stock Units	Performance Share Units (Target)
Chief Executive Officer(1)	$1,500,000	$0	$7,625,000
President(2)	$675,000	$675,000	$1,350,000
Chief Financial Officer	$513,167	$513,167	$513,167
Chief Legal Officer	$260,000	$260,000	$260,000
EVP – Energy Sales (3)	$191,333	$191,133	$191,333

(1)

The Compensation Committee and the independent members of the Board approved maintaining a long-term incentive mix for 2011 that stressed performance-based awards. Accordingly, our Chief Executive Officer’s target long-term incentive opportunity for 2011 was 16% of stock options and 84% of performance share units.

(2)

As part of our President’s promotion to this position, the Compensation Committee increased the portion of his long-term compensation which is at-risk. Accordingly, our President’s target long-term incentive opportunity for 2011 was 25% in stock options, 25% in restricted stock units, and 50% in performance share units.

(3)

In connection with Mr. Pusateri’s promotion and assumption of additional duties in September 2011, the Compensation Committee awarded him an option to purchase 3,638 shares and 1,392 restricted stock units with each award generally vesting ratably over a three-year period if he remains employed with CONSOL. Additional information regarding each of the equity grants and their terms and conditions is more fully described in “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 59. The value of performance share units included in the table above (as well as the Summary Compensation Table) is based on the target amounts of the awards multiplied by the closing market price of CONSOL’s common stock on the grant date and the number of stock options received by an individual is based on CONSOL’s calculation of the Black-Scholes value for stock options on the grant date.

Stock Options and Restricted Stock Units

The Compensation Committee believes that our stock option and restricted stock unit awards promote the achievement by CONSOL of short- and long-term performance objectives, while aligning our named executives’ interests with CONSOL’s shareholders. The stock option and restricted stock unit awards vest ratably over a three-year period with the goal of promoting sustained performance and retention of our named executives. See “Stock Options” on page 82 and “Restricted Stock Units” on page 84 for a more detailed description of these awards, related restrictive covenants and the effects of employment termination.

Performance Share Units

The Compensation Committee believes that our performance share unit awards align the interests of our employees with those of our shareholders because the settlement of such awards are necessarily tied to the achievement of pre-approved, cumulative three-year performance conditions.

In February 2011, the Compensation Committee approved (and the independent members of the Board with respect to the Chief Executive Officer approved) performance share unit awards (along with associated dividend equivalent rights, which accrue and are ultimately paid in stock only if the underlying units vest) for each of our named executives for the performance period of January 1, 2011 through December 31, 2013. See “Performance Share Units” on page 85 for a more detailed description of these awards, related restrictive covenants and the effects of employment termination.

The Committee calculates the actual number of performance units that vest as follows:

Step 1

(1)	Comprised of the same companies used with the Short-Term Plan.

Step 2

Similar to the Short-Term Plan, the 2011 performance share unit awards granted to our executive officers are intended to comply with Section 162(m) of the Code in order to maximize tax deductions for our shareholders. Accordingly, these awards contain performance-based conditions. If the performance conditions are met, the Compensation Committee may award 250% of the target award. The Compensation Committee may then utilize its downward discretion to reduce the amount payable to the awards calculated under the formula described above. For the performance share unit awards to become payable any one of the following three performance conditions must be met:

LTIP Performance Conditions (3-year period: 2011-13)	Explanation of Performance Conditions
EBITDA	50% of CONSOL’s Board-approved target EBITDA for 2011-13*
Net Income	50% of CONSOL’s Board-approved target Net Income for 2011-13*
Total Shareholder Return	≥ 50th percentile ranking among our TSR Peer Group (comprised of same companies as discussed above with the Short-Term Plan)

* The Compensation Committee determined that the ROCE, EBITDA and Net Income target numbers constitute confidential information. When ROCE, EBITDA and Net Income goals were established, the Compensation Committee believed that they were challenging, yet achievable target levels based upon a review of CONSOL’s performance in the prior three-year period and its business goals and objectives for the performance period covering 2011-2013. EBITDA will be calculated using the Target EBITDA formula set forth under “Reconciliation of Non-GAAP Financial Information” for the 2009-2011 performance share unit awards; provided, however, EBITDA and Net Income shall be adjusted for the following items (if applicable): (i) fluctuations in gas prices from the Board-approved profit objective; (ii) the effect of changes in accounting principles; (iii) expenses associated with reorganizations and/or restructuring programs, including, but not limited to, reductions in force (pursuant to ACS 420) and early retirement incentives; and (iv) impairment of tangible or intangible assets (pursuant to ACS 360). ROCE is a ratio that indicates the efficiency and profitability of a company’s invested capital. It is calculated by taking the annual Net Income plus after-tax financing costs divided by the average equity plus long-term debt. The target goals will be disclosed in the 2014 proxy once the performance period has been completed and earned awards are reported.

Payout of Previously Awarded Long-Term Awards

Payout of Performance Share Units Under the 2009-2011 Long-Term Incentive Program

In February 2009, the Compensation Committee approved (and, in the case of our Chief Executive Officer, the independent members of the Board approved) the award of performance share units (along with associated dividend equivalent rights, which accrue and are ultimately paid in stock only if the underlying units vest) to our named executives and other key employees, which awards had a performance period from January 1, 2009 to December 31, 2011.

The Committee determined the actual amount of the awards by strictly adhering to the following formula (each metric is equally weighted):

*Please refer to “Reconciliation of Non-GAAP Financial Information” on page 53 for information on the calculation of the target EBITDA, the actual EBITDA, and the LTIP adjusted EBITDA for 2009-11.

As a result of the above performance determinations, the performance share units were settled as follows:

Named Executive	Performance Share Units Granted in February 2009 (Target) (including Subsequent Dividends)	Shares of Common Stock (Earned Performance Share Units)
Chief Executive Officer	96,132	132,663
President	25,117	34,662
Chief Financial Officer	15,656	21,606
Chief Legal Officer	5,295	7,308
EVP – Energy Sales	4,025	5,555

As with the Short-Term Plan awards and the 2011 performance share unit awards, the 2009 performance share unit awards granted to our executive officers were intended to comply with Section 162(m) of the Code to maximize tax deductions for our shareholders. Accordingly, we established the following performance conditions which, if achieved, allow the Compensation Committee to award up to 200% of the target award. Because at least one of the following performance conditions was met, the 2009 performance share unit awards became payable. The vesting of these awards was conditioned on the achievement of at least one of the following performance conditions and the final award was based on the formula described above on page 48:

LTIP Performance Conditions (2009-11)	Valuation of Performance Conditions			Explanation of Performance Conditions	Actual Results for 2009-11
EBITDA	≥	$1,736,000,000	(1)	50% of CONSOL’s Board-approved target EBITDA for 2009-11	$4,753,362,682(1)(2) (condition satisfied)
Net Income		≥$691,666,500		50% of CONSOL’s Board-approved target Net Income for 2009-11	$1,837,368,609(2) (condition satisfied)
Total Shareholder Return		≥50th percentile		Ranking among our TSR Peer Group(3)	42nd percentile (condition not satisfied)

(1)	Please refer to “Reconciliation of Non-GAAP Financial Information” on page 53.

(2)

In accordance with the terms of the LTIP at the time the awards were established in 2009, EBITDA and Net Income calculations were adjusted for the impairment of intangible and tangible assets, fluctuations in natural gas prices and expenses associated with reorganizations and restructurings and early retirement incentives.

(3)	Stock price appreciation/depreciation plus the compounding effect of reinvested dividends) compared to the companies in a TSR Peer Group (as set forth in the 2010 proxy).

Additional information regarding the 2009 LTIP is included in the CONSOL proxy statement filed on March 24, 2010.

Dominion Award (Nonqualified Performance Stock Option Award)

In June 2010, the Corporation adopted a transaction incentive plan (the “Transaction Incentive Plan”) to incent management to achieve the gas production and operating cost goals in connection with the Dominion Acquisition, which the Corporation considers to have been a transformational opportunity. Pursuant to the terms of the Transaction Incentive Plan, the Compensation Committee granted four-year nonqualified performance stock options (the “Performance Options”) to certain named executives and key employees of the Corporation, who the Compensation Committee deemed to be instrumental in the successful integration and development of the Dominion assets. Among others, Messrs. Harvey, DeIuliis, Lyons, Richey and Pusateri each received Performance Options. The exercise price of the options ($45.05) was set at a dollar amount 12% higher than the Corporation’s closing stock price on the date the Performance Options were granted ($40.22), so as to ensure that the Corporation’s shareholders were rewarded before the Performance Option recipients. The 12% stock option premium was intended to capture the decrease in CONSOL’s stock price that was attributable to announcing the Dominion transaction (and not changes in the general stock market). This premium was calculated by taking the percent difference between (i) CONSOL’s 20-day average stock price ending March 12, 2010 (the last trading day before announcing Dominion Acquisition on March 15, 2010) of $51.59 and (ii) CONSOL’s 20-day average stock price beginning on March 15, 2010 and ending April 12, 2010 of $45.25. For a description of the additional terms of the Performance Options, see “Understanding Our Summary Compensation And Grants Of Plan-Based Awards Tables” on page 59.

The terms of the award agreements provide that, subject to a Participant’s continuous employment with the Corporation and the Corporation’s achievement of certain gas production goals and operating cost goals (the “Annual Performance Goals”), in each of the fiscal years ending December 31, 2010, 2011, 2012 and 2013, respectively (each a “Performance Period”), up to twenty-five percent (25%) of the Performance Options may vest and become exercisable with respect to each such Performance Period, on such date as the Compensation Committee certifies that the applicable Annual Performance Goals with respect to such Performance Period and other material terms of the award agreements have been satisfied.

The performance goals and corresponding results were determined by the Compensation Committee as follows:

Vesting Criteria (weighted 50% each)	2010 Performance Period (6-months ending December 31, 2010)	2011 Performance Period (12-months ending December 31, 2011)
Gas Production Goals (Bcf)	70 Bcf (Actual Results: 72)	163 Bcf (Actual Results: 163Bcf, which includes 1.9 Bcf of excess production from 2010)(1)
Gas Operating Cost Goals ($/Mcf)	$3.68/Mcf (Actual Results: $3.67/Mcf)	$3.64/Mcf (Actual Results: $3.64/Mcf)

(1) In accordance with performance options terms, we were able to apply 1.9 Bcf of excess production from 2010 to arrive at the 2011 production goal of 163 Bcf (because we were 2 Bcf over in 2010), as the results are measured on a cumulative basis. These results exclude the impact of the Noble Energy transaction.

Because the performance goals were satisfied for purposes of 2010 and 2011, 50% of each of the Performance Option awards became exercisable (25% in February 2011 and 25% in February 2012). The following table represents the Performance Options that were originally granted, and the portion that vested for purposes of the 2011 Performance Period:

Name	Shares Underlying Performance Option Awards Granted on June 15, 2010	Percentage of Performance Option Awards that Vested (January 1, 2011 through December 31, 2011)	Number of Performance Option Shares that Vested in 2011	Percentage of Performance Option Awards Remaining Unvested as of March 31, 2012
J. Brett Harvey	243,273	25%	60,818	50%
Nicholas J. DeIuliis	152,046	25%	38,011	50%
William J. Lyons	97,309	25%	24,327	50%
P. Jerome Richey	60,819	25%	15,204	50%
Robert F. Pusateri	60,819	25%	15,204	50%

Although 50% of the options have vested thus far, because the exercise price is greater than our current stock price, no value is realizable on the performance options.

SECTION 6 - OTHER COMPENSATION POLICIES AND INFORMATION

Retirement Benefit Plans

CONSOL also maintains retirement benefit plans which are intended to attract and retain key talent including a supplemental executive retirement plan. These retirement plans are more fully described in “Understanding Our Pension Benefits Table” on page 66.

Employment and Letter Agreements

We originally entered into an employment agreement with our Chief Executive Officer in 1997 and into a letter agreement with our Chief Legal Officer in 2005. CONSOL entered into each of these agreements for purposes of attracting the particular executive to CONSOL. In the case of our Chief Executive Officer’s employment agreement, the Compensation Committee believed that such an agreement was necessary for purposes of maintaining consistency with market and past practice and retaining our Chief Executive Officer. In consideration for the benefits provided in the employment agreement with our Chief Executive Officer, the employment agreement contains a two-year post-termination noncompetition covenant and a confidentiality covenant, which protect CONSOL against the risk that our Chief Executive Officer, who has significant experience with, and knowledge of, CONSOL from leaving and joining a competitor. For a description of the additional terms of each of these agreements, see “Understanding our Summary Compensation and Grants of Plan-Based Awards Tables” on page 59 and “Understanding Our Change in Control and Employment Termination Tables” on page 77.

Change in Control Agreements

We previously entered into change in control agreements with each of our named executives (which we refer to as “CIC Agreements”). Under the CIC Agreements, each named executive will receive severance benefits if such person’s employment is terminated or constructively terminated after, or in connection with, a change in control (as defined in the respective CIC Agreements) if such named executive enters into a general release of claims reasonably satisfactory to us (i.e., a double trigger agreement). Under these circumstances, these named executives would be entitled to receive a lump sum cash payment equal to a multiple of base pay plus a multiple of incentive pay (as defined in their respective CIC Agreements) as follows:

Named Executive	Multiple of Base Salary and Incentive Pay
Chief Executive Officer	3.0
President	2.5
Chief Financial Officer	2.5
Chief Legal Officer	2.0
EVP – Energy Sales	2.0

Additionally, benefits would be continued for two to three years and equity grants would vest. The Compensation Committee believes that providing change in control benefits in each of the CIC Agreements and equity award agreements will motivate executives to take actions that are in the best interests of CONSOL and its shareholders and reduce the distraction regarding the impact of such a transaction on the personal situation of an executive. To protect our business interests, the CIC Agreements and equity award agreements also contain confidentiality obligations, a one-year non-competition covenant and a two-year non-solicitation covenant. Additional terms of these agreements are more fully described in “Understanding Our Change in Control and Employment Termination Tables” on page 77.

In connection with the Compensation Committee’s objective to provide compensation opportunities that will attract and retain superior executive personnel who will make significant contributions to CONSOL, our CIC agreements that were entered into several years ago provide for tax gross-ups in the event of a change in control. If it is determined that any payment or distribution by CONSOL or CNX Gas (in the case of its President) to or for the disqualified person’s benefit would constitute an “excess parachute payment,” CONSOL or CNX Gas (in the case of its President) will pay to the disqualified person a gross-up payment, subject to certain limitations, such that the net amount retained by the disqualified person after deduction of any excise tax imposed under Section 4999, and any tax imposed upon the gross-up payment, will be equal to the excise tax on such payments or distributions. In connection with incorporating gross-up provisions in the CIC agreements, the Compensation Committee determined that such gross-up payments were consistent with general market practice at the time these agreements were entered into and ensured that each executive received the intended level of severance benefits, unencumbered by the 20% excise tax. In 2011, CONSOL did not enter into any new agreements or amend any existing agreements, to provide for the gross-ups described above.

Stock Ownership Guidelines for Executives

The stock ownership guidelines provide that all employees designated as officers for purposes of the policy should own shares of the Corporation’s stock, the value of which is a multiple of that employee’s base salary. Shares issuable upon the exercise of stock options or settlement of performance share units held by an individual are not counted for purposes of determining whether an individual has satisfied the ownership guideline requirement. In connection with granting Performance Options, the Compensation Committee increased the stock ownership guidelines as follows:

Named Executive	Multiple of Base Salary
Chief Executive Officer	5.5
President	3.5
Chief Financial Officer	3.5
Chief Legal Officer	2.5
EVP – Energy Sales	2.5

Our stock ownership guidelines were implemented by the Compensation Committee in order to further align our named executives’ interests with those of our shareholders and to comply with best practices. CONSOL reviews compliance with the stock ownership guidelines annually. As of February 2012, all of our named executives had satisfied their stock ownership guidelines.

Insider Trading/Hedging Policy

Our Insider Trading Policy prohibits directors, officers and employees from engaging in any of the following activities with respect to securities of CONSOL (except as otherwise may be approved in writing by the General Counsel): (i) purchase of CONSOL stock on margin; (ii) short sales; (iii) buying or selling options (other than those granted by CONSOL), including buying or selling puts or calls or other hedging transactions with CONSOL securities; or (iv) pledging CONSOL stock (provided, however, that brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course).

Perquisites

We provide our named executives and other senior officers with perquisites that we believe are reasonable, competitive and consistent with CONSOL’s compensation program. Our principal perquisite programs include the personal use of the corporate aircraft in accordance with the terms and conditions of the Aircraft Policy, country club memberships, financial planning assistance, and a vehicle allowance. These programs are more fully described in the footnotes to the Summary Compensation Table and “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 59. In early 2009, management and our Board collectively decided to eliminate tax gross-ups on CONSOL-provided perquisite programs for our named executives.

Tax, Accounting, and Regulatory Considerations

We consider the effect of tax, accounting and other regulatory requirements in designing and implementing our compensation programs, and while these factors may impact plan designs, ultimately decisions reflect the pay strategy of the Corporation and the program intent. For example, all key components of our Chief Executive Officer’s compensation are structured to be deductible, with the exception of $100,000 of his base salary in 2011 (which was in excess of $1 million). As discussed above, our Chief Executive Officer’s base salary for 2012 was reduced to $1 million in favor of shifting more of his compensation to be at-risk.

With some exceptions, Section 162(m) of the federal income tax laws limits CONSOL’s deduction for compensation in excess of $1 million paid to certain covered employees (generally our Chief Executive Officer and the three next highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Awards made under our Short-Term Plan, stock option awards and our LTIP are intended to comply with Section 162(m) of the Code.

SECTION 7 - RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

We define EBITDA as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization.

Reconciliations for the 2011 Performance Period

•

Target EBITDA (2011). Our target EBITDA for the 2011 performance period of $1,434,276,000 was calculated as follows: Net Income ($382,683,000), plus net interest expense ($276,177,000), plus income taxes ($97,920,000), plus DD&A ($677,496,000).

•

Actual EBITDA (2011). For information on the calculation of our actual EBITDA for 2011 of $1,777,682,000, please refer to Part II, Item 6 (page 54) of our 2011 Annual Report on Form 10-K accompanying this proxy statement.

Reconciliations for the 2009-11 Performance Period

•

Target EBITDA (2009-11). Our target EBITDA for the 2009-11 performance period of $3,472,000,000 was calculated as follows: Net Income ($1,383,000,000), plus net interest ($140,000,000), plus income taxes ($614,000,000), plus DD&A ($1,335,000,000).

•

Actual EBITDA (2009-11). For information on the calculation of our actual EBITDA for 2009-11 of $4,222,740,000, please refer to Part II, Item 6 (page 54) of our 2011 Annual Report on Form 10-accompanying this proxy statement.

•

Actual EBITDA (2009-11) - Adjusted Per LTIP. Pursuant to the LTIP program document for the 2009-11 performance period, certain specified adjustments are permitted be made to the final EBITDA calculation. Accordingly, the actual EBITDA for the 2009-11 performance period was increased from $4,222,740,000 (as referred to immediately above) to $4,753,362,682 for the performance condition and $5,151,355,682 for the payout measure. These increases of $530,622,682 and $928,615,682 for the performance condition and the payout measure, respectively, were attributable to the following formulaic adjustments, which are permitted by the terms of the program document: (i) fluctuations in natural gas prices, (ii) expenses associated with reorganizations, and (iii) intangible and tangible impairments pursuant to ASC 360, and with respect to the payout measure, additional adjustments were made for extraordinary/unusual items. These adjustments are made on an annual basis and are consistently applied year-to-year.

•

Actual Net Income (2009-11) - Adjusted Per LTIP. Pursuant to the LTIP program document for the 2009-11 performance period, certain specified adjustments are permitted be made to the final Net Income calculation. Accordingly, the actual Net Income for the 2009-11 performance period was increased from $1,518,995,000 to $1,837,368,609 for the performance condition. This increase for the performance condition was attributable to the following formulaic adjustments, which are permitted by the terms of the program document: (i) fluctuations in natural gas prices, (ii) expenses associated with reorganizations, and (iii) intangible and tangible impairments pursuant to ASC 360. These adjustments are made on an annual basis and are consistently applied year-to-year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CONSOL’s management and, based upon such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement. The Compensation Committee’s charter is available on our website at www.consolenergy.com.

Members of the Compensation Committee:

              William P. Powell, Chairman

              Philip W. Baxter

              John T. Mills

              Joseph T. Williams

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CONSOL under the Securities Act of 1933 or the Exchange Act, except to the extent that the Corporation specifically incorporates the Report by reference therein.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO CONSOL’S RISK MANAGEMENT

Our compensation program is designed to motivate and reward our employees and executive officers for their performance during the fiscal year and over the long-term and for taking appropriate business risks.

In 2011, the Board requested that the Compensation Committee work with management to assess the Corporation’s risks, if any, associated with our compensation policies and practices. Accordingly, several members of our management team conducted an assessment of the risks arising from our compensation policies and practices. The team reviewed and discussed the design features, characteristics, performance metrics and approval mechanisms for all of our various compensation components, to determine whether any of our compensation policies or programs could create risks that would be reasonably likely to have a material adverse effect on the Corporation. The assessment was reviewed by our Internal Auditors and Human Resources Department. Based on this review, management, the Compensation Committee and the full Board identified the following risk mitigating components, which, in their opinion, would be likely to reduce incentives for excessive risk taking and mitigate any incentives to maximize short-term results at the expense of long-term value:

•	Balanced Pay Mix: The target compensation mix is heavily weighted towards long-term incentive compensation.

•

Mix of Performance Metrics: We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of financial metrics, including Safety, EBITDA, Net Income and TSR. Performance-based awards are also based, in part, on the achievement of strategic and operational objectives in addition to financial metrics.

•

Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against metrics. In cases where management determines performance scores, the Compensation Committee (and the independent members of the Board with respect to Mr. Harvey) generally reviews and makes judgments regarding these determinations.

•

Negative Discretion: The Compensation Committee has discretion to reduce performance-based awards when it determines such adjustments would be appropriate based on the Corporation’s and the employees’ performance.

•

Cap on Incentive Payouts: Our incentive programs use financial measures with sliding scales, with amounts interpolated for awards between $0, target and maximum. Payouts are capped at 200% or 250% of the target award to protect against excessive payouts.

•	Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period.

•

Stock Ownership Guidelines: As it relates to our executives, this policy requires our Chief Executive Officer to own equity in the Corporation of five and one-half times his salary and other executive officers to own equity of two and one-half to three and one-half times their salary, and to retain this level of ownership throughout their tenure with us.

Based on its review of the Corporation’s internal controls and the risk mitigating components of the Corporation’s compensation programs identified in the management team’s risk assessment, together with the assistance of its outside compensation consultant, it was determined that the Corporation’s compensation policies and practices do not encourage our executives or our other non-executive employees to take excessive risks that are reasonably likely to have a material adverse effect on the Corporation.

SUMMARY COMPENSATION TABLE - 2011, 2010 AND 2009

The following table discloses the compensation for Mr. Harvey, the principal executive officer of CONSOL, William J. Lyons, the principal financial officer of CONSOL, and the other three most highly compensated executive officers of CONSOL who were serving as executive officers at the fiscal year ended December 31, 2011, whose total annual compensation (excluding items described in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings”) exceeded $100,000.

Name and Principal Position (a)	Year (b)	Salary (c)	Stock Awards(1) (d)		Option Awards(2) (e)	Non-Equity Incentive Plan Compensation(3) (f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) (g)	All Other Compensation (h)(5)		Total (i)
J. Brett Harvey(6)	2011	$1,100,000	$8,924,607	(7)	$1,597,207	$2,754,884	$2,725,902	$98,937	(8)	$17,201,537
Chairman and CEO	2010	$1,086,154	$5,802,288		$6,943,384	$2,750,000	$3,527,334	$142,045		$20,251,205
	2009	$1,038,462	$4,220,646		$3,101,558	$2,262,000	$3,100,964	$128,854		$13,852,484

William J. Lyons	2011	$561,057	$1,113,816	(9)	$546,422	$627,379	$913,543	$44,296	(10)	$3,806,513
EVP and CFO	2010	$536,012	$1,044,692		$2,081,785	$675,000	$1,133,090	$43,003		$5,513,582
	2009	$525,342	$951,404		$439,375	$620,000	$1,305,681	$41,997		$3,883,799

Nicholas J. DeIuliis	2011	$681,923	$2,255,086	(11)	$718,742	$1,267,247	$1,054,075	$77,450	(12)	$6,054,523
President	2010	$634,462	$1,742,416		$3,303,592	$1,200,000	$818,576	$73,763		$7,772,809
	2009	$621,077	$1,526,036		$704,736	$1,050,000	$1,249,608	$62,957		$5,214,414

P. Jerome Richey	2011	$446,058	$564,346	(13)	$276,860	$423,799	$462,345	$39,915	(14)	$2,213,323
EVP – Corporate Affairs and CLO	2010	$421,926	$538,926		$1,248,535	$446,000	$373,965	$39,451		$3,068,803
	2009	$414,258	$322,031		$148,711	$420,000	$206,778	$38,739		$1,550,517

Robert F. Pusateri(15)	2011	$443,327	$478,061	(16)	$273,734	$480,852	$874,959	$58,400	(17)	$2,609,333
EVP – Energy Sales

(1)	The values set forth in this column reflect awards of restricted stock units and performance share units, and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (disregarding the impact of estimated forfeitures related to service-based vesting conditions). For restricted stock units and performance share units, the grant date fair value is computed based upon the closing price of CONSOL’s stock on the date of grant, except that for performance share units, there is an adjustment based on estimated probability that the performance conditions required for vesting will be achieved and an adjustment for the valuation of the market condition which is in accordance with FASB ASC Topic 718. The values do not correspond to the actual value that will be recognized by the named executives.

(2)	The values set forth in this column reflect stock option awards and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (disregarding the impact of estimated forfeitures related to service-based vesting conditions). A discussion of the relevant assumptions made in the valuation of these awards is stated in the financial statements included in CONSOL’s applicable Form 10-Ks (Note 18 in the 2011 Form 10-K for the 2011 awards, Note 18 in the 2010 Form 10-K for the 2010 awards and Note 18 in the 2009 Form 10-K for the 2009 awards). The values do not correspond to the actual value that will be recognized by the named executives. The values shown for the 2010 and 2009 stock option awards have been revised to reflect the updated Black Scholes valuation methodology used for 2011 stock option awards. The effect of this revision is not material.

(3)	Includes cash incentives earned in the applicable year under the CONSOL Short-Term Incentive Compensation Plan. The relevant performance measures underlying the cash awards were satisfied in the applicable annual performance period.

(4)	Amounts reflect the actuarial increase in the present value of the named executive’s benefits under the CONSOL Employee Retirement Plan, the CONSOL Retirement Restoration Plan and the CONSOL Supplemental Retirement Plan. These amounts were determined using the interest rate and mortality assumptions set forth in the financial statements of CONSOL’s applicable Form 10-Ks (Note 15 in the 2011 Form 10-K for the 2011 amount, Note 15 in the 2010 Form 10-K for the 2010 amount and Note 15 in the 2009 Form 10-K for the 2009 amount).

(5)	On April 6, 2009, CONSOL filed a Form 8-K stating that it would no longer provide tax gross-ups to its officers, as defined under Section 16 of the Exchange Act, in connection with company-maintained perquisite programs.

(6)	Mr. Harvey did not receive any compensation from CONSOL in connection with his service as Chairman of the Board.

(7)	Represents the target amount of Mr. Harvey’s LTIP award for 2011. The maximum payout would be $19,062,500. This value does not correspond to the actual value that will be recognized by Mr. Harvey.

(8)	Mr. Harvey’s personal benefits for 2011 include: an annual vehicle allowance, country club membership, luncheon and city club dues, and financial planning. The total in column (h) also includes $14,700 in matching contributions made by CONSOL under its 401(k) plan and $35,946 for personal air travel on the Corporation’s airplane. The aggregate incremental cost of Mr. Harvey’s personal use of the corporate aircraft is determined on a per flight basis and includes the cost of fuel used, the cost of onboard catering, landing fees, trip related hangar and parking costs, crew expenses (including hotel lodging and meals) and other variable costs specifically incurred. On occasion, Mr. Harvey had one or more guests accompany him on the airplane. Mr. Harvey has also used administrative and other staff for personal matters, for which there has been no additional incremental cost to the Corporation.

(9)	Represents the target amount of Mr. Lyons’ LTIP award for 2011. The maximum payout would be $1,282,917. This value does not correspond to the actual value that will be recognized by Mr. Lyons.

(10)	Mr. Lyons’ personal benefits for 2011 include: an annual vehicle allowance, annual physical exam, country club membership, and financial planning. The total in column (h) also includes $14,700 in matching contributions made by CONSOL under its 401(k) plan.

(11)	Represents the target amount of Mr. DeIuliis’ LTIP award for 2011. The maximum payout would be $3,375,000. This value does not correspond to the actual value that will be recognized by Mr. DeIuliis.

(12)	Mr. DeIuliis’ personal benefits for 2011 include: an annual vehicle allowance, annual physical exam, country club membership, luncheon and city club dues, financial planning and personal air travel on the Corporation’s plane. The total in column (h) also includes $14,700 in matching contributions paid by CONSOL’s 401(k) plan. On occasion, Mr. DeIuliis had one or more guests accompany him on the plane.

(13)	Represents the target amount of Mr. Richey’s LTIP award for 2011. The maximum payout would be $650,000. This value does not correspond to the actual value that will be recognized by Mr. Richey.

(14)	Mr. Richey’s personal benefits for 2011 include: an annual vehicle allowance, financial planning and ticket usage. The total in column (h) also includes $14,700 in matching contributions made by CONSOL under its 401(k) plan. On occasion, Mr. Richey had one or more guests accompany him on the plane.

(15)	Mr. Pusateri was promoted effective September 5, 2011 from the EVP – Energy Sales and Transportation Services to the EVP – Energy Sales and Transportation Services and President of CNX Land Resources Inc. Accordingly, his compensation was increased due to additional responsibilities assumed in his new position.

(16)	Represents the target amount of Mr. Pusateri’s LTIP award for 2011. The maximum payout would be $478,333. This value does not correspond to the actual value that will be recognized by Mr. Pusateri.

(17)	Mr. Pusateri’s personal benefits for 2011 include: an annual vehicle allowance, annual physical exam, country club membership, luncheon and city club dues and financial planning. The total in column (h) also includes $14,700 in matching contributions made by CONSOL under its 401(k) plan. On occasion, Mr. Pusateri had one or more guests accompany him on the plane.

GRANTS OF PLAN-BASED AWARDS - 2011

The following table sets forth each grant of an award made to a named executive in the 2011 fiscal year under plans established by CONSOL.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (STIC Awards)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (LTIP Awards)(2)			All Other Stock Awards: Number of Shares of Stock or Units (RSUs)(3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options(4) (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (Target)(5) ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
J. Brett Harvey	2/23/11	-	-	-	-	-	-	-	75,949	48.61	1,597,207
	2/23/11	-	-	-	78,431	156,861	392,152	-	-	-	8,924,607
	-	577,500	1,650,000	3,300,000	-	-	-	-	-	-	-
William J. Lyons	2/23/11	-	-	-	-	-	-	10,557	-	-	513,176
	2/23/11	-	-	-	-	-	-	-	25,983	48.61	546,422
	2/23/11	-	-	-	5,279	10,557	26,393	-	-	-	600,640
	-	138,425	395,500	791,000	-	-	-	-	-	-	-
Nicholas J. DeIuliis	2/23/11	-	-	-	-	-	-	13,886	-	-	674,998
	2/23/11	-	-	-	-	-	-	-	34,177	48.61	718,742
	2/23/11	-	-	-	13,886	27,772	69,431	-	-	-	1,580,088
	-	265,650	759,000	1,518,000	-	-	-	-	-	-	-
P. Jerome Richey	2/23/11	-	-	-	-	-	-	5,349	-	-	260,015
	2/23/11	-	-	-	-	-	-	-	13,165	48.61	276,860
	2/23/11	-	-	-	2,675	5,349	13,372	-	-	-	304,331
	-	94,500	270,000	540,000	-	-	-	-	-	-	-
Robert F. Pusateri	2/23/11	-	-	-	-	-	-	3,936	-	-	191,329
	2/23/11	-	-	-	-	-	-	-	9,688	48.61	203,739
	2/23/11	-	-	-	1,968	3,936	9,841	-	-	-	223,939
	11/8/11	-	-	-	-	-	-	1,392	-	-	62,793
	11/8/11	-	-	-	-	-	-	-	3,638	45.11	69,995
	-	100,800	288,000	576,000	-	-	-	-	-	-	-

(1)	Payments were made pursuant to the CONSOL Short-Term Incentive Compensation Plan under the Executive Annual Incentive Plan.

(2)	These columns report the number of performance share units that may be earned pursuant to the awards granted under the CONSOL 2011 Long-Term Incentive Program under the Plan. The amounts reflect threshold (50%), target (100%), and maximum (250%) performance levels.

(3)	Each of the restricted stock unit awards included in this column have associated dividend equivalent rights and were granted under the Plan.

(4)	Option grants were made under the Plan.

(5)	The values set forth in this column reflect awards of restricted stock units, performance share units (at target) and/or time-based options, and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (disregarding the impact of estimated forfeitures related to service-based vesting conditions).

•

For restricted stock units and performance share units, the grant date fair value is computed based upon the closing price of CONSOL’s stock on the date of grant except that for performance share units, there is an adjustment based on the estimated probability that the performance conditions required for vesting will be achieved and an adjustment for the valuation of the market condition which is in accordance of FASB ASC Topic 718. The values do not correspond to the actual values that will be recognized by the named executives.

•

For stock options, a discussion of the relevant assumptions made in the valuation of these awards is stated in Note 18 of the financial statements included in CONSOL’s Form 10-K for the year ended December 31, 2011. The values do not correspond to the actual values that will be recognized by the named executives.

UNDERSTANDING OUR SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

Executive Summary of CONSOL Plans and Agreements with Named Executives

In addition to their base salary, our executive officers receive a mix of at-risk compensation, both short- and long-term, for their services. Pursuant to various plans which have been adopted by the Corporation, our executive officers are eligible to receive annual cash incentive awards based on the achievement of certain performance targets, stock options, restricted stock units and/or performance share units. Executive officers are also entitled to use of the Corporation’s owned and chartered aircraft, subject to certain terms and conditions set forth below. Each of these elements of compensation and the plans under which they are awarded are discussed below in greater detail.

Certain of our executive officers have executed agreements with the Corporation or its subsidiary, CNX Gas, entitling them to benefits in addition to those available under our various plans. The following is a list of agreements relating to the compensation arrangements between the Corporation, or CNX Gas, and those individuals (each of which are discussed below in greater detail):

•	Employment Agreement with our Chief Executive Officer;

•	Letter Agreement with our Chief Legal Officer; and

•	Time Sharing Agreement with our Chief Executive Officer.

Employment Agreement with our Chief Executive Officer

Mr. Harvey entered into an employment agreement with CONSOL on June 3, 2005. The employment agreement was amended and restated on December 2, 2008. The following is a description of the Employment Agreement, as amended and restated (the “Employment Agreement”).

The current term of the Employment Agreement ends on June 3, 2012, unless sooner terminated, and is automatically extended for additional one year terms thereafter, unless not later than ninety (90) days immediately preceding such anniversary, the Corporation or Mr. Harvey shall have given written notice to the other that it does not wish to extend the Employment Agreement. Under the Employment Agreement, Mr. Harvey is entitled to receive an annual base salary of $1,000,000. The Employment Agreement further provides that Mr. Harvey is eligible to participate in an annual bonus plan on terms established from time to time by the Board. His annual target bonus under that plan will not be less than 100% of his then current base salary. During the term of the Employment Agreement, Mr. Harvey is also eligible to participate in any Corporation long-term incentive plan, and in all employee benefit and fringe benefit plans and arrangements made available by the Corporation to its executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement.

The Employment Agreement provides, among other matters, that if our Chief Executive Officer resigns for “good reason” (as defined in the Employment Agreement) or is terminated without “cause” (as defined in the Employment Agreement) and in each such case has delivered a signed release of claims reasonably satisfactory to the Corporation to the Corporation’s General Counsel within thirty (30) days of the date of his termination and not revoked such release within the seven-day revocation period provided for in such release, he is entitled to receive, among other severance payments and benefits, an amount equal to two times his then current base salary and two times the target annual bonus amount (subject to his compliance with the confidentiality, non-competition and non-solicitation restrictions set forth in the Employment Agreement). The confidentiality provisions survive the termination of his employment with us and the non-competition and non-solicitation provisions survive for a period of two years following the termination of his employment.

Additionally, the Employment Agreement provides our Chief Executive Officer with service credit for eleven additional years of service under the CONSOL Employee Retirement Plan and our retiree medical plan, which benefits represent his years of service at PacifiCorp Energy Inc. and its affiliates; provided, however, that if this credit cannot be provided under the CONSOL Employee Retirement Plan, CONSOL will provide these benefits under a supplemental retirement plan. The amount of unreduced retirement benefits payable to Mr. Harvey (i.e., amount owed to him at normal retirement age) from PacifiCorp Energy Inc. will be deducted from benefits paid by the Corporation to Mr. Harvey under the CONSOL Retirement Restoration Plan or the CONSOL Supplemental Retirement Plan, as applicable. Credited service was negotiated and agreed to with our Chief Executive Officer in 1997, as an inducement for him to leave PacifiCorp Energy Inc. and join our Corporation as its Chief Executive Officer and was re-affirmed in his original employment agreement.

For more information regarding Mr. Harvey’s Employment Agreement, see “Understanding our Change in Control and Employment Termination Tables” on page 77.

Letter Agreement with our Chief Legal Officer

Mr. Richey’s letter agreement provides for the following:

•	an annual base salary of $280,000;

•	an annual incentive compensation opportunity to earn up to 50% of his annual base salary;

•	participation in the Corporation’s Plan with an initial equity grant equal in fair market value to $300,000 on the grant date in the form of stock options and restricted stock units;

•	one year’s severance pay, in addition to all salary, compensation and benefits due; and

•	other benefits including a vehicle allowance and five weeks paid vacation per year.

Short-Term Incentive Compensation Plan

To be eligible to receive an annual award under the Short-Term Incentive Compensation Plan, a named executive must be an active, full-time employee on December 31 of the year in which the award was granted, have worked for at least three months of that same year and be an active employee on the date the annual award is paid out unless the named executive is an early, normal or incapacity retiree in which case the named executive must only be an active, full-time employee on December 31 of the year in which the award was granted. For more information on the Short-Term Incentive Compensation Plan, see “Compensation Discussion and Analysis” on page 28.

Stock Options Awarded under the Equity Incentive Plan

Time-Based Options

Our Plan permits the granting of options, both incentive stock options and non-qualified stock options, to purchase shares of CONSOL common stock. Our Compensation Committee establishes the exercise price at the time each option is granted. The Plan provides that the option exercise price for each share covered by an option, including incentive and non-qualified options, must equal or exceed the fair market value of a share of CONSOL common stock on the date the option is granted, and that the term of the option may not exceed ten years from the grant date. Accordingly, options are intended to be excepted from coverage under Section 409A of the Code.

The exercise price of options granted under the Plan may be paid for (i) by cash or its equivalent, (ii) by exchanging shares of CONSOL common stock (which are not the subject of any pledge or other security interest) with a fair market value on the exercise date equal to the aggregate exercise price of the options, or (iii) by having shares with a fair market value on the exercise date equal to the aggregate exercise price (or any portion thereof) withheld by CONSOL or sold by a broker-dealer.

Performance-Based Options

In June 2010, the Corporation adopted the Transaction Incentive Plan to incentivize management to achieve the financial objectives underpinning the Dominion Acquisition, which CONSOL considers to have been a transformational opportunity. Pursuant to the terms of the Transaction Incentive Plan, the Compensation Committee granted Performance Options under the Plan to certain executive officers and key employees of the Corporation, who the Compensation Committee deemed to be instrumental in the successful integration and development of the Dominion assets, which were acquired on April 30, 2010. Among others, Messrs. Harvey, DeIuliis, Lyons, Richey and Pusateri each received a Performance Option to purchase 243,273, 152,046, 97,309, 60,819 and 66,900 shares of the Corporation’s common stock, respectively, on June 15, 2010. Mr. Harvey’s Performance Option was further ratified by the Board. The exercise price of the Performance Options was set at a dollar amount twelve-percent (12%) higher than the Corporation’s closing stock price on the date the Performance Options were granted to ensure that the Corporation’s shareholders were rewarded before the Performance Option recipients.

The terms of the Performance Option award agreements provide that, subject to a recipient’s continuous employment with the Corporation and the Corporation’s achievement of certain gas production goals and cost goals, which shall be equally weighted and mutually exclusive, related to CNX Gas, in each of the fiscal years ending December 31, 2011, 2012 and 2013, up to twenty-five percent (25%) of the Performance Options may vest and become exercisable with respect to each such performance period, as provided in the Performance Option award agreement, on such date as the Compensation Committee certifies that the applicable annual performance goals with respect to such performance period and other material terms of the Performance Option award agreements have been satisfied. With respect to any performance period, vesting may be accelerated if the Compensation Committee determines and certifies, in its sole discretion, that the applicable annual performance goals have been achieved prior to the completion of such performance period. The Performance Option award agreements also provide that in the event that the applicable annual performance goals for a particular performance period are not achieved and satisfied as of the end of such performance period (a “Missed Year”), the non-vested portion of the Performance Option attributable to the Missed Year may nevertheless become fully vested if, as of the end of the most recently completed performance period, the annual performance goals with respect to each completed performance period (including any Missed Years) have been achieved on a cumulative basis, as certified by the Compensation Committee.

Restricted Stock Units Awarded under the Equity Incentive Plan

Restricted stock units are also granted under our Plan. Our Compensation Committee determines the number of restricted stock units to be granted to each participant, the duration of such awards, the conditions under which the restricted stock units may be forfeited to CONSOL, and the other terms and conditions of such awards. Restricted stock units are structured to comply with Section 409A of the Code. Accordingly, distributions shall be made only upon a permissible distribution event, including upon separation from service. The timing and implementation of deferral elections must occur as prescribed by Section 409A of the Code.

Long-Term Incentive Performance Program

The 2011-2013 LTIP provides each named executive and other executives with a number of performance share units, including dividend equivalent rights. The number of performance share units is equal to the target cash value of the award as determined for an executive, divided by the average closing price of a share of CONSOL’s common stock on the grant date. The performance share units represent a contingent right to receive one share of CONSOL common stock to the extent such unit is earned and becomes payable pursuant to the terms of the LTIP. Compensatory payments under the LTIPs are structured to comply with the short-term deferral exception under Section 409A of the Code. For more information on the 2011-2013 LTIP, see “Compensation Discussion and Analysis” on page 28.

Aircraft Policy

We have a policy titled the “Use of Corporate-Owned or -Leased or Chartered Aircraft” (which we refer to as the “Aircraft Policy”). To best utilize the time of directors, executive officers and members of management and to address potential security concerns, we own, lease and charter aircraft for use by our directors, executives, members of management and their spouses in connection with business travel. To comply with applicable laws and prevent any abuse of this aircraft by having it used for personal reasons, we have instituted the Aircraft Policy. The policy sets forth the detailed procedures by which a person may use CONSOL-owned or -leased aircraft and chartered aircraft including, without limitation, the requirement that the user complete a request form which details such person’s trip and a description of the business activities, accompanying persons and, in the case of CONSOL-owned or -leased aircraft, the prior approval of our Chief Executive Officer on trips for which he is not present. In the case of flights on which our Chief Executive Officer is present, the flight manifest is approved by our Chief Financial Officer and Chief Legal Officer. The Aircraft Policy also informs any user of CONSOL-owned or -leased or chartered aircraft that such use could result in imputed income, as a taxable employee benefit, to the director(s), executive(s) or member(s) of management under federal tax regulations relating to the non-business use of aircraft.

Time Sharing Agreement

On May 1, 2007, the Corporation entered into a Time Sharing Agreement (which we refer to as the “Time Sharing Agreement”) with Mr. Harvey. The Time Sharing Agreement provides that CONSOL will, from time to time, lease its Gulfstream Aerospace G-II59 aircraft (the “Aircraft”) to Mr. Harvey with a flight crew for the operation thereof, as and when required by Mr. Harvey, so long as the Aircraft is not otherwise employed on behalf of the Corporation. Mr. Harvey’s use of the Aircraft will constitute a non-exclusive lease and the Time Sharing Agreement will only be applicable in instances in which the Corporation seeks partial reimbursement of Aircraft-related costs. Pursuant to the Time Sharing Agreement, Mr. Harvey has agreed that the rates to be charged for any particular flight (round-trip between Pittsburgh, Pennsylvania and Toronto, Canada) will be $1,500 per round-trip flight unless otherwise modified by the Chairman of the Compensation Committee in compliance with the Time Sharing Agreement and applicable law. The Corporation has the right to charge Mr. Harvey on a flight-by-flight basis up to an amount which equals the cost of: (i) fuel, oil, lubricants, and other additives; (ii) travel expenses of the crew; (iii) hangar and tie-down costs away from the Aircraft’s base of operation; (iv) insurance obtained for the specific flight; (v) landing fees, airport taxes, and similar assessments; (vi) customs, foreign permit, and similar fees directly related to the flight, if applicable; (vii) in-flight food and beverages; (viii) passenger ground transportation; (ix) flight planning and weather contract services; and (x) an additional charge equal to 100% of the expenses listed in (i) above.

CONSOL is also obligated to provide and maintain Aircraft third party aviation legal liability insurance under the Time Sharing Agreement, naming Mr. Harvey as an additional insured and to indemnify and agree to hold Mr. Harvey harmless from and against any and all liabilities, claims, demands, suits, judgments, damages, losses, costs and expenses (including reasonable legal expenses and attorneys’ fees) arising in connection with the Aircraft. The Corporation and Mr. Harvey will both have the right to terminate the Time Sharing Agreement with immediate effect upon written notice to the other party and the Time Sharing Agreement will automatically terminate upon the cessation of Mr. Harvey’s employment with us.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END - 2011

The following table sets forth all unexercised options, and unvested restricted stock units and performance share unit awards that have been awarded to our named executives by CONSOL and were outstanding as of December 31, 2011.

	Option Awards								Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) (Exercisable) (b)		Number of Securities Underlying Unexercised Options (#) (Unexercisable) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(13) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(14) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(13) ($) (j)
J. Brett Harvey	240,200	(1)	-		-		8.600	4/30/2013	-		-	-	-
	133,740	(2)	-		-		15.390	4/27/2014	-		-	-	-
	120,936	(3)	-		-		22.750	5/03/2015	-		-	-	-
	42,354	(5)	-		-		32.785	2/24/2016	-		-	-	-
	131,318	(6)	-		-		44.100	5/02/2016	-		-	-	-
	41,163	(7)	-		-		34.850	2/20/2017	-		-	-	-
	136,352	(8)	-		-		34.850	2/20/2017	-		-	-	-
	89,885	(9)	-		-		78.650	2/19/2018	-		-	-	-
	141,042	(10)	70,524	(10)	-		27.900	2/17/2019	-		-	-	-
	44,124	(11)	88,249	(11)	-		49.910	2/16/2020	-		-	-	-
	60,818	(16)	60,818	(17)	121,637	(18)	45.050	6/15/2020	-		-	-	-
	-		75,949	(19)	-		48.610	2/23/2021	-		-	-	-
	-		-		-		-	-	25,940	(12)	951,998	-	-
	-		-		-		-	-	132,663	(15)	4,868,732	-	-
	-		-		-		-	-	-		-	354,578	13,012,994
William J. Lyons	38,200	(1)	-		-		8.600	4/30/2013	-		-	-	-
	41,240	(2)	-		-		15.390	4/27/2014	-		-	-	-
	22,416	(3)	-		-		22.750	5/03/2015	-		-	-	-
	32,256	(6)	-		-		44.100	5/02/2016	-		-	-	-
	28,071	(8)	-		-		34.850	2/20/2017	-		-	-	-
	13,828	(9)	-		-		78.650	2/19/2018	-		-	-	-
	19,980	(10)	9,991	(10)	-		27.900	2/17/2019	-		-	-	-
	7,112	(11)	14,226	(11)	-		50.500	2/16/2020	-		-	-	-
	24,327	(16)	24,327	(17)	48,655	(18)	45.050	6/15/2020	-		-	-	-
	-		25,983	(19)	-		48.610	2/23/2021	-		-	-	-
	-		-		-		-	-	22,154	(12)	813,052	-	-
	-		-		-		-	-	21,606	(15)	729,940	-	-
	-		-		-		-	-	-		-	34,171	863,551
Nicholas J. DeIuliis	32,046	(10)	16,026	(10)	-		27.900	2/17/2019	-		-	-	-
	11,862	(11)	23,727	(11)	-		50.500	2/16/2020	-		-	-	-
	38,011	(16)	38,011	(17)	76,024	(18)	45.050	6/15/2020	-		-	-	-
	-		34,177	(19)	-		48.610	2/23/2021	-		-	-	-
	-		-		-		-	-	32,868	(12)	1,206,256	-	-
	-		-		-		-	-	34,662	(15)	1,272,095	-	-
	-		-		-		-	-	-		-	67,238	2,467,616

	Option Awards								Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) (Exercisable) (b)		Number of Securities Underlying Unexercised Options (#) (Unexercisable) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(13) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(14) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(13) ($) (j)
P. Jerome Richey	4,445	(3)	-		-		22.750	5/03/2015	-		-	-	-
	8,204	(6)	-		-		44.100	5/02/2016	-		-	-	-
	9,519	(8)	-		-		34.850	2/20/2017	-		-	-	-
	4,609	(9)	-		-		78.650	2/19/2018	-		-	-	-
	6,762	(10)	3,382	(10)	-		27.900	2/17/2019	-		-	-	-
	3,669	(11)	7,339	(11)	-		50.500	2/16/2020	-		-	-	-
	15,204	(16)	15,204	(17)	30,411	(18)	45.050	6/15/2020	-		-	-	-
	-		13,165	(19)	-		48.610	2/23/2021	-		-	-	-
	-		-		-		-	-	10,400	(12)	381,680	-	-
	-		-		-		-	-	7,308	(15)	268,204	-	-
	-		-		-		-	-	-		-	17,525	445,263
Robert F. Pusateri	2,346	(3)	-		-		22.750	5/03/2015	-		-	-	-
	1,778	(4)	-		-		26.005	6/09/2015	-		-	-	-
	3,658	(6)	-		-		44.100	5/02/2016	-		-	-	-
	6,003	(8)	-		-		34.850	2/20/2017	-		-	-	-
	4,321	(9)	-		-		78.650	2/19/2018	-		-	-	-
	5,142	(10)	2,573	(10)	-		27.900	2/17/2019	-		-	-	-
	2,148	(11)	4,299	(11)	-		50.500	2/16/2020	-		-	-	-
	15,204	(16)	15,204	(17)	30,411	(18)	45.050	6/15/2020	-		-	-	-
	-		9,688	(19)	-		48.610	2/23/2021	-		-	-	-
	-		3,638	(20)	-		45.110	11/08/2021	-		-	-	-
	-		-		-		-	-	8,601	(12)	315,657	-	-
	-		-		-		-	-	5,555	(15)	203,869	-	-
	-		-		-		-	-	-		-	11,070	406,251

(1)	Options granted April 20, 2003 vested and became exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date, except for 200 shares, which vested and became exercisable in their entirety on the first anniversary of the grant date.

(2)	Options granted April 27, 2004 vested and became exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date, except for 200 shares, which vested and became exercisable in their entirety on the first anniversary of the grant date.

(3)	Options granted May 3, 2005 vested and became exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date, except for 200 shares, which vested and became exercisable in their entirety six months after the grant date.

(4)	Options granted June 9, 2005 vested and became exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(5)	Options granted February 24, 2006 vested and became exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(6)	Options granted May 2, 2006 vested and became exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(7)	As part of a variable long-term incentive compensation sward, Mr. Harvey received option and restricted stock unit awards on February 20, 2007 for 2006 performance. Mr. Harvey was granted 13,773 restricted stock options to purchase 41,163 shares of our common stock. The market value of the restricted stock unit award was $480,000 (which was determined by multiplying the closing market price of $34.85 of CONSOL Energy common stock on February 20, 2007 (the grant date) by the number of shares underlying the restricted stock units award). The options granted on that same date vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(8)	Options granted February 20, 2007 vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(9)	Options granted February 19, 2008 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(10)	Options granted February 17, 2009 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(11)	Options granted February 16, 2010 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(12)	Restricted stock units granted on February 17, 2009, February 16, 2010 and February 23, 2011 vest in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(13)	The market value for restricted stock units and performance share units was determined by multiplying the closing market price for CONSOL common stock on December 30, 2011 ($36.70) by the number of shares underlying the restricted stock unit and performance share unit awards.

(14)	This column shows the aggregate number of unvested performance share units as of December 31, 2011. The performance period for each of the performance share unit awards granted in 2010 is January 1, 2010 through December 31, 2012 and for awards granted in 2011 is January 1, 2011 through December 31, 2013. The performance share unit amounts presented for the 2010 and 2011 performance share unit awards are based on achieving performance goals at the maximum level for 2010 and at the target level for 2011.

(15)	The performance period for these performance share unit awards was January 1, 2009 through December 31, 2011. These awards vested on February 16, 2012 for all executives except for Mr. Harvey, whose shares vested on February 28, 2012. The share amounts are based on actual pay-outs based on performance results for the period.

(16)	Represents 25% of the shares underlying the Performance Options that were granted on June 15, 2010, which shares were determined to be vested on February 10, 2011 by the Compensation Committee (and on February 23, 2011 for Mr. Harvey) for the performance period ending December 31, 2010.

(17)	Represents 25% of the shares underlying the Performance Options that were granted on June 15, 2010, which shares were determined to be vested on February 16, 2012 by the Compensation Committee (and on February 28, 2012 for Mr. Harvey) for the performance period ending December 31, 2011.

(18)	Represents 50% of the shares underlying the Performance Options that were granted on June 15, 2010. Subject to the recipient’s continuous employment with the Corporation and the Corporation’s achievement of certain performance goals in each of the fiscal years ending December 31, 2012 and 2013, up to 25% of the original awards may vest and become exercisable with respect to each such performance period on the date that the Compensation Committee certifies that the applicable goals have been achieved (which will generally be in February following the applicable performance period). For a description of the vesting terms of these Performance Options see “Stock Options Awarded under the Equity Incentive Plan - Performance-Based Options” on page 60.

(19)	Options granted February 23, 2011 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(20)	Options granted November 8, 2011 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED TABLE - 2011

The following table sets forth information concerning each exercise of CONSOL stock options and the vesting of restricted stock units and performance share units of CONSOL during the 2011 fiscal year.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
J. Brett Harvey	120,200	4,500,382	50,353		$2,395,273
William J. Lyons	200	6,982	14,186		$670,722
Nicholas J. DeIuliis	2,940	62,196	13,475		$632,101
P. Jerome Richey	-	-	5,316	(1)	$251,228	(1)
Robert F. Pusateri	-	-	2,812		$131,375

(1)	Mr. Richey elected to defer receipt of 100% of his restricted stock unit award granted February 19, 2008. These shares will be paid in a lump sum at the time of his termination of employment. Included in this number are 581 shares valued at $26,662 at vesting that have been deferred.

PENSION BENEFITS TABLE

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, including tax-qualified defined benefit plans and supplemental employee retirement plans (which we refer to as the Supplemental Retirement Plan), but excluding defined contribution plans.

Name (a)	CONSOL Plan Name (b)	Number of Years Credited Service (#) (c)		Present Value of Accumulated Benefit(1) ($) (d)		Payments During Last Fiscal Year ($) (e)
J. Brett Harvey	Employee Retirement Plan	14		$406,396		-
	Retirement Restoration Plan	20	(2)	$5,703,156	(2)	-
	Supplemental Retirement Plan	20	(2)	$10,353,113	(2)	-
William J. Lyons	Employee Retirement Plan	36		$1,422,380		-
	Retirement Restoration Plan	31		$2,973,836		-
	Supplemental Retirement Plan	20		$2,219,072		-
Nicholas J. DeIuliis	Employee Retirement Plan	21		$335,914		-
	Retirement Restoration Plan	16		$0		-
	Supplemental Retirement Plan	20		$2,916,970		-
P. Jerome Richey	Employee Retirement Plan	6		$79,982		-
	Retirement Restoration Plan	1		$7,193		-
	Supplemental Retirement Plan	7		$1,341,018		-
Robert F. Pusateri	Employee Retirement Plan	36		$1,347,547		-
	Retirement Restoration Plan	31		$1,007,660		-
	Supplemental Retirement Plan	20		$1,738,086		-

(1)	The accumulated benefits included in this column were computed through December 31, 2011 using the assumptions as stated in the financial statements included in the Form 10-K (Note 15).

(2)	Mr. Harvey’s Employment Agreement provides service credit for eleven additional years of service for purposes of our supplemental retirement plans (up to a maximum of twenty years under the CONSOL Supplemental Retirement Plan), which represent his years of service at PacifiCorp Energy Inc. and its affiliates. Of the amounts shown above, $3,182,351 and $1,749,467 represent the benefit resulting from service credit provided to Mr. Harvey for his service at PacifiCorp Energy Inc. under the CONSOL Restoration Plan and CONSOL Supplemental Retirement Plan, respectively. The amount of unreduced retirement benefits payable to Mr. Harvey (i.e., the amount owed to him at normal retirement age) from PacifiCorp Energy Inc. and its affiliates will be deducted from benefits paid by CONSOL to Mr. Harvey under the CONSOL Retirement Restoration Plan and the CONSOL Supplemental Retirement Plan. Amounts shown have been reduced by amounts payable to Mr. Harvey by PacifiCorp Energy Inc. and its affiliates.

UNDERSTANDING OUR PENSION BENEFITS TABLE

This section provides information regarding the Corporation’s retirement programs, which include the following:

•	Employee Retirement Plan;

•	Retirement Restoration Plan; and

•	Supplemental Retirement Plan.

Employee Retirement Plan (the “Pension Plan”)

The Pension Plan is a defined benefit plan that pays retirement benefits based on years of service and compensation. It is a qualified plan, meaning that it is subject to a variety of IRS rules. These rules contain various requirements on coverage, funding, vesting and the amount of compensation that can be taken into account in calculating benefits. The Pension Plan has a fairly broad application across the employee population, and forms a part of the general retirement benefit program available to employees.

Eligibility

The Pension Plan covers employees of the Corporation and affiliated participating companies that are classified as regular, full-time employees or that complete 1,000 hours of service during a specified twelve-month period. The Pension plan does not include other categories of individuals, such as leased employees, independent contractors and employees covered by a collective bargaining agreement that does not provide for participation in the Pension Plan.

Incapacity Retirement

Employees who have attained age 40 with at least ten years of service who are deemed disabled and consequently receive a Social Security disability award (proving the disability occurred while employed by the Corporation or a participating affiliated company) are eligible for an incapacity retirement resulting in an unreduced benefit, payable in the form of an annuity, commencing the month following termination. Messrs. Harvey, Lyons, DeIuliis and Pusateri have satisfied the age and service conditions necessary to be eligible for incapacity retirement under the Pension Plan as of December 31, 2011, if they had incurred a qualifying disability on that date.

Separation Retirement

Employees who terminate employment with five or more years of service prior to attaining age 50, or who have attained age 50 but have fewer than ten years of service upon termination, qualify for separation retirement. Payment of the accrued vested benefit is payable at an amount reduced for payments commencing prior to age 65, or the full benefit may be paid at age 65. Messrs. Richey and DeIuliis are currently eligible for separation retirement under the Pension Plan; however, Mr. DeIuliis would not be entitled to payment until he attained age 50.

Early Retirement

Employees who have completed ten or more years of service and are age 50 or older upon termination are eligible for early retirement. Under early retirement, an employee may elect to defer payment to age 65 or elect to begin receiving payment the first of any month up to age 65, subject to a reduction for age. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. Messrs. Harvey, Lyons and Pusateri are eligible for early retirement under the Pension Plan.

Normal Retirement

Employees who terminate employment and have attained age 65 qualify for normal retirement. Payment of the full benefit commences the month following termination. None of the named executives qualify for normal retirement under the Pension Plan as of December 31, 2011.

Form of Payment

The portion of accrued pension benefits earned under the Pension Plan as of December 31, 2005 may be, upon the election of the participant, paid in the form of a lump-sum payment except in the case of an incapacity retirement as discussed above. Pension benefits earned after January 1, 2006 are payable in the form of a single life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity or 100% joint and survivor annuity.

Calculation of Benefits

Pension benefits are based on an employee’s years of service and average monthly pay during the employee’s five highest-paid years. Average monthly pay for this purpose excludes compensation in excess of limits imposed by the Code (up to $245,000). Such covered compensation is reflected in the “Salary” column of the Summary Compensation Table. Prior to January 1, 2006, pension benefits were calculated based on the average monthly pay during the employee’s three highest-paid years and included annual amounts payable under the Corporation’s Short-Term Incentive Compensation Plan, again excluding compensation in excess of limits imposed by the Code.

Retirement Restoration Plan (the “Restoration Plan”)

The Restoration Plan is an unfunded deferred compensation plan maintained by the Corporation for the benefit of employees whose eligible compensation under the Pension Plan exceeded limits imposed by the federal income tax laws. The Corporation established this plan in order to attract and maintain persons that the Corporation considered to be important to its success by providing retirement benefits that are not restricted by the statutory limitations imposed by the Code.

In December 2006, the Board authorized amendments to the Restoration Plan which froze the plan effective December 31, 2006 for CONSOL employees and December 31, 2005 for CNX Gas employees. After the applicable date, no existing participant accrues benefits and no compensation or service is counted for purposes of the Restoration Plan. A participant’s benefit is calculated as of the applicable date with reference to the participant’s benefits under the Pension Plan as of that date.

To comply with Section 409A of the federal income tax laws, the Restoration Plan was further amended to provide that all distributions of benefits accrued and vested under the plan as of December 31, 2006, and through December 31, 2005 for CNX Gas employees, will be paid in a lump sum, which will be paid no later than 30 days following the later to occur of the end of the month following the month in which the participant turns age 50 or the end of the month following the month in which the participant incurs a separation of service. The benefit will be calculated and actuarially reduced, as necessary (using assumptions specified in the Pension Plan), based on a participant’s benefit being initially expressed as a single life annuity payable commencing on such participant’s normal retirement date.

Payment under the plan may not commence prior to age 50, except in the event of an incapacity retirement or under a termination due to a change in control. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. Benefits under the Restoration Plan are paid in the form of a lump sum. Messrs. Harvey, Lyons and Pusateri are eligible for early retirement under the Restoration Plan. Mr. Richey is eligible for separation retirement under the Restoration Plan. In addition, CNX Gas employee participants were also eligible to elect to receive in 2007 lump sum payments of accrued benefits. Mr. DeIuliis made this election and is no longer entitled to any other benefits under the Restoration Plan.

Supplemental Retirement Plan

On December 5, 2006, the Board approved and adopted the Supplemental Retirement Plan, effective January 1, 2007. Certain modifications were made to the Supplemental Retirement Plan which became effective December 4, 2007. The CONSOL Supplemental Retirement Plan is designed primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Corporation and its subsidiaries and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended. The CONSOL Supplemental Retirement Plan is an unfunded, unsecured obligation of the Corporation, the benefits of which will be paid from its general assets. CNX Gas’ employees did not participate in the Supplemental Retirement Plan.

The named executives and other eligible individuals are participants in the Supplemental Retirement Plan. On September 9, 2009, the Board adopted amendments to the Supplemental Retirement Plan to include certain employees of CNX Gas and to give service credit under the plan for service with CNX Gas to all participants in the plan who are or were employees of CNX Gas, including Mr. DeIuliis. The amendments to the plan are consistent with the Corporation’s assumption of CNX Gas’ compensatory arrangements as part of the management reorganization which occurred in January 2009.

We established the Supplemental Retirement Plan in order to attract and maintain persons that we considered to be important to our success by providing benefits that are not restricted by the statutory limitations imposed by the federal income tax laws.

The Compensation Committee has reserved the right to terminate a participant’s participation in the Supplemental Retirement Plan at any time. Additionally, if a participant’s employment is terminated or if a participant no longer meets the Supplemental Retirement Plan’s basic eligibility standards, the participant’s participation in the Supplemental Retirement Plan (and such person’s right to accrue any benefits thereunder) will terminate automatically with no further action required. Final average compensation and years of service will be determined at such time.

The amount of each participant’s benefit under the plan as of age 65 (expressed as an annual amount) will be equal to 50% of “final average compensation” multiplied by the “service fraction” as calculated on the participant’s date of employment termination with the Corporation. “Final average compensation” means the average of a participant’s five highest consecutive annual compensation amounts (annual base salary plus amounts received under the Short-Term Incentive Compensation Plan) while employed by the Corporation or its subsidiaries. The “service fraction” means a fraction with a numerator equal to a participant’s number of years of service and with a denominator of 20. The service fraction can never exceed one.

The benefit described above will be reduced by a participant’s age 65 vested benefits (including benefits which have been paid or are payable in the future (converted to an annual amount)) under: (a) the Pension Plan; (b) the Restoration Plan; and (c) any other plan or arrangement providing retirement-type benefits, including arrangements with prior employers, to the extent service with such other employer or under such arrangement is credited under the Supplemental Retirement Plan.

No benefit will be vested under the Supplemental Retirement Plan until a participant has five years of service with the Corporation or its participating subsidiaries while the participant meets the eligibility standards in the plan. For a description of the effect of employment termination or change in control upon a participant’s right to benefits under the Supplemental Retirement Plan, see “Understanding Our Change in Control and Employment Termination Tables” on page 77.

Benefits under the Supplemental Retirement Plan will be paid in the form of a life annuity with a guaranteed term of 20 years (which will be the actuarial equivalent of a single life annuity) commencing in the month following the later to occur of: (a) the end of the month following the month in which the participant turns age 50 or (b) the end of the month following the month in which the employment termination of a participant occurs. In the event the benefits commence prior to the participant’s normal retirement age, the benefit will be actuarially reduced as necessary (using assumptions specified in the Pension Plan).

NONQUALIFIED DEFERRED COMPENSATION TABLE - 2011

The following table sets forth information concerning each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals/Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
J. Brett Harvey	-	-	$(162,838	)(1)(2)	-	$821,755
Williams J. Lyons	-	-	$(183,222	)(1)(3)	-	$925,537
Nicholas J. DeIuliis	-	-	-		-	-
P. Jerome Richey	-	-	$(92,728	)(1)(4)	-	$320,648
Robert F. Pusateri	-	-	-		-	-

(1)	Under our Plan, in the event the Corporation declares a cash dividend, the number of deferred restricted stock units are automatically increased in connection with the associated dividend equivalent rights. The amounts shown reflect the expense calculated on the dividend equivalent rights based on our closing stock price on the dividend payment date. The dividend amounts for each of the named executives were as follows: $9,940 (Mr. Harvey); $10,513 (Mr. Lyons); and $3,463 (Mr. Richey). The remaining amount consists of stock price appreciation (or depreciation).

(2)	Mr. Harvey elected to defer until retirement 50% (or 21,372 restricted stock units) of a restricted stock unit award granted to him on May 2, 2006.

(3)	Mr. Lyons elected to defer until retirement 100% (or 10,500 restricted stock units) of a restricted stock unit award granted to him on May 2, 2006 and 50% (or 13,603 restricted stock units) of a restricted stock unit award granted to him on April 27, 2004.

(4)	Mr. Richey elected to defer until retirement 100% (or 3,562 restricted stock units) of a restricted stock unit award granted to him on May 2, 2006, 100% (or 3,185 restricted stock units) of a restricted stock unit award granted to him on February 20, 2007 and 100% (or 1,695 restricted stock units) of a restricted stock unit award granted to him on February 19, 2008.

UNDERSTANDING OUR DEFERRED COMPENSATION TABLE

Our Plan permits the granting of restricted stock units with associated dividend equivalent rights. A person may, prior to December 31 of the calendar year that precedes the beginning of the service period, file a deferral election with us pursuant to which the recipient may elect to defer the annual payout of shares under his or her award. The deferral may be 100% or 50% of each annual installment (i) until 5 years from the grant date, (ii) termination of employment, or (iii) upon a “change in control.” The dividend equivalent rights associated with our restricted stock unit awards automatically increase the number of shares underlying a restricted stock unit award when we declare and pay a regular cash dividend on our common stock.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLES

Except as otherwise provided, the following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including without limitation resignation, severance, incapacity retirement or a constructive termination of a named executive, or a “change in control” of CONSOL and/or CNX Gas, in the case of Mr. DeIuliis, or a change in the named executive’s responsibilities, as such scenarios are contemplated in the contracts, agreements, plans or arrangements described below.

For each currently employed named executive, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each named executive, including those set forth in the Pension Benefits Table and Nonqualified Deferred Compensation Table-2011, and any stock options vested as of December 31, 2011 (which are set forth in the Outstanding Equity Awards at Fiscal Year-End - 2011 Table). The tables assume that employment termination and/or the change in control occurred on December 31, 2011 and a valuation of our common stock based on its closing market price on December 30, 2011 of $36.70 per share.

A description of some elements of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or change in control are also described under “Compensation Discussion and Analysis” on page 28 and “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 59. The footnotes to the tables describe the assumptions that were used in calculating the amounts described below.

J. Brett Harvey*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	$2,200,000	-	-	-	$3,300,000
Short-Term Incentive(2)	-	$1,650,000	-	-	-	$6,844,400
Severance Pay Plan(3)	-	-	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
Restricted Stock Units: Unvested	-	-	-	-	-	-
Performance Share Units: Unvested	$5,803,371	$5,803,371	-	$5,803,371	$972,201	$5,803,371
Performance Options: Unvested	-	-	-	-	-	-
Benefits and Perquisites:
Outplacement service	-	$25,000	-	-	-	$25,000
Continuation of life/medical/dental benefits(5)	$96,216	$96,216	$96,216	$48,108	$96,216	$96,216
401(k) payment	-	-	-	-	-	$44,100
Restoration Plan	-	-	-	-	-	$164,765
Supplemental Retirement Plan(6)	-	-	-	-	-	$5,647,888
280G Tax Gross-up (or Scaleback)(7)	-	-	-	-	-	$(424,644)
Total:	$5,899,587	$9,774,587	$96,216	$5,851,479	$1,068,417	$21,501,096

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

William Lyons*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination Not for Cause (reduction in force)	Termination for Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	-	-	-	-	$1,412,500
Short-Term Incentive(2)	-	-	-	-	-	$1,537,500
Severance Pay Plan(3)	-	$271,635	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
Restricted Stock Units: Unvested	-	-	-	-	-	-
Performance Share Units: Unvested	-	-	-	-	-	-
Performance Options: Unvested	-	-	-	-	-	-
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of life/medical/dental benefits(5)	-	-	-	-	-	-
401(k) payment	-	-	-	-	-	$36,750
Restoration Plan	-	-	-	-	-	$1,447
Supplemental Retirement Plan(6)	-	-	-	-	-	$2,007,966
280G Tax Gross-up(7)	-	-	-	-	-	-
Total:	-	$271,635	-	-	-	$5,021,163

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

Nicholas DeIuliis*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination Not for Cause (reduction in force)	Termination for Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	-	-	-	-	$1,725,000
Short-Term Incentive(2)	-	-	-	$759,000	-	$2,796,667
Severance Pay Plan(3)	-	$265,385	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	$141,029	$141,029	-	$141,029	-	$141,029
Restricted Stock Units: Unvested	$1,206,256	$1,206,256	-	$1,206,256	-	$1,206,256
Performance Share Units: Unvested	$1,603,496	$1,603,496	-	$1,603,496	$726,375	$1,603,496
Performance Options: Unvested	-	-	-	-	-	-
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of life/medical/dental benefits(5)	-	-	-	-	-	$24,696
401(k) payment	-	-	-	-	-	$36,750
Restoration Plan	-	-	-	-	-	-
Supplemental Retirement Plan(6)	-	-	-	-	-	$10,048,953
280G Tax Gross-up(7)	-	-	-	-	-	$8,003,072
Total:	$2,950,781	$3,216,166	-	$3,709,781	$726,375	$25,610,919

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

P. Jerome Richey*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	$450,000	-	-	-	$900,000
Short-Term Incentive(2)	-	$270,000	-	$270,000	-	$810,667
Severance Pay Plan(3)	-	$450,000	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
Restricted Stock Units: Unvested	-	-	-	-	-	-
Performance Share Units: Unvested	-	-	-	-	-	-
Performance Options: Unvested	-	-	-	-	-	-
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of life/medical/dental benefits(5)	-	-	-	-	-	$19,757
401(k) payment	-	-	-	-	-	$29,400
Restoration Plan	-	-	-	-	-	$1,195
Supplemental Retirement Plan(6)	-	-	-	-	-	$672,528
280G Tax Gross-up (or Scaleback)(7)	-	-	-	-	-	$(241,539)
Total:	-	$1,170,000	-	$270,000	-	$2,217,008

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

Robert F. Pusateri

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	-	-	-	-	$960,000
Short-Term Incentive(2)	-	-	-	-	-	$800,000
Severance Pay Plan(3)	-	$230,769	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
Restricted Stock Units: Unvested	$196,822	$196,822	-	$196,822	-	$196,822
Performance Share Units: Unvested	$145,589	$145,589	-	$145,589	$13,761	$145,589
Performance Options: Unvested	-	-	-	-	-	-
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of life/medical/dental benefits(5)	-	-	-	-	-	-
401(k) payment	-	-	-	-	-	$29,400
Restoration Plan	-	-	-	-	-	$9,280
Supplemental Retirement Plan(6)	-	-	-	-	-	$2,084,409
280G Tax Gross-up(7)	-	-	-	-	-	-
Total:	$342,411	$573,180	$-	$342,411	$13,761	$4,250,500

(1)	If a change in control occurred and the named executive’s employment did not terminate, the named executive would be entitled only to the payments and benefits shown under Long-Term Incentive Compensation. The narrative following these tables contains a description of events that constitute a “change in control.”

(2)	Using the assumption that a termination occurred at year-end, each named executive, except Messrs. DeIuliis and Richey, would have already earned or forfeited the short-term incentive award due to age and service at December 31, 2011, and we have not, therefore, reflected these amounts in the table. In the event of death, Messrs. DeIuliis and Richey would earn the short-term incentive award. In the event of a qualifying termination in connection with a change in control, each named executive, pursuant to his change in control agreement, would be entitled to a pro-rated payment of his “short-term incentive” compensation based upon the length of service during the year in which the termination occurred. Assuming a target payout for 2011 and a change in control at year-end, each individual would receive, in addition to the amount shown in the table, the amounts set forth in the Grants of Plan-Based Awards Table under the target amounts for non-equity incentive plan awards. In the event of a termination not for cause or a termination for good reason, Mr. Harvey would also be entitled to the pro-rated payment of his short-term incentive compensation for the year in which the termination occurred pursuant to his employment agreement, and assuming a target payout for 2011, he would receive the amount set forth in the Grants of Plan-Based Awards Table under the target amount for non-equity incentive plan awards.

(3)	The Severance Pay Plan for Salaried Employees provides 1 week of severance for every year of service up to a maximum of 25 weeks in the event that employment is involuntarily terminated because of a reduction in workforce. Messrs. Harvey, Lyons, DeIuliis, Pusateri and Richey are entitled to 12 weeks, 25 weeks, 21 weeks, 25 weeks and 1 year, respectively, of severance. Mr. Richey is entitled to 1 year’s severance pursuant to his letter agreement, as more fully described in “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables.”

(4)

If a currently employed named executive is eligible for Early Retirement or Normal Retirement, each as defined by the applicable equity award agreements, that named executive would be entitled to the following amounts for unvested options, restricted stock units and performance share units, respectively, under any termination scenario except termination for cause (in which case, the equity is forfeited): (A) Mr. Harvey (Early Retirement eligible): $620,611; $951,998; and $2,883,849; (B) Mr. Lyons (Normal Retirement eligible): $87,921; $813,052; and $735,945; (C) Mr. Richey (Normal

Retirement eligible): $29,762; $381,680; and $375,992; and (D) Mr. Pusateri (Early Retirement eligible): $22,642; $118,835; and $104,265. Mr. DeIuliis is not eligible for Early Retirement or Normal Retirement, and as such, he would not receive the value of such equity awards in the event of a Separation Retirement. The values for long-term incentive compensation represent the value of the unvested CONSOL stock options, restricted stock units, performance share units and/or Performance Options (as applicable), which would accelerate and vest or would continue to vest according to the vesting schedule, depending on the termination event. The value of the CONSOL unvested options, restricted stock units, performance share units and Performance Options was calculated using a closing market price of $36.70 for CONSOL (noting that no value is listed for the options when the strike price exceeds $36.70) and assumes target payout for the performance share units. For the performance share units granted in 2009, which had a performance period ending December 31, 2011, the named executive would already have a right to the award and we have not, therefore, included this amount.

(5)	In the event of a qualifying termination in connection with a change in control, Messrs. DeIuliis and Richey, pursuant to their change in control agreement, would be entitled to the continuation of medical and dental coverage for a period of 30 months and 24 months respectively, Messrs. Harvey, Lyons and Pusateri are entitled to receive retiree medical benefits under The Comprehensive Medical Expense Benefits Plan for Salaried Employees due to their age and years of service as of December 31, 2011. Mr. Harvey’s employment agreement provides service credit for 11 additional years of service under The Comprehensive Medical Expense Benefits Plan for Salaried Employees, which represents his years of service at PacifiCorp Energy Inc. and its affiliates; provided, however, that because Mr. Harvey has 14 years of service with CONSOL, the calculation only uses six years of credited service.

(6)	In the event of a termination for cause, no benefit is payable.

(7)	This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change of control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, reasonable compensation analyses and the value of the covenant not to compete. Assumptions used in the Proxy Statement include:

•	Marginal federal, Pennsylvania state and FICA tax rates of 35%, 3.07% and 1.45%, respectively;

•	Any payments with respect to the 2011 bonus were not contingent on the change in control (and thus, not required to be included in the calculation);

•

Stock options are assumed to become fully vested and/or exercisable and are valued in accordance with Rev. Proc. 98-34 and Q&A 24(c) of Internal Code Section 280G based on expected life of the option; and

•

We did not attribute any value to non-competition covenants or take the position that any part of the value of the performance-based equity and long-term incentive plans provided to the applicable named executive was reasonable compensation for services prior to the change of control, which would have reduced the estimated excise tax gross-up payment, if any.

With respect to Messrs. Harvey and Richey, their parachute payments exceed the safe harbor by less than 10%. Therefore, their benefits would be reduced by the listed amount so that no excise tax would be required pursuant to their change in control severance agreement.

UNDERSTANDING OUR CHANGE IN CONTROL AND EMPLOYMENT TERMINATION TABLES

Executive Summary Regarding Agreements and/or Programs with Change of Control Provisions

This section provides information regarding the following Corporation agreements and/or programs which provide for benefits to be paid to named executives in connection with employment termination and/or a change in control of the Corporation or, with respect to Mr. DeIuliis, CNX Gas:

•	Employment Agreement with our Chief Executive Officer;

•	Change in Control Agreements;

•	Stock Option Agreements;

•	Restricted Stock Unit Agreements;

•	Long-Term Incentive Program;

•	Supplemental Retirement Plan; and

•	Severance Pay Plan for Salaried Employees.

The severance provisions of Mr. Richey’s letter agreement with the Corporation are described in this Proxy Statement in “Understanding our Summary Compensation and Grants of Plan-Based Awards Tables” on page 59.

Employment Agreement with our Chief Executive Officer

As previously discussed in the “Compensation Discussion and Analysis” on page 28 and “Understanding our Summary Compensation and Grants of Plan-Based Awards Tables” on page 59, Mr. Harvey has an employment agreement with CONSOL.

The terms of the Employment Agreement provide that if Mr. Harvey resigns for “good reason” (as defined below) or is terminated without “cause” (as defined below), and in each case he delivers a signed release of claims reasonably satisfactory to the Corporation to the Corporation’s General Counsel within thirty (30) days of the date of his termination and does not revoke such release within the seven-day revocation period provided for in the release, he is entitled to receive severance payments in the form of:

•	his then current base salary through the date of termination and any annual bonus awarded in accordance with the Corporation’s bonus program but not yet paid;

•

an amount equal to two times his then current base salary and two times the target annual bonus amount (provided that Mr. Harvey has not breached the confidentiality, non-competition and non-solicitation restrictions set forth in the employment agreement);

•	payment of the pro-rata portion of his target bonus in the year of termination if the relevant performance goals are met;

•	medical benefits or reimbursements for a maximum period of 24 months;

•	payment of all accrued but unused vacation time;

•	payment for reasonable outplacement assistance services actually incurred by him in seeking other employment within 12 months of his termination; and

•	reimbursement for business expenses incurred prior to such termination.

Except for the payments relating to the pro-rata portion of Mr. Harvey’s target bonus and outplacement services, these amounts are to be paid in a single lump sum payment within 10 days after the date of his termination, provided that no amount will be paid until expiration of the seven day statutory revocation period with respect to the release described above. The pro-rata portion of Mr. Harvey’s target bonus is to be paid in accordance with the terms of the applicable plan, subject to the attainment of the performance goals applicable to such bonus award and the payment for outplacement services is to be paid no later than the end of the calendar year following the year in which such expense is incurred by Mr. Harvey. If Mr. Harvey’s employment is terminated for good reason or without cause, he and his dependents will continue to receive his medical insurance benefits from the Corporation, on terms substantially comparable to terms of the Corporation’s medical plan, for up to 24 months following the termination date.

If Mr. Harvey’s employment is terminated due to death or “permanent disability,” which is defined in accordance with the Corporation’s long-term disability plan applicable to Mr. Harvey, he (or his estate, if applicable) will be entitled to receive:

•	his then current base salary through the date of termination;

•	a pro-rata portion of his target bonus for the year of termination;

•	payment for all accrued, but unused vacation time; and

•	reimbursement for business expenses incurred prior to such termination, with such amounts payable in a single lump sum within 10 days following termination.

If Mr. Harvey’s employment is terminated for “cause” or by Mr. Harvey other than for “good reason” and not due to death or permanent disability, he will be entitled to receive solely his base salary through the termination date, payment for all accrued but unused vacation time through the termination date, and reimbursement of reimbursable expenses incurred prior to termination.

The employment agreement defines “cause” as:

•	gross negligence in the performance of Mr. Harvey’s duties which results in material financial harm to the Corporation;

•	Mr. Harvey’s conviction of, or plea of guilty or nolo contendere, to any felony or any misdemeanor involving fraud, embezzlement or theft;

•	Mr. Harvey’s intentional failure or refusal to perform his duties and responsibilities with the Corporation, without the same being corrected within 15 days after being given written notice thereof;

•	the material breach by Mr. Harvey of any of the covenants contained in the employment agreement discussed below;

•	Mr. Harvey’s willful violation of any material provision of the Corporation’s code of conduct for executives and management employees; or

•	Mr. Harvey’s engagement in conduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise.

Mr. Harvey may be terminated for “cause” only by majority vote of all the members of the Board (other than Mr. Harvey), which vote must be communicated to Mr. Harvey in writing.

The employment agreement defines “good reason” as any of the following actions taken by the Corporation without Mr. Harvey’s written consent:

•	the material diminution of Mr. Harvey’s duties or responsibilities including the assignment of any duties and responsibilities materially inconsistent with his position;

•	a material reduction in Mr. Harvey’s base salary;

•	a material reduction in Mr. Harvey’s annual target bonus opportunity (excluding any reduction that is generally applicable to all or substantially all executive officers of the Corporation);

•

a material reduction in the overall level of employee benefits (including long-term incentive opportunities) provided to Mr. Harvey (excluding any reduction that is generally applicable to all or substantially all executive officers of the Corporation);

•

the breach of his employment agreement by the Corporation caused by the failure to obtain a written assumption of his employment agreement by any person acquiring all or substantially all of the assets of the Corporation prior to such acquisition;

•	the relocation of Mr. Harvey’s principal work location to a location more than 50 miles from Pittsburgh, Pennsylvania; or

•

the Corporation giving Mr. Harvey notice of nonextension of the term of his employment agreement at either the end of the initial three year term or the end of the first one year extension of the term;

provided, however, that, notwithstanding the foregoing, Mr. Harvey must give written notice to the Corporation of his intention to terminate his employment for good reason within sixty days after the event or omission which constitutes “good reason;” the event must remain uncorrected by the Corporation for 30 days following the notice; and the termination must occur within 60 days following the expiration of the notice period. Any failure to give such written notice within such period will result in a waiver of his right to terminate for “good reason” as a result of such act or omission.

All stock option and restricted stock unit and performance share unit awards contain non-competition provisions which prohibit Mr. Harvey from taking the following actions during the term of his employment and for a period of two years after termination of such employment:

•

directly or indirectly engaging in any business which is in competition with any line of business conducted by the Corporation or an affiliate of the Corporation and which is in any area where the Corporation or its affiliates do business;

•	performing or soliciting the performance of services for any customer or client of the Corporation or its affiliates;

•

inducing any employee of the Corporation or its affiliate to do either of the actions described in the preceding bullet points or terminating such employee’s employment with the Corporation or its affiliates or offering employment to any person who was employed by the Corporation or its affiliates unless such person has ceased such employment for a period of at least 12 months; or

•	directly or indirectly assisting others in any of the above referenced actions.

Further, Mr. Harvey’s employment agreement contains restrictive covenants relating to confidential information, the terms of which are identical to those set forth in the CONSOL stock option and equity award agreements. See “‘Change in Control’ and Restrictive Covenant Provisions — CONSOL Stock Options, Restricted Stock Units and Performance Share Units” below for a description of these restrictive covenants.

Change in Control Agreements

Messrs. Harvey, Lyons, Richey and Pusateri each have change in control severance agreements with CONSOL and Mr. DeIuliis has a change in control severance agreement with CONSOL and CNX Gas (which we refer to collectively as the “CIC Agreements”). The CIC Agreements provide severance benefits to our named executives if they are terminated (i) after, or in connection with, a CONSOL change in control (as described below) (and/or, in the case of Mr. DeIuliis, a CNX Gas change in control (as described below)), by CONSOL (and/or by CNX Gas, in the case of Mr. DeIuliis) for any reason other than cause (as defined below), death or disability (as defined below), that occurs not more than three months prior to or within two years after, a CONSOL change in control (and/or a CNX Gas change in control, in the case of Mr. DeIuliis), or is requested by a third party initiating the CONSOL change in control (and/or the CNX Gas change in control, in the case of Mr. DeIuliis) or (ii) within the two-year period after a CONSOL change in control (and/or a CNX Gas change in control, in the case of Mr. DeIuliis), if he is “constructively terminated” (as defined below).

Under the two circumstances described above, the named executives would be entitled to receive:

•

a lump sum cash payment equal to a multiple of base pay plus a multiple of incentive pay (the multiple, in each case, for Mr. Harvey, 3.0; for Messrs. Lyons and DeIuliis, 2.5; and for Messrs. Richey and Pusateri, 2.0);

•	a pro-rated payment of his incentive pay for the year in which his termination of employment occurs;

•

for a specified period (for Mr. Harvey, 36 months; for Messrs. Lyons and DeIuliis, 30 months; and for Messrs. Richey and Pusateri, 24 months), the continuation of medical and dental coverage (or monthly reimbursements in lieu of continuation);

•

if he would have been eligible for post-retirement medical benefits had he retired from employment during the applicable period, but is not so eligible due to termination, then at the conclusion of the benefit period, the Corporation (or CNX Gas, in the case of Mr. DeIuliis) will provide him with additional continued group medical coverage comparable to that which would have been available under the Corporation’s (or CNX Gas’, in the case of Mr. DeIuliis) post-retirement program for so long as such coverage would have been available under such program, or the Corporation (or CNX Gas, in the case of Mr. DeIuliis) will provide monthly reimbursements to him in lieu of such coverage;

•

a lump sum cash payment equal to the total amount that the executive would have received under the 401(k) plan as a match if he was eligible to participate in the 401(k) plan for a specified period after his termination date (for Mr. Harvey, 36 months; for Messrs. Lyons and DeIuliis, 30 months; and for Messrs. Richey and Pusateri, 24 months) and he contributed the maximum amount to the plan for the match;

•

a lump sum cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under the qualified defined benefit plan and (if eligible) any plan or plans providing nonqualified retirement benefits and the present value of the accrued pension benefits to which the executive would have been entitled under the pension plans if he had continued participation in those plans for a specified period after his termination date (for Mr. Harvey, 36 months; for Messrs. Lyons and DeIuliis, 30 months; and for Messrs. Richey and Pusateri, 24 months);

•	a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and

•

any amounts earned, accrued or owing but not yet paid as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs.

In addition, upon a CONSOL change in control (and/or a CNX Gas change in control, in the case of Mr. DeIuliis) all equity awards granted to each of the executives will become fully vested and/or exercisable on the date the change in control occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement. If it is determined that any payment or distribution to an executive or for his benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the federal income tax laws, he will be entitled to an additional amount, subject to certain limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999 of the federal income tax laws, and any tax imposed upon the gross-up payment, will be equal to the excise tax on the payment.

The CIC Agreements contain confidentiality, non-competition and non-solicitation obligations. The named executives have each agreed not to compete with the business for one year, or to solicit employees for two years, following a termination of employment, when such executive is receiving severance benefits under a CIC Agreement.

No payments are made or benefits provided under the CIC Agreements unless the executive executes, and does not revoke, a written release of any and all claims (other than for entitlements under the terms of the agreement or which may not be released under the law).

“Cause” is a determination by the Board (or the CNX Gas Board, in the case of Mr. DeIuliis) that the executive has:

•	(a) been convicted of, or has pleaded guilty or nolo contendere to, any felony or any misdemeanor involving fraud, embezzlement or theft; or

•

(b) wrongfully disclosed material confidential information of the Corporation or any subsidiary (including CNX Gas), has intentionally violated any material express provision of the Corporation’s code of conduct for executives and management employees (as then in effect) or has intentionally failed or refused to perform any of his material assigned duties for the Corporation (or CNX Gas, in the case of Mr. DeIuliis), and any such failure or refusal has been demonstrably and materially harmful to the Corporation (or CNX Gas, in the case of Mr. DeIuliis).

Notwithstanding the foregoing, the executive will not be deemed to have been terminated for “cause” under clause (b) above unless the majority of the members of the Board (or the CNX Gas Board, in the case of Mr. DeIuliis) plus one member of such board, find that, in its good faith opinion, the executive has committed an act constituting “cause,” and such resolution is delivered in writing to the executive.

A “change in control” under the CIC Agreements means the occurrence of any of the following events:

•

(i) the acquisition by any individual, entity or group of beneficial ownership of more than 25% of the combined voting power of the then outstanding voting stock of the Corporation (or CNX Gas, in the case of Mr. DeIuliis); provided, however, that the following acquisitions will not constitute a change in control: (A) any issuance of voting stock of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) directly from the Corporation (or CNX Gas, in the case of Mr. DeIuliis) that is approved by the then incumbent Board (or incumbent CNX Gas board, in the case of Mr. DeIuliis), (B) any acquisition by the Corporation (or by CNX Gas or any subsidiary of the Corporation or CNX Gas in the case of Mr. DeIuliis) of voting stock of the Corporation (or CNX Gas, in the case of Mr. DeIuliis), (C) any acquisition of voting stock of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any subsidiary of the Corporation (including CNX Gas), (D) any acquisition of voting stock of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) by an underwriter holding securities of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) in connection with a public offering thereof, or (E) any acquisition of voting stock of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) by any person pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) below; or

•

(ii) individuals who constitute the Board as of the agreement date (or in the case of Mr. DeIuliis, individuals who constitute the CNX Gas board other than at a time when the Corporation and/or its subsidiaries beneficially own more than 50% of the total voting stock of CNX Gas) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Corporation’s shareholders (or CNX Gas’ shareholders, in the case of Mr. DeIuliis) was approved by a vote of at least two-thirds of the directors then comprising the incumbent Board (or incumbent CNX Gas Board, in the case of Mr. DeIuliis) are deemed to have then been a member of the incumbent Board (or incumbent CNX Gas Board, in the case of Mr. DeIuliis), but excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (or the CNX Gas board, in the case of Mr. DeIuliis);

•

(iii) consummation of a reorganization, merger or consolidation of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) or a direct or indirect wholly owned subsidiary of the Corporation (or a direct or indirect wholly owned subsidiary of CNX Gas, in the case of Mr. DeIuliis), a sale or other disposition of all or substantially all of the assets of the Corporation (or CNX Gas, in the case of Mr. DeIuliis), or other transaction involving the Corporation (or CNX Gas, in the case of Mr. DeIuliis), unless, in each case, immediately following such transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such transaction or any direct or indirect parent corporation thereof, (B) no person other than the Corporation (or, in the case of Mr. DeIuliis, the Corporation and/or any of its subsidiaries) beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such transaction or any direct or indirect parent corporation thereof and (C) at least a majority of the members of the Board (or the CNX Gas Board, in the case of Mr. DeIuliis, other than at a time when the Corporation and/or its subsidiaries beneficially own more than 50% of the total voting stock of CNX Gas) of the entity resulting from such transaction or any direct or indirect parent corporation thereof were members of the incumbent Board (or the incumbent CNX Gas Board, in the case of Mr. DeIuliis) at the time of the execution of the initial agreement or of the action of the Board providing for such transaction;

•

(iv) approval by the shareholders of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) of a complete liquidation or dissolution of the Corporation (or CNX Gas, in the case of Mr. DeIuliis), except pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) above; or

•

(v) in the case of Mr. DeIuliis’ CIC Agreement, other than a time when CONSOL and/or its subsidiaries beneficially own less than 50% of the total voting stock of CNX Gas, a CONSOL change in control (as described in clauses (i) through (iv) above).

A “constructive termination” means:

•	a material adverse change in position;

•	a material reduction in annual base salary or target bonus or a material reduction in employee benefits;

•

a material adverse change in circumstances as determined in good faith by the executive, including a material change in the scope of business or other activities for which the executive was responsible for prior to the change in control, which has rendered the executive unable to carry out, has materially hindered his performance of, or has caused him to suffer a material reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position he held immediately prior to the change in control, as determined by him;

•

the liquidation, dissolution, merger, consolidation or reorganization of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) or transfer of substantially all of the Corporation’s (or CNX Gas’, in the case of Mr. DeIuliis) business or assets unless the successor assumes all duties and obligations of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) under the applicable CIC Agreement; or

•	the relocation of the executive’s principal work location to a location that increases his normal commute by 50 miles or more or that requires travel increases by a material amount.

Stock Options

In the event that a named executive’s employment with the Corporation (including any affiliate of the Corporation) is terminated for “cause” (as defined in our Plan) or the named executive breaches non-competition or proprietary information covenants (see description below), then any stock option (whether vested or unvested) that is granted to the named executive will be canceled and forfeited in its entirety on the date of termination of employment or breach of covenant, as applicable. In addition, any stock option exercised during the six month period prior to such termination of employment or breach of covenant, as applicable, will be rescinded, and the named executive will be required to pay to the Corporation within 10 days an amount in cash equal to the gain realized by the exercise of the stock option.

In the event that the named executive’s employment terminates voluntarily, due to “disability” (as defined in our Plan) or by the Corporation without “cause” (as defined in our Plan), the non-vested portion of any stock option will be deemed cancelled on the termination date and the vested portion, if any, of the stock option as of the date of such termination will remain exercisable for the lesser of a period of 90 days following termination or until the expiration date of the stock option. Notwithstanding the previous sentence, if such termination occurs on or after the date the named executive has reached the age of 55 by reason of an “early retirement” or “incapacity retirement” as defined in the Pension Plan (or any successor plan), then in that event the non-vested portion of the stock option will continue to vest and become exercisable in the ordinary course and will remain exercisable until the stock option’s expiration date. If the named executive’s employment is terminated by reason of a “normal retirement,” as defined in the Pension Plan (or any successor plan), the non-vested portion of the stock option will vest in its entirety on the effective date of the named executive’s retirement and the stock option will remain exercisable until its expiration date.

In the event that employment with the Corporation (including any affiliate) is terminated by reason of a reduction in force as specified and implemented by the Corporation, the non-vested portion of a stock option will continue to vest and become exercisable in accordance with the vesting schedule set forth above, and will remain exercisable until the expiration date. In the event that the named executive’s employment is terminated by reason of death, the non-vested portion of the stock option will vest in its entirety immediately upon the date of death and will remain exercisable for the lesser of a period of three years following death or the expiration date.

Nonqualified Performance Stock Options

In the event that a named executive’s employment with the Corporation (including any affiliate) is terminated for “cause” (as defined in our Plan) or the named executive breaches the confidentiality and/or the non-competition obligations set forth in the Performance Option award agreement, such Performance Option (whether vested or unvested) will be cancelled and forfeited in its entirety on the date the named executive’s employment is terminated or the covenants are breached. In addition, any Performance Option exercised during the six month period prior to such termination of employment or breach of covenant, as applicable, will be rescinded. Within 10 days after receiving notice of a rescission, the named executive must pay to the Corporation an amount in cash equal to the gain realized by such person upon exercise of the Performance Option.

Unless otherwise specifically provided in a separate agreement between the Corporation and the named executive, if a named executive’s employment with the Corporation (including any affiliate) is terminated by the named executive voluntarily or by the Corporation without cause, the non-vested portion of such named executive’s Performance Option will be cancelled and forfeited on the date the named executive’s employment is terminated and the vested portion, if any, of the Performance Option as of the date of such termination will remain exercisable for the lesser of (i) a period of 90 days following such termination of employment or (ii) until the expiration date and, in either event, the vested portion will thereafter be deemed cancelled and forfeited.

In the event that a named executive’s employment with the Corporation (including any affiliate) is terminated by reason of an “early retirement” or “normal retirement” (each as defined in the Performance Option award agreement), the non-vested portion of such named executive’s Performance Option will vest to the extent earned as determined at the end of each respective performance period; provided, however, that if a named executive’s employment is terminated by reason of an early retirement or a normal retirement before the one-year anniversary of the date the Performance Option was granted, the non-vested portion of the named executive’s Performance Option will be canceled and forfeited in its entirety on the date of such named executive’s termination of employment.

In the event that a named executive’s employment with the Corporation (including any affiliate) is terminated by reason of death, “incapacity retirement” (as defined in the Pension Plan, or any successor plan thereto applicable to the named executive) or “disability” (as defined in our Plan), the non-vested portion of such named executive’s Performance Option will vest to the extent earned as determined at the end of each respective performance period and the Performance Option will remain exercisable until the expiration date.

In the event of an employment termination by reason of a reduction in force, the named executive will not be subject to the non-competition and non-solicitation provisions contained in the Performance Option award agreement.

Restricted Stock Units

All shares subject to restricted stock unit awards that are issued under our Plan will vest (i.e., will not be subject to forfeiture as the result of employment termination) upon the occurrence of any of the following events and will be delivered on the termination date, or as soon as administratively practical thereafter (but in no event later than the 15th day of the third month following that date):

•	termination of employment with the Corporation on or after age 65;

•

termination of employment with the Corporation on or after age 55 under circumstances which also satisfy the criteria for either “early retirement” or “incapacity retirement” under the Pension Plan, as in effect at that time; or

•	termination of employment with the Corporation by reason of death or as part of a reduction in force as specified and implemented by the Corporation.

In no event will any shares vest in the event employment with the Corporation is terminated for “cause” as defined in our Plan (see below) or if a named executive leaves the Corporation’s employment for any reason other than in connection with one of the special vesting events specified above.

In addition, if employment is terminated for “cause” or the named executive breaches the non-competition or proprietary information covenants (see below), then, in addition to awards being cancelled with respect to any unvested shares, the named executive will also forfeits all of his right, title and interest in and to any shares which have vested under existing awards and which are held by him at that time or are otherwise subject to deferred issuance. In addition, to the extent a named executive has sold any of his vested shares within the six month period ending with the date of the named executive’s termination for “cause” or breach of the non-competition or proprietary information covenants or at any time thereafter, then the named executive will be required to repay to the Corporation, within 10 days after receipt of written demand from the Corporation, the cash proceeds received upon each such sale, provided the demand is made by the Corporation within one year after the date of that sale.

Long-Term Incentive Programs

If a named executive’s employment with CONSOL or any affiliate is terminated:

•	on or after the date the named executive has reached the age of 55 by reason of an “Early Retirement” or “Incapacity Retirement;”

•	by reason of a “Normal Retirement;”

•	on account of death or Disability (other than an Incapacity Retirement); or

•	by reason of a reduction in force as specified and implemented by the Corporation prior to the payment date or the change in control payment date, as applicable, the named executive shall be entitled to retain his or her units and receive payment therefore to the extent earned and payable under the LTIP program.

However, in the case of a Disability, the named executive shall only be entitled to retain a prorated portion of the units determined at the end of the performance period and based on the number of complete months that the named executive worked in the performance period. If a named executive’s employment with CONSOL or any affiliate is terminated for any other reason, including by the named executive voluntarily, or by CONSOL with or without cause (other than in connection with a reduction in force as explained above), prior to the payment date or the change in control payment date, as applicable, the units awarded to the named executive shall be cancelled and forfeited.

Equity Incentive Plan Definitions

The following definitions and provisions are set forth in our Plan:

“Cause” is defined, unless otherwise defined in the applicable award agreement, as a determination by the Compensation Committee that a person has committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Corporation, deliberately and repeatedly violated the rules of the Corporation or the valid instructions of the Board or an authorized officer of the Corporation, made any unauthorized disclosure of any of the material secrets or confidential information of the Corporation, or engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Corporation.

“Disability” is defined, unless otherwise defined in the applicable award agreement, as an award recipient’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12 consecutive calendar months) to perform for the Corporation or an affiliate of the Corporation substantially the same services as he or she performed prior to incurring the incapacity or injury.

“Change in Control” and Restrictive Covenant Provisions - CONSOL Stock Options, Restricted Stock Units and Performance Share Units

All stock options (including the Performance Options) and restricted stock unit and performance share unit awards, whether or not vested, may, in the Board’s discretion and authority, vest upon a “change in control,” which is defined under our Plan as (unless otherwise defined in the applicable award agreement) the earliest to occur of:

•

any one person (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, and any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Corporation stock), or more than one person acting as a group, is or becomes the beneficial owner of shares that, together with the shares held by that person or group, possess more than 50% of the total fair market value or total voting power of the Corporation’s shares;

•

a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•	the sale of all or substantially all of the Corporation’s assets.

However, in the event the accelerated vesting of the awards, either alone or together with any other payments or benefits to which the named executive may otherwise become entitled from the Corporation in connection with the “change in control” would, in the Corporation’s good faith opinion, be deemed to be a parachute payment under Section 280G of the Code (or any successor provision), then, unless any agreement between the named executive and the Corporation provides otherwise, the number of options and restricted stock units which vest on this accelerated basis will be reduced to the extent necessary to assure, in the Corporation’s good faith opinion, that no portion of the accelerated award will be considered such a parachute payment.

All stock option and unit awards contain a covenant regarding confidential information and trade secrets, pursuant to which the recipient must agree, at any time during or after his or her employment with the Corporation, not to disclose or use for his or any other person or entity’s own benefit or purposes, other than the Corporation and its affiliates, any proprietary confidential information or trade secrets, which are unique to the Corporation and not generally known to the industry or the public. In addition, upon termination with the Corporation for any reason, the award recipient must immediately return all materials relating to the business of the Corporation and its affiliates, excluding personal notes, notebooks and diaries, and may not retain or use for such person’s own account at any time any trade names, trademarks or other proprietary business designation used or owned in connection with the business of the Corporation or its affiliates.

Supplemental Retirement Plan

If a participant’s employment with CONSOL or any subsidiary terminates for “cause” (which is defined to include a violation of any nonsolicitation, noncompetition or nondisclosure provision contained in any agreement entered into by and between a participant and CONSOL or any subsidiary), no benefits will be payable under the Supplemental Retirement Plan. Additionally, each participant will agree by participating in the Supplemental Retirement Plan that within ten (10) days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six (6) months prior to the date of the earliest breach. A forfeiture of Supplemental Retirement Plan benefits will also occur for certain cause events even if the event does not occur or is not discovered until after any termination of employment. Benefits under the Supplemental Retirement Plan will immediately vest upon death or disability of a participant or upon a “change in control” (as described below).

Further, the participant will be entitled to receive the vested benefits in a lump sum payment if the participant’s employment is terminated after, or in connection with, a “change of control” (as defined in the Supplemental Retirement Plan) on account of:

•	an involuntary termination associated with a “change in control” within the two year period after the “change in control,” or

•

a termination by CONSOL other than for “cause” or due to the participant’s death or disability that (A) occurs not more than three months prior to the date on which a “change in control” occurs or (B) is required by a third party who initiates a “change in control.”

The benefit will be calculated as if the participant terminated on the date of the change in control, but the participant will be considered only for purposes of applying the appropriate actuarial reduction to have a minimum age of 55 and a minimum of 20 years of credited service. Additional service credit will also be provided for the term of any payments under a participant’s CIC Agreement, if any, with the Corporation. See “Understanding our Pension Benefits Table” on page 66 for more information regarding the Supplemental Retirement Plan.

Severance Pay Plan For Salaried Employees

Eligible employees of CONSOL are entitled to receive benefits under the Severance Pay Plan immediately upon completion of one year of continuous service with CONSOL. Pursuant to the terms of the Severance Pay Plan, upon an involuntary termination that is part of a workforce reduction, the employee is entitled to one week’s compensation for each completed full year of continuous service, up to a maximum of 25 weeks’ compensation, subject to the Severance Pay Plan’s reemployment provisions described below. Benefits under the Severance Pay Plan do not apply where the employee is terminated for “cause” or resigns, or where such employee’s employment ends in connection with the sale of stock or all or part of the CONSOL asset and the employee is offered employment by the purchaser (or its affiliate) of the stock or all or part of the CONSOL asset.

Calculation of the one week’s compensation is made on the basis of straight time pay (excluding any bonus or overtime compensation) for such employee’s permanently assigned position. In addition to severance benefits, employees are granted any vacation pay to which they are entitled. Employees with less than one year of service are paid only up to and including the date of termination.

In the event that the terminated employee is re-employed as a full-time employee before the severance pay period has expired, the employee shall reimburse CONSOL for the amount of severance benefits which relate to the unexpired period. If the employee was granted vacation pay, the employee may, at his or her option, remit the vacation pay to CONSOL and schedule a later vacation at a time mutually agreed upon with CONSOL.

Employees will not be entitled to severance under this plan unless and until such employee executes, and does not revoke, a release, deemed satisfactory by the Corporation, waiving any and all claims against the Corporation, its affiliates and subsidiaries and all related parties.

PROPOSAL NO. 2 - AMENDMENT AND RESTATEMENT OF EQUITY INCENTIVE PLAN

CONSOL proposes to amend and restate our Equity Incentive Plan to, among other things, increase the number of shares authorized for issuance thereunder from 23,800,000 to 31,800,000. The following is a summary of the Equity Incentive Plan, as amended and restated (the “Plan”). The complete text of the Plan is attached as Appendix A to this Proxy Statement. To the extent the description below differs from the Plan text attached in Appendix A, the text of the Plan governs the terms and provisions of the Plan. Because our executive officers and directors are eligible to receive awards under the Plan, they may be deemed to have a personal interest in the adoption of this proposal.

Purposes of the Proposal

The Board has concluded that the adoption of the Plan is necessary in order to maintain the availability of equity incentive awards for the Corporation’s employees and other individuals who perform services for the Corporation.

Equity Incentive Plan Summary

The purposes of our Plan are to promote the interests of the Corporation and our shareholders by:

•	attracting and retaining eligible directors, executive officers and other key employees of the Corporation and our affiliates;

•	motivating such individuals by means of performance-related incentives to achieve long-range performance goals; and

•	enabling such individuals to participate in the long-term growth and financial success of the Corporation.

The Plan is administered by our Compensation Committee, which has delegated the day-to-day ministerial aspects of our Plan to our officers. Our Compensation Committee grants awards under our Plan and, in the case of awards to non-employee directors on our Board, such awards are subject to approval by our Board. The employees and directors of the Corporation and our affiliates are eligible to receive awards under our Plan. Some of the Corporation’s employees (including our executive officers) and non-employee directors have participated in and will continue to be eligible to participate in our Plan.

The Plan consists of the following components: stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards (cash and equity), deferred stock units and other stock-based awards. The total number of shares of CONSOL common stock with respect to which awards presently may be granted under our Plan is 23,800,000 and the Board recommends that our shareholders approve an increase to the number of shares authorized for issuance under the Plan to the sum of (i) 8,000,000, (ii) the number of shares attributable to outstanding awards under the Plan as of May 1, 2012 and (iii) other shares reserved for issuance under the Plan, but not subject to previously exercised or vested awards as of May 1, 2012. The Plan, as amended, will provide that the aggregate number of shares available for issuance under the Plan will be reduced by one share for each share issued in settlement of any award; provided, however, that such aggregate number of shares will be reduced by 1.62 shares for each share issued in settlement of a “full-value award” (e.g., any award under the Plan pursuant to which shares, other than a stock option or stock appreciation right, may be issued) and no more than 3,000,000 shares, in the aggregate, may be issued with respect to incentive stock options. If any shares of common stock covered by or related to an award granted under our Plan are forfeited, or if such an award is settled for cash, otherwise terminated or canceled without the delivery of shares of common stock, then the shares covered by or related to such award, or the number of shares otherwise counted against the aggregate number of shares of common stock with respect to which awards may be granted, to the extent of any such settlement, forfeiture, termination or cancellation, will again become shares with respect to which awards may be granted; provided, however, that shares (i) delivered in payment of the exercise price of an option, (ii) not issued upon the settlement of stock appreciation rights, or (iii) delivered to or withheld by the Corporation to pay withholding taxes, will not become available again for issuance under the Plan. Awards granted under the Plan may provide for the payment of dividends or dividend equivalents, payable in cash, shares, other securities or other property on a current or deferred basis. Except to the extent provided in an award agreement, no award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant, except by will or the laws of descent and distribution.

The Board adopted the amended and restated Plan subject to shareholder approval. Absent such approval, the amended and restated Plan will not become effective. Therefore, it is not possible at present to determine the amount or form of any award that will be granted or available for grant to any person in the future.

Updated Equity Plan Information

The table below provides updated information about our common stock subject to equity compensation plans as of March 1, 2012.

Total as of March 1, 2012

Shares Available for Future Awards under the Equity Incentive Plan(1)	1,070,833

Shares Subject to Outstanding Stock Options	6,711,017

Weighted Average Exercise Price	$34.56

Weighted Average Remaining Term (in years)	5.57

Shares Subject to Outstanding Full Value Awards	2,214,385

(1)	The Plan is the only equity incentive plan under which the Corporation currently grants equity awards.

Limitations on Awards

Subject to certain anti-dilution adjustments described below, the maximum number of shares with respect to which awards may be granted to any participant during a calendar year is 3,000,000 shares. No participant may receive (i) Stock Options or Stock Appreciation Rights under this Plan for more than 1,000,000 Shares in any one calendar year of the Corporation; (ii) Performance Awards (denominated in Shares) for more than 2,000,000 Shares in any one calendar year of the Corporation or (iii) Performance Awards (denominated in cash) for more than $15,000,000 in any one calendar year of the Corporation.

Stock Options

The Plan permits the granting of options, both incentive stock options and non-qualified stock options, to purchase shares of CONSOL common stock (provided that incentive stock options may only be granted to employees of the Corporation or a parent or subsidiary of the Corporation). Our Compensation Committee establishes the exercise price at the time each option is granted. The Plan provides that the option exercise price for each share covered by an option, including incentive and non-qualified stock options, must equal or exceed the fair market value of a share of CONSOL common stock on the date the option is granted, except in the case of substitute awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Corporation, and that the term of the option may not exceed ten years from the grant date. The standard, initial vesting schedule for options will provide for vesting of such Awards, in one or more increments, over a service period of no less than three years (not including special vesting terms set forth therein); provided, however, that this limitation shall not: (i) apply to options granted to eligible directors, (ii) adversely affect a participant’s rights under another plan or agreement, (iii) apply to substitute awards or any other awards granted in exchange for the surrender of, or substitution of, another company’s awards to its employees and directors, or (iv) apply to options to purchase up to 350,000 shares.

The exercise price of options granted under the Plan may be paid for by cash, or its equivalent, or by exchanging shares of CONSOL common stock (which are not the subject of any pledge or other security interest) with a fair market value on the exercise date equal to the aggregate exercise price of the options, or by a combination of the foregoing. A participant may also elect to pay all or any portion of the aggregate exercise price by having shares with a fair market value on the exercise date equal to the aggregate exercise price withheld by CONSOL or sold by a broker-dealer.

If the exercise of an option is prevented by the occurrence of stop transfer orders or other restrictions as the Board may deem advisable under the Plan or the rules, regulations or other requirements of the SEC, any stock exchange upon which such shares or other securities are then listed, or any applicable federal or state laws, the option shall remain exercisable until thirty days after the date such exercise first would no longer be prevented by such provision, but in any event no later than the expiration date of such option.

Stock Appreciation Rights

Stock appreciation rights may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. Stock appreciation rights granted in tandem with or in addition to an award may be granted either at the same time as the award or, except in the case of incentive stock options, at a later time. Stock appreciation rights are not exercisable earlier than six months after the date granted. Stock appreciation rights will have grant prices no less than the fair market value of a share of CONSOL common stock on the grant date and will have terms no longer than ten years.

Stock appreciation rights entitle the participant to receive an amount equal to the excess of the fair market value of a share of CONSOL common stock on the exercise date of the stock appreciation right over the grant price. Our Compensation Committee determines whether a stock appreciation right is settled in cash, shares or a combination of cash and shares.

The Compensation Committee will determine at or after the time of each grant of stock appreciation right, the methods of exercise, methods and form of settlement, and any other terms and conditions of such stock appreciation right.

If the exercise of stock appreciation right is prevented by the occurrence of stop transfer orders or other restrictions as the Board may deem advisable under the Plan or the rules, regulations or other requirements of the SEC, any stock exchange upon which such shares or other securities are then listed, or any applicable federal or state laws, the stock appreciation right shall remain exercisable until thirty days after the date such exercise first would no longer be prevented by such provision, but in any event no later than the expiration date of such stock appreciation right.

Restricted Stock and Restricted Stock Units

Restricted stock and restricted stock units may also be granted under our Plan. Our Compensation Committee determines the number of shares of restricted stock and/or the number of restricted stock units to be granted to each participant, the duration of such awards, the conditions under which the restricted stock and restricted stock units may be forfeited to CONSOL, and the other terms and conditions of such awards. The Plan, as amended, will provide that the standard, initial vesting schedule applicable to awards of restricted stock and restricted stock units will be in one or more increments, over a service period of no less than three years or, in the case of performance awards, a performance period of no less than one year (in each case, not including special vesting terms set forth therein); provided, however, that this limitation will not: (i) apply to awards to eligible directors (as described below) pursuant to the Corporation’s compensation program applicable to such directors, (ii) adversely affect a participant’s rights under another plan or agreement, (iii) apply to substitute awards or any other awards granted in exchange for the surrender of, or substitution of, another company’s awards to its employees and directors, or (iv) apply to up to 350,000 shares relating to restricted stock and/or restricted stock unit awards granted pursuant to this section of the Plan. Notwithstanding, certain special events, such as death, disability, retirement, and change in control, may cause the awards to accelerate and vest prior to the expiration of the three-year period.

Shares of restricted stock and restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of restricted stock, as provided in the Plan or the applicable award agreements. Each restricted stock unit has a value equal to the fair market value of a share on the settlement or payment date of such award. Restricted stock units may be paid in cash, shares, other securities or other property, as determined in the sole discretion of the Compensation Committee, upon the lapse of the applicable restrictions or pursuant to the terms of the applicable award agreement. Dividends and other distributions paid on or in respect of any shares of restricted stock or restricted stock units may be paid directly to the participant, or may be reinvested in additional shares of restricted stock or restricted stock units, as determined by the Compensation Committee in its sole discretion.

Performance Awards

Performance awards may currently be granted under the Plan. A “Performance Award” consists of a right that is:

•	denominated and/or payable in cash, shares of our common stock or any other form of award issuable under the Plan (other than options or stock appreciation rights);

•	valued, as determined by our Compensation Committee, in accordance with the achievement of performance goals during the applicable performance periods; and

•	payable at such time and in the form as our Compensation Committee determines.

In relation to any performance award, the performance period may consist of one or more calendar years or other fiscal period of at least 12 months in length for which performance is being measured. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or on a deferred basis. For awards intended to be performance-based compensation under Section 162(m) of the Code, performance goals, the achievement of which will be necessary to receive the underlying performance award, will be pre-established by the Compensation Committee and relate to one or more of the following performance measures (subject to such modifications as specified by our Compensation Committee): cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; equity ratios; economic value added; cost of capital; assets or change in assets; expenses; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; mine closures; stock price; interest-sensitivity gap levels; return on equity or capital employed; total or relative increases to shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; amount of oil and gas reserves; oil and gas reserve additions; oil and gas reserve replacement ratios; costs of finding oil and gas reserves; daily natural gas and/or oil production; charge-offs; non-performing assets; asset sale targets; asset quality levels; value of assets; employee retention/attrition rates; investments; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; value creation; achievement of balance sheet or income statement objectives; and completion of acquisitions, business expansion, product diversification and other non-financial operating and management performance objectives.

To the extent consistent with Section 162(m) of the Code, our Compensation Committee may determine that adjustments will apply, in whole or in part, in such manner as determined by the Compensation Committee, to include or exclude the effect of any of the following events that occur during a performance period including the following: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains/losses on the sale of assets; foreign exchange gains and/or losses; expenses related to stock offerings and stock repurchases, the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganization and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in CONSOL’s annual report to shareholders for the applicable year. Performance measures may be determined either individually, alternatively or in any combination, applied to either CONSOL as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by our Compensation Committee.

Our Compensation Committee may, in its discretion, also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any performance award. Our Compensation Committee may also reduce the amount of any performance award if it concludes that such reduction is necessary or appropriate based on: (i) an evaluation of such participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within our industry; (iii) our financial results and conditions; or (iv) such other factors or conditions that our Compensation Committee deems relevant; provided that the Compensation Committee will not have the discretion to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

Other Stock-Based Awards

Other stock-based awards may also be granted under the Plan. An “Other Stock-Based Award” consists of any right that is not an award described above and is an award of shares or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares (including, without limitation, securities convertible into shares), as deemed by the Compensation Committee to be consistent with the purposes of the Plan. The Compensation Committee will determine the terms and conditions of any such other stock-based awards, subject to the terms of the Plan and any applicable award agreement.

Eligible Directors

Our Compensation Committee recommends to our Board that it approve the grant of equity awards to be granted to our non-employee directors under our Plan. Except as otherwise provided by the Board, our Plan describes certain terms of option awards to be granted to our non-employee directors, which are set forth in “Understanding Our Director Compensation Table.”

Additionally, our Plan permits the Board to grant deferred stock units to non-employee directors in lieu of all or any portion of the annual retainer or meeting fees otherwise payable to such directors. More information regarding the terms of deferred stock units is set forth in “Understanding Our Director Compensation Table.”

Change in Control

In the event that the Corporation engages in a transaction constituting a “change in control,” our Compensation Committee will have complete authority and discretion, but not the obligation, to accelerate the vesting of outstanding awards and the termination of restrictions on shares. In addition, the Board may, if deemed appropriate, in its discretion, determine in connection with a “change in control:” (i) to provide for an equivalent award or substitute award in respect of securities of the surviving entity of such transaction; (ii) upon advance notice to the affected participants, to cancel any outstanding options or stock appreciation rights and pay to the holders thereof, in cash, stock or other property (including the property, if any, payable in such a transaction) (or any combination thereof), an amount equal to the excess of the fair market value of the shares covered by the award, based on the price per share received or to be received by other shareholders of the Corporation in such a transaction or such other value as determined by the Board, over the exercise price of the award, or (iii) to make provision for a cash payment or payment of other property (including the property, if any, payable in such transaction) to the holder of any other outstanding award in settlement of such award; provided that, in the case of an option or stock appreciation right with an exercise price that equals or exceeds the fair market value of the shares covered by such option or stock appreciation right, the Board may cancel such options or stock appreciation right without payment or consideration therefor. Any such action taken shall be performed in accordance with the applicable provisions of the Code and treasury regulations issued thereunder so as not to affect the status of (A) any award intended to qualify as an incentive stock option under Section 422 of the Code, unless the Board determines otherwise, (B) any Award intended to comply as performance-based compensation under Section 162(m) of the Code, unless the Board determines otherwise, or (C) any award intended to comply with, or qualify for an exception to, Section 409A of the Code. Any such action taken by the Board will be final, conclusive and binding for all purposes of the Plan.

Amendment and Termination

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an award agreement or in the Plan, our Compensation Committee may amend, suspend, discontinue or terminate the Plan or any award agreement or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination will:

•	be made without shareholder approval if such approval is necessary to comply with tax or regulatory requirements;

•	be made without the consent of the affected participant, if such action would adversely affect any material rights of such participant under any outstanding award; or

•

accelerate the vesting or exercisability of any awards other than in connection with a participant’s death, disability, retirement or a change in control or other transaction described in the Plan; provided, however, that this limitation will not apply to (i) awards for up to five percent of the aggregate number of shares authorized for issuance under the Plan or (ii) any performance award, the payment of which remains contingent on the attainment of performance goal(s).

Notwithstanding the foregoing or any provision of the Plan or an award agreement to the contrary, the Compensation Committee may at any time (without the consent of participants) modify, amend, or terminate any or all of the provisions of the Plan or an award agreement to the extent necessary to conform the provisions of the Plan and/or the award agreement with Section 162(m), Section 409A or any other provision of the Federal income tax laws, regardless of whether such modification, amendment or termination of the Plan and/or award agreement shall adversely affect the rights of a participant, and to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations. Notwithstanding, our Compensation Committee may not amend Section 10 (Eligible Directors) of our Plan without the consent of the Board or Section 2(a) of our Plan, which provides that the Board must approve awards made to its non-employee directors.

Antidilution Adjustments

In the event of a dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Corporation, issuance of warrants or other rights to purchase shares or other securities of the Corporation, or other similar corporate transaction or event affects the shares such that an adjustment is determined by the Compensation Committee to be necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Compensation Committee shall, in an equitable manner, adjust any or all of (i) the number of shares or other securities of the Corporation (or number and kind of other securities or property) with respect to which awards may be granted, (ii) the maximum number of shares subject to an award granted to a participant pursuant to Section 3(b) of the Plan, (iii) the number of shares or other securities of the Corporation (or number and kind of other securities or property) subject to outstanding awards, (iv) the grant or exercise price with respect to any award, and/or (v) any applicable performance goals with respect to awards; provided, in each case, that (A) with respect to awards of incentive stock options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code, as from time to time amended, unless the Compensation Committee determines otherwise, (B) with respect to any award, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m) of the Code, unless otherwise determined by the Compensation Committee, (C) with respect to any award subject to Section 409A, no such adjustment shall be authorized to the extent that such authority would cause the Plan to fail to comply with, or qualify for, an exception to Section 409A, and (D) any fractional shares resulting from such adjustment shall be eliminated.

Cancellation of Awards and Termination of Employment/Service

The Compensation Committee may cause any award granted under the Plan to be canceled in consideration of a cash payment or alternative award made to the holder of such canceled award equal in value to the fair market value of such canceled award except to the extent that such payment would violate the requirements of Section 409A of the Code. Notwithstanding the foregoing or any other provision of the Plan, except in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, distribution (whether in the form of cash, other Corporation securities, or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other Corporation securities, or similar transaction(s)), the terms of outstanding options or stock appreciation rights may not be amended to reduce the exercise price of such outstanding options or stock appreciation rights or to cancel outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights without obtaining shareholder approval.

Withholding

A participant may be required to pay to the Corporation or an affiliate and the Corporation or an affiliate may withhold from any award, from any payment due or transfer made under any award, or under the Plan, or from any compensation or other amount owing to a participant, an amount (in cash, shares, other securities, other awards or other property) sufficient to cover any federal, state, local or foreign income taxes or such other applicable taxes required by law in respect of an award, its exercise, or any payment or transfer under an award or under the Plan and to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for the payment of such taxes. The stock option, performance share unit and restricted stock unit awards granted under the Plan provide that participants may satisfy their withholding tax obligations by making a cash payment to the Corporation or instructing the Corporation to withhold from the total number of shares deliverable to the participant under the applicable award the number of shares having a fair market value equal to the applicable minimum statutory tax withholding requirements as determined in accordance with the Plan.

Clawback

Notwithstanding any other provisions in the Plan, any award that is subject to recovery under any law, government regulation, stock exchange listing requirement or Corporation policy shall be subject to such deductions, recoupment and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Corporation policy.

Sub-Plans

The Board may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Corporation intends to grant awards. Any sub-plans will contain such limitations and other terms and conditions as the Board determines are necessary or desirable. All sub-plans will be deemed a part of the Plan, but, if applicable, each sub-plan will apply only to the participants in the jurisdiction for which the sub-plan was designed.

Federal Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences applicable to our Plan participants and the Corporation and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not describe state, local or foreign tax consequences. To the extent any awards under our Plan are subject to Section 409A of the Code, the following description assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations promulgated thereunder (or an exception thereto). Our Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Incentive Stock Options

Options issued under our Plan and designated as incentive stock options are intended to qualify under Section 422 of the Code. Under the provisions of Section 422 and the related regulations, an optionee who has been granted an incentive stock option will not recognize income and the Corporation will not be entitled to a deduction at the time of the grant or exercise of the option; provided, however, that the difference between the value of the common stock received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the optionee’s alternative minimum tax. The taxation of gain or loss upon the sale of the common stock acquired upon exercise of an incentive stock option depends, in part, on whether the holding period of the common stock is at least two years from the date the option was granted and at least one year from the date the common stock was transferred to the optionee. If this holding period is satisfied, any gain or loss realized on a subsequent disposition of the common stock will be treated as a long-term capital gain or loss. If this holding period is not met, then, upon such “disqualifying disposition” of the common stock, the optionee will realize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the option price limited, however, to the gain on sale. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. If the optionee recognizes ordinary income upon a disqualifying disposition, the Corporation generally will be entitled to a tax deduction in the same amount. If, however, the optionee meets the applicable holding period, the Corporation will generally not be entitled to a tax deduction with respect to capital gains recognized by the optionee.

Nonqualified Stock Options and Stock Appreciation Rights

An optionee will generally not recognize income at the time a nonqualified stock option is granted. Rather, the optionee recognizes compensation income only when the nonqualified stock option is exercised. The amount of income recognized is equal to the excess of the fair market value of the common stock received over the sum of the exercise price plus the amount, if any, paid by the optionee for the nonqualified stock option. The Corporation is generally entitled to a tax deduction in an amount equal to the compensation income recognized by the optionee. Upon a subsequent disposition of the common stock acquired under a nonqualified stock option, the optionee will realize short-term or long-term capital gain (or loss) depending on the holding period. The capital gain (or loss) will be short-term if the common stock is disposed of within one year after the nonqualified stock option is exercised and long-term if the common stock was held more than 12 months as of the sale date.

Stock appreciation rights are treated very similar to nonqualified stock options for tax purposes. A participant receiving a stock appreciation right will not normally recognize any taxable income upon the grant of the stock appreciation right. Upon the exercise of the stock appreciation right, the participant will recognize compensation taxable as ordinary income equal to either: (i) the cash received upon the exercise or (ii) if common stock is received, upon the exercise of the stock appreciation right, the fair market value of the common stock received. The Corporation will generally be entitled to a tax deduction in an amount equal to the compensation income recognized by the participant.

Unrestricted Stock

The tax consequences of receiving common stock pursuant to a stock award under our Plan are similar to receiving cash compensation from the Corporation, unless the common stock awarded is restricted stock (i.e., subject to a substantial risk of forfeiture). If the shares of common stock are unrestricted (i.e., not subject to a substantial risk of forfeiture), the participant must recognize ordinary income equal to the fair market value of the common stock received less any amount paid for common stock.

Restricted Stock

A participant that receives a restricted stock award under our Plan will normally not be required to recognize income for federal income tax purposes at the time of grant, nor is the Corporation entitled to any deduction, to the extent that the common stock awarded has not vested (i.e., no longer subject to a substantial risk of forfeiture). When any part of a restricted stock award vests, the participant will realize compensation taxable as ordinary income in an amount equal to the fair market value of the vested common stock on the vesting date. The participant may, however, make an election, referred to as a Section 83(b) election, within thirty days following the grant of the restricted stock award, to be taxed at the time of the grant of the award based on the fair market value of the common stock on the grant date. If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. The Corporation will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of the vested common stock, the participant will realize short-term or long-term capital gain or loss depending on the holding period.

Restricted Stock Units

Under current tax law, a participant who receives restricted stock units will not recognize taxable income for federal income tax purposes until the common stock underlying the restricted stock units is actually issued to the participant. Upon issuance of common stock, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the common stock received, and the Corporation will be entitled to a corresponding deduction. If the participant is an employee of the Corporation, the participant will be subject to Social Security and Medicare taxes at the time the restricted stock units vest, even though none of the common stock underlying the restricted stock units is issued at that time. However, no additional Social Security or Medicare taxes will be due when the common stock subject to the vested restricted stock units is subsequently issued (even if the market value of the common stock has increased).

Performance Awards

A participant generally will not recognize income upon the grant of a performance award. Upon payment of the performance award, the participant will recognize ordinary income in an amount equal to the cash received or, if the performance award is payable in common stock, the fair market value of the common stock received. When the participant recognizes ordinary income upon payment of a performance award, the Corporation will generally be entitled to a tax deduction in the same amount.

Limitations on Corporation’s Deductions; Consequences of Change of Control

As described in the “Compensation Discussion and Analysis,” with certain exceptions, Section 162(m) of the Code limits the Corporation’s deduction for compensation in excess of $1,000,000 paid to certain covered employees (generally our Chief Executive Officer and three other highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. We generally intend for stock options, stock appreciation rights and performance awards (intended to be treated as qualified performance-based compensation as defined in the Code) granted to covered employees under the Plan to satisfy the requirements of qualified performance-based compensation and therefore expect to be entitled to a deduction with respect to such awards. In addition, if a “change of control” of the Corporation causes awards under the Plan to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of our deductions under Section 280G of the Code.

Internal Revenue Code Section 409A

As described in the “Compensation Discussion and Analysis,” awards of stock options, stock appreciation rights, restricted stock units, other stock-based awards and performance awards under the Plan may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code. Generally, to the extent that these awards fail to meet certain requirements under Section 409A, the regulations issued thereunder or an exception thereto, the award recipient will be subject to immediate taxation, interest and tax penalties in the year the award vests. It is our intent that awards under the Plan will be structured and administered in a manner that complies with the requirements of Section 409A of the Code.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE CONSOL ENERGY INC. EQUITY INCENTIVE PLAN.

ACCOUNTANTS AND AUDIT COMMITTEE

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management of CONSOL and Ernst & Young LLP (“E&Y”), the independent registered public accounting firm serving as the independent auditor of the Corporation for the fiscal year ended December 31, 2011, the audited financial statements of the Corporation for the fiscal year ended December 31, 2011 (the “Audited Financial Statements”). In addition, we have discussed with E&Y the matters required to be discussed relating to the conduct of the audit under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (AU Section 380 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of the registered public accountant’s activities or access to requested information and any significant disagreements with management).

The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with that firm its independence from the Corporation and its subsidiaries. The committee also discussed with management of the Corporation and E&Y such other matters and received such assurances from them as we deemed appropriate.

Management is responsible for the Corporation’s internal controls and the financial reporting process. E&Y is responsible for performing an independent audit of CONSOL’s financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions with management and a review of the report of E&Y with respect to the Audited Financial Statements, and relying thereon, the Audit Committee has recommended to the Board the inclusion of the Audited Financial Statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Members of the Audit Committee:

Raj K. Gupta, Chairman
Philip W. Baxter
John T. Mills

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CONSOL under the Securities Act of 1933 or the Exchange Act, except to the extent that the Corporation specifically incorporates the Report by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

E&Y was the independent registered public accounting firm selected by the Corporation’s Audit Committee as the independent auditor for the fiscal years ended December 31, 2011 and December 31, 2010.

The following table presents fees billed for professional audit services rendered by E&Y in connection with its audits of CONSOL’s annual financial statements for the years ended December 31, 2011 and December 31, 2010 and fees for other services rendered by E&Y during those periods.

CONSOL Auditors’ Fees

	2011 (E&Y Fees)	2010 (E&Y Fees)
Audit Fees	$2,188,522	$2,566,740
Audit-Related Fees	81,900	61,028
Tax Fees	-	32,800
All Other Fees	1,995	1,995

Total	$2,272,417	$2,662,563

As used in the table above, the following terms have the meanings set forth below:

Audit Fees

The fees for professional services rendered in connection with the audit of CONSOL’s annual financial statements, for Sarbanes-Oxley attestation procedures, for the review of the financial statements included in CONSOL’s Quarterly Reports on Form 10-Q and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

The fees for assurance and related services that are reasonably related to the performance of the audit or review of CONSOL’s financial statements.

Tax Fees

The fees for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees

The fees for products and services provided, other than for the services reported under the headings “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. All of the services performed by E&Y in 2011 and 2010 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. Proposed services may require specific pre-approval by the Audit Committee (e.g., annual financial statement audit services) or alternatively, may be pre-approved without consideration of specific case-by-case services (e.g., audit related and tax services). In either case, the Audit Committee must consider whether such services are consistent with SEC rules on auditor independence.

PROPOSAL NO. 3 - RATIFICATION OF ANTICIPATED APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee anticipates appointing Ernst & Young LLP as the independent registered public accounting firm to serve as the independent auditor for CONSOL in respect of the fiscal year ended December 31, 2012. The Audit Committee recommends that the shareholders of CONSOL ratify this anticipated appointment.

The affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and voting on the proposal shall constitute ratification of the anticipated appointment of Ernst & Young LLP. If the shareholders of CONSOL do not ratify the anticipated appointment of Ernst & Young LLP, the appointment of an independent registered public accounting firm to serve as the independent auditor for the fiscal year ending December 31, 2012 will be reconsidered by the Audit Committee.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to address the meeting and respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE ANTICIPATED APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

PROPOSAL NO. 4 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Corporation is required to provide its shareholders with the opportunity to cast an advisory vote on compensation paid to its named executives, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and other related executive compensation disclosures required by Item 402 and contained herein).

Further, CONSOL was required to provide its shareholders with the opportunity to cast an advisory vote to determine the frequency of the advisory shareholder vote on compensation paid to our named executives at the May 4, 2011 annual meeting. In light of the voting results from that meeting and other factors, the Corporation’s Board of Directors determined to provide shareholders with an annual advisory vote on executive compensation at each annual meeting of shareholders, until the Board of Directors decides to hold the next shareholder advisory vote on the frequency of the advisory shareholder vote on executive compensation.

As described in detail in the “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:

•	links a significant portion of total compensation to performance which we believe will create long-term shareholder value;

•	consists primarily of stock-based compensation, which encourages our named executives to act as owners of the Corporation;

•	is tied to both overall corporate performance as well as individual performance (annual and long-term);

•	enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;

•	discourages unnecessary and excessive risk-taking; and

•	provides a competitive total pay opportunity.

The Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. Please read “Compensation Discussion and Analysis” beginning on page 28, which describes the Corporation’s executive compensation program and the decisions made by the Compensation Committee in 2011 in more detail, including information about the fiscal year 2011 compensation paid to our named executives and how we responded to shareholder concerns.

CONSOL has had a consistent record of delivering solid financial results for our shareholders. For a discussion of the Corporation’s significant achievements in 2011, see “Compensation Discussion and Analysis – Business Performance.” We believe that our executive compensation programs have played a material role in our ability (i) to drive the strong financial results described in “Compensation Discussion and Analysis” and (ii) to attract and retain a highly experienced, successful team to manage the Corporation.

We are asking our shareholders to indicate their support for the compensation paid to our named executives in 2011 as described in this Proxy Statement. This proposal gives our shareholders the opportunity to express their views on the compensation paid to our named executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executives and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask our shareholders to vote “FOR,” on an advisory basis, the compensation paid to our named executives, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, and to adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Corporation’s named executives, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Corporation, the Board or the Compensation Committee. However, our Board and our Compensation Committee, which is responsible for designing and administering the Corporation’s executive compensation program, value the opinions of our shareholders and to the extent there is any significant vote against the compensation paid to our executive officers in 2011, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN 2011, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER THE EQUITY COMPENSATION PLAN

The following table summarizes the Corporation’s equity compensation plan information as of December 31, 2011.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders as of 12/31/11	8,425,339	(1)	$34.40	(2)	3,137,524	(3)

Equity compensation plans not approved by security holders	-		-		-

Total	8,425,339		$34.40		3,137,524

(1)	Of this total, 5,335,510 are outstanding stock options, 802,804 are Performance Options, 1,220,353 are restricted stock units, 13,300 are deferred stock units, 1,018,008 are performance share units (earned at maximum level) and 35,364 are phantom stock units, which may only be settled in cash under the Corporation’s 1999 Directors Deferred Compensation Plan.

(2)	The weighted-average exercise price does not take into account the restricted stock units, deferred stock units, performance share units or phantom stock units.

(3)	Because the phantom stock units are settled only in cash, such securities do not affect the number of securities remaining available for future issuance under the Plan. For more information regarding the Corporation’s 1999 Deferred Compensation Plan, see “Understanding Our Director Compensation Table” on page 14.

The Plan was approved prior to CONSOL’s initial public offering by its then shareholders. In May 2005, the shareholders approved an amendment to the Plan, including an increase in the total number of shares of common stock that can be covered by grants, to 9,100,000 shares. In May 2006, there was a 2-for-1 stock split bringing the total number of shares of common stock that can be covered by grants to 18,200,000 shares and in April 2009, the shareholders approved an amendment to the Plan, including an increase in the total number of shares issuable under the Plan to 23,800,000.

ADDITIONAL MATTERS

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

Any proposal submitted by a shareholder for inclusion in the next Annual Meeting Proxy Statement must (a) conform to the requirements of Rule 14a-8 promulgated under the Exchange Act and (b) be received by the Secretary of CONSOL no later than November 26, 2012. Any such proposal should be addressed to the Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317. There is more information below regarding the content of proposals.

CONSOL’s Amended and Restated Bylaws require that all shareholder proposals to be submitted at the Annual Meeting, but not included in the Corporation’s Proxy Statement, be received by the Secretary of CONSOL as written notice no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting, together with certain information specified in the Amended and Restated Bylaws. If the date of the Annual Meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by CONSOL.

General Information Regarding the Requirements for Shareholder Nominations of Directors

Shareholders who intend to nominate a person for election as a Director must submit a notice disclosing certain information regarding the nominee, including the principal occupations or employment of such person during the past five years and evidence of the nominating shareholder’s ownership of CONSOL stock including, among other things:

•	the name and address of the shareholder as it appears on CONSOL’s books, and of such beneficial owner;

•	the class and number of shares of CONSOL and of any derivative instruments thereof which are owned beneficially and of record by the shareholder;

•

any other information relating to the shareholder or beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for, as applicable, the proposal and/or for the election of directors in a contested election;

•	a representation that such owner intends to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation whether the shareholder or beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of CONSOL’s outstanding capital stock required to elect the nominee and/or (b) otherwise solicit proxies from shareholders in support of such nomination.

In addition, the notice must be accompanied by a statement of the nominee indicating his or her willingness to serve if elected, and a questionnaire, representation and agreement as described in the Corporation’s Amended and Restated Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address and the same last name by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Corporation and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once shareholders have received notice from their broker or the Corporation that materials will be sent in the householding manner to the shareholder’s address, householding will continue until otherwise notified or until the shareholder revokes such consent. If, at any time, shareholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or the Corporation if holding registered shares. The Corporation will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Any such notice should be addressed to the Investor Relations department of CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317, or notice may be given by calling CONSOL at (724) 485-8800:

•	to receive a separate copy of an annual report or proxy statement for this meeting;

•	to receive separate copies of those materials for future meetings; or

•	if the shareholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements if now receiving multiple copies of annual reports or proxy statements.

Other

The Board knows of no other proposals that may properly be presented for consideration at the Annual Meeting but, if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.

By Order of the Board of Directors

of CONSOL Energy Inc.

APPENDIX A

CONSOL Energy Inc.

Equity Incentive Plan

As Amended and Restated Effective May 1, 2012

Capitalized terms shall have the meaning set forth in Section 16 of the Plan.

1.	PURPOSE.

The purposes of the CONSOL Energy Inc. Equity Incentive Plan as amended and restated as set forth herein are to promote the interests of the Company and its shareholders by (i) attracting and retaining Eligible Directors, executive officers and other key employees of the Company and its Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company.

2.	RESPONSIBILITY FOR ADMINISTRATION.

(a)         Authority of Board.  Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Board by the Plan, the Board shall have full power and discretionary authority to decide all matters relating to the administration and interpretation of the Plan; provided, however, that ministerial responsibilities of the Plan (e.g., management of day-to-day matters) may be delegated to the Company’s officers, as set forth in Section 2(d) below. The Board’s powers include the authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to an eligible Employee; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award, including the discretion to determine the extent to which Awards will be structured to conform to the requirements applicable to performance-based compensation described in Section 162(m) of the Code; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Board; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to Awards (except those restrictions imposed by law); (x) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect; and (xi) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan. All decisions and determinations of the Board shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

(b)         Board Discretion Binding.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Board, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder and any Employee. All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Board shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award.

(c)         Delegation to Committee.  The Board may delegate to the Committee any or all its authority for the administration of the Plan, and may revoke such delegation at any time; provided, however, that the Board shall approve (i) any Awards to the Company’s Eligible Directors and (ii) amendments to the Plan. If authority is delegated to the Committee, all references to the Board in the Plan shall mean and relate to the Committee except as otherwise provided by the Board.

(d)         Delegation to Officer.  Except to the extent prohibited by applicable law or regulation, the Board or the Committee may delegate all or any portion of its responsibilities and powers to any person or persons selected by it, and may revoke such delegation at any time. The ministerial responsibilities of the Plan (e.g., management of day-to-day matters) are a function that has been delegated to the Company’s officers as permitted by the terms of the Plan and in compliance with applicable law and regulation. No officer to whom administrative authority has been delegated pursuant to this provision may waive or modify any restriction applicable to an award to such officer under the Plan.

(e)         No Liability.  No member of the Board, the Committee, or any person they delegate responsibilities and/or duties to, shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

3.	SHARES AVAILABLE FOR AWARDS; LIMITATIONS.

(a)         Shares Available.  Subject to adjustment in Section 3(c) below, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 31,800,000. The aggregate number of Shares available with respect to Awards under the Plan shall be reduced by one (1) Share for each Share to which an Award relates; provided, however, that such aggregate number of Shares available with respect to Awards under the Plan shall be reduced by 1.62 Shares for each Share which relates to a Full-Value Award, and no more than 3,000,000 Shares may be issued with respect to Incentive Stock Options. If, after the Effective Date, any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or otherwise terminates or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of shares with respect to which Awards may be granted (including the 1.62 Shares that relate to Full Value Awards), to the extent of any such forfeiture, termination or cancellation, shall again become Shares with respect to which Awards may be granted; provided, however, that Shares (i) delivered in payment of the exercise price of an Option, (ii) not issued upon the settlement of Stock Appreciation Rights, or (iii) delivered to or withheld by the Company to pay withholding taxes, shall not become available again for issuance under this Plan.

(b)         Limitations on Awards.  Subject to adjustment as provided in Section 3(c), the maximum number of Shares with respect to which Awards may be granted to any Participant during a calendar year shall be 3,000,000 Shares. No Participant may receive: (i) Stock Options or Stock Appreciation Rights under this Plan for more than 1,000,000 Shares in any one calendar year of the Company; (ii) Performance Awards (denominated in Shares) for more than 2,000,000 Shares in any one calendar year of the Company and (iii) Performance Awards (denominated in cash) for more than $15,000,000 in any one calendar year of the Company. The foregoing limitations shall be subject to adjustment as provided in Section 3(c).

(c)         Adjustments.  In the event a dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, in an equitable manner, adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (B) the maximum number of Shares subject to an Award granted to a Participant pursuant to Section 3(b) of the Plan, (C) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, (D) the grant or exercise price with respect to any Award, and (E) any applicable performance goals with respect to Awards; provided, in each case, that (A) with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code, as from time to time amended, unless the Board determines otherwise, (B) with respect to any Award no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m) of the Code, unless otherwise determined by the Board, (C) with respect to any Award subject to Section 409A, no such adjustment shall be authorized to the extent that such authority would cause the Plan to fail to comply with, or qualify for, an exception to Section 409A, and (D) any fractional shares resulting from such adjustment shall be eliminated.

(d)         Substitute Awards.  Any Shares underlying Substitute Awards shall not, unless required by law, be counted against the Shares available for Awards under the Plan.

(e)         Sources of Shares Deliverable under Awards.  Shares to be issued under the Plan may be made available from authorized and unissued Shares or of treasury Shares. During the term of the Plan, the Company will at all times reserve and keep available the number of Shares of Stock that shall be sufficient to satisfy the requirements of the Plan.

4.	ELIGIBILITY.

Any Employee, including any officer or employee-director of the Company or any Affiliate, who is not a member of the Committee, shall be eligible to be designated a Participant. Eligible Directors shall be eligible for Awards as described in Section 10.

5.	STOCK OPTIONS.

(a)         Grant.  Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the Participants to whom Options shall be granted (provided that Incentive Stock Options may only be granted to employees of the Company or a parent or subsidiary of the Company within the meaning of Code Sections 424 (e) and (f)), the number of Shares to be covered by each Option, the Option price and the conditions and limitations applicable to the exercise of the Option; provided that the standard, initial vesting schedule for Options will provide for vesting of such Awards, in one or more increments, over a service period of no less than three years (not including special vesting terms set forth therein) provided, however, that this limitation shall not: (i) apply to Options granted to Eligible Directors, (ii) adversely affect a Participant’s rights under another plan or agreement, (iii) apply to Substitute Awards or any other Awards granted in exchange for the surrender of, or substitution of, another company’s awards to its employees and directors, or (iv) apply to Options to purchase up to 350,000 Shares. The Board shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute.

(b)         Exercise Price.  The Board in its sole discretion shall establish the exercise price at the time each Option is granted. The exercise price of an Option may not be less than the Fair Market Value on the Grant Date, except in the case of Substitute Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

(c)         Exercise.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Board may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

Notwithstanding the foregoing, an Option shall not be exercisable after the expiration of ten years from the Grant Date.

(d)         Payment.  No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Option price is received by the Company. Such payment may be made in cash, or its equivalent, or by exchanging, actually or constructively, Shares owned by the Participant (for any minimum period set forth in the Award Agreement or as may otherwise be required by the Board and which are not the subject of any pledge or other security interest), or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such Option price. A Participant may elect to pay all or any portion of the aggregate exercise price by having Shares with a Fair Market Value on the date of exercise equal to the aggregate exercise price withheld by the Company or sold by a broker-dealer or, as provided in an Award Agreement, by having Shares withheld with such value by the Company.

(e)         Extension of Exercise Period.   If the exercise of an Option is prevented by Section 14(d), the Option shall remain exercisable until thirty days after the date such exercise first would no longer be prevented by such provision, but in any event no later than the expiration date of such Option.

6.	STOCK APPRECIATION RIGHTS.

(a)         Grant.  Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the Participants to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or, except in the case of Incentive Stock Options, at a later time. Stock Appreciation Rights shall not be exercisable earlier than six months after the Grant Date, and shall have a grant price no less that the Fair Market Value of Shares covered by the right on the Grant Date (except with respect to a Substitute Award).

(b)         Exercise and Payment.  A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof. The Board shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

(c)         Other Terms and Conditions.  Subject to the terms of the Plan and any applicable Award Agreement, the Board shall determine, at or after the grant of a Stock Appreciation Right, the term (up to a maximum of ten years from the Grant Date), methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Board may be changed by the Board from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Board may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

(d)         Extension of Exercise Period.  If the exercise of a Stock Appreciation Right is prevented by Section 14(d), the Stock Appreciation Right shall remain exercisable until thirty days after the date such exercise first would no longer be prevented by such provision, but in any event no later than the expiration date of such Stock Appreciation Right.

7.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS.

(a)         Grant.  Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the Participants to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards. The standard, initial vesting schedule applicable to Awards of Restricted Stock and/or Restricted Stock Units shall provide for vesting of such Awards, in one or more increments, over a service period of no less than three years or, in the case of Performance Awards, a performance period of no less than 12 months (in each case, not including special vesting terms set forth therein); provided however, this limitation shall not: (i) apply to Awards granted to Eligible Directors pursuant to the Company’s compensation program applicable to Eligible Directors, (ii) adversely affect a Participant’s rights under another plan or agreement, (iii) apply to Substitute Awards or any other Awards granted in exchange for the surrender of, or substitution of, another company’s awards to its employees and directors, or (iv) apply to up to 350,000 Shares relating to Restricted Stock and/or Restricted Stock Unit Awards granted pursuant to this Section 7.

(b)         Transfer Restrictions.  Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Stock, as provided in the Plan or the applicable Award Agreements. Certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such certificates to the Participant or the Participant’s legal representative.

(c)         Payment.  Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share on the settlement or payment date of such Award. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Board, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

(d)         Dividends and Distributions.  Dividends and other distributions paid on or in respect of any Shares of Restricted Stock or Restricted Stock Units may be paid directly to the Participant, or may be reinvested in additional Shares of Restricted Stock or in additional Restricted Stock Units, as determined by the Board in its sole discretion.

8.	PERFORMANCE AWARDS.

(a)         Grant.  Subject to the limitations set forth in Section 3, the Board shall have sole and complete authority to determine the eligible individuals who shall receive a “Performance Award,” which shall consist of a right that is (i) denominated and/or payable in cash, Shares or any other form of Award issuable under this Plan (or any combination thereof) (other than Options or Stock Appreciation Rights), (ii) valued, as determined by the Board, in accordance with the achievement of such performance goals during such performance periods as the Board shall establish, and (iii) payable at such time and in such form as the Board shall determine. Unless otherwise determined by the Board, any such Performance Award shall be evidenced by an Award Agreement containing the terms of the award, including, but not limited to, the performance criteria and such terms and conditions as may be determined from time to time by the Board, in each case, not inconsistent with this Plan. In relation to any Performance Award, the performance period may consist of one or more calendar years or other fiscal period of at least 12 months in length for which performance is being measured.

(b)         Terms and Conditions.  For Awards intended to be performance-based compensation under Section 162(m) of the Code, Performance Awards shall be conditioned upon the achievement of pre-established, objective goals relating to one or more of the following performance measures, as determined in writing by the Board and subject to such modifications as specified by the Board: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; equity ratios; economic value added; cost of capital; assets or change in assets; expenses; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; mine closures; stock price; interest-sensitivity gap levels; return on equity or capital employed; total or relative increases to shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; amount of oil and gas reserves; oil and gas reserve additions; oil and gas reserve replacement ratios; costs of finding oil and gas reserves; daily natural gas and/or oil production; charge-offs; non-performing assets; asset sale targets; asset quality levels; value of assets; employee retention/attrition rates; investments; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; value creation; achievement of balance sheet or income statement objectives; and completion of acquisitions, business expansion, product diversification and other non-financial operating and management performance objectives. To the extent consistent with Section 162(m) of the Code, the Board may determine that certain adjustments shall apply, in whole or in part, in such manner as determined by the Board, to include or exclude the effect of any of the following events that occur during a performance period including the following: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains/losses on the sale of assets; foreign exchange gains and/or losses; expenses related to stock offerings and stock repurchases; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to shareholders for the applicable year. Performance measures may be determined either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Board.

(c)         Preestablished Performance Goals.  For Awards intended to be performance-based compensation under Section 162(m) of the Code, performance goals relating to the performance measures set forth above shall be preestablished in writing by the Board, and achievement thereof certified in writing prior to payment of the Award, as required by Section 162(m) and regulations promulgated thereunder. All such performance goals shall be established in writing no later than ninety (90) days after the beginning of the applicable performance period; provided however, that for a performance period of less than one year, the Board shall take any such actions prior to the lapse of 25% of the performance period. In addition to establishing minimum performance goals below which no compensation shall be payable pursuant to a Performance Award, the Board, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved.

(d)         Additional Restrictions/Negative Discretion.  The Board, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Performance Awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore and notwithstanding any provision of this Plan to the contrary, the Board, in its sole discretion, may retain the discretion to reduce the amount of any Performance Award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Board deems relevant; provided, however, the Board shall not use its discretionary authority to increase any Award that is intended to be performance-based compensation under Section 162(m) of the Code.

(e)         Payment of Performance Awards.     Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Board, on a deferred basis.

9.	OTHER STOCK-BASED AWARDS.

The Board shall have authority to grant to Participants “Other Stock-Based Awards,” which shall consist of any right that is (i) not an Award described in Sections 5 through 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Board to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Board shall determine the terms and conditions of any such Other Stock-Based Award.

10.	ELIGIBLE DIRECTORS.

Except as otherwise determined by the Board in its sole discretion, Eligible Directors shall receive Awards in accordance with this Section. Except as otherwise provided in this Section, Awards to Eligible Directors shall be subject to the remaining provisions of the Plan.

(a)         Terms of Grants.  The exercise price per Share of each Option granted to an Eligible Director shall be the Fair Market Value of a Share on the Grant Date. Options shall vest ratably and become exercisable in one-third increments on each anniversary of the Grant Date. Except as otherwise provided in this paragraph, Options shall expire 10 years from the Grant Date. Unvested Options shall immediately vest and become exercisable if an individual ceases to be a director on account of death, disability or retirement at normal retirement age for directors, and shall remain exercisable until the normal expiration of the Option. Upon termination as a director for any other reason other than Cause, unvested Options shall be forfeited and vested Options shall remain exercisable for three months following the termination date. Upon termination as a Director for Cause, all Options (whether or not vested) shall be forfeited as of the termination date.

(b)         Deferred Stock Unit Grants.  The Board may grant Deferred Stock Units to Eligible Directors in lieu of all or any portion of the annual retainer or meeting fees otherwise payable to the Eligible Directors. Each Deferred Stock Unit shall entitle the Eligible Director to receive one Share or an amount of cash equal to the Fair Market Value of a Share on the payment date, on terms and conditions established by the Board. The Board may also permit Eligible Directors to elect to receive Deferred Stock Units in lieu of all or any portion of the annual retainer or meeting fees otherwise payable to the Eligible Director in cash, or to defer receipt of Shares or cash to be paid pursuant to Deferred Stock Units, in accordance with a deferred compensation policy to be established by the Company.

(c)         Other Awards.  The Board in its sole discretion may grant other types of Awards to Eligible Directors other than those specifically described in this Section 10.

11.	TERMINATION OF EMPLOYMENT/SERVICE.

The Board shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment/service, including a termination by the Company or an Affiliate of the Company without Cause, by a Participant voluntarily, or by reason of death, Disability or Retirement.

12.	CHANGE IN CONTROL.

To the extent not inconsistent with Section 14(r) hereof, in the event that the Company engages in a transaction constituting a Change in Control, the Board shall have complete authority and discretion, but not the obligation, to accelerate the vesting of outstanding Awards and the termination of restrictions on Shares. In addition the Board may, if deemed appropriate, in its discretion, determine that in connection with a Change in Control, (i) to provide for an equivalent award or Substitute Award in respect of securities of the surviving entity of such transaction; (ii) upon advance notice to the affected Participants, cancel any outstanding Options or Stock Appreciation Rights and pay to the holders thereof, in cash, stock or other property (including the property, if any, payable in such a transaction) (or any combination thereof), an amount equal to the excess of the fair market value of the Shares covered by the Award, based on the price per Share received or to be received by other shareholders of the Company in such a transaction or such other value as determined by the Board (the “Transaction Fair Market Value”), over the exercise price of the Award, or (iii) make provision for a cash payment or payment of other property (including the property, if any, payable in such transaction) to the holder of any other outstanding Award in settlement of such Award; provided that, in the case of an Option or Stock Appreciation Right with an exercise price that equals or exceeds the Transaction Fair Market Value, the Board may cancel such Options or Stock Appreciation Right without payment or consideration therefor. Any such action taken shall be performed in accordance with the applicable provisions of the Code and treasury regulations issued thereunder so as not to affect the status of (A) any Award intended to qualify as an Incentive Stock Option under Section 422 of the Code, unless the Board determines otherwise, (B) any Award intended to comply as performance-based compensation under Section 162(m) of the Code, unless the Board determines otherwise, or (C) any Award intended to comply with, or qualify for an exception to, Section 409A of the Code. Any such action taken by the Board will be final, conclusive and binding for all purposes of this Plan.

13.	AMENDMENT AND TERMINATION.

(a)         Amendments to the Plan and Award Agreements.  Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, cancel or terminate the Plan or an Award Agreement or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall: (i) be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply; or (ii) be made without the consent of the affected Participant, if such action would adversely affect any material rights of such Participant under any outstanding Award; or (iii) accelerate the vesting or exercisability of any Awards other than in connection with a Participant’s death, Disability, Retirement or a Change in Control or other transaction contemplated by Section 3(c) hereof; provided further, the foregoing limitation shall not apply to (A) Awards for up to 5 percent (5%) of the aggregate number of Shares authorized for issuance under this Plan or (B) any Performance Award the payment of which remains contingent on the attainment of performance goal(s). Notwithstanding the foregoing or any provision of the Plan or an Award Agreement to the contrary, the Board may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan or an Award Agreement to the extent necessary to: (i) conform the provisions of the Plan and/or Award with Section 162(m), Section 409A or any other provision of the Code or other applicable law, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of the Plan and/or Award shall adversely affect the rights of a Participant; and (ii) to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations.

(b)         Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Board is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 3(c) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m) or Section 409A.

(c)         Cancellation.  Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Board may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award except to the extent that such payment would violate the requirements of Section 409A of the Code. Notwithstanding the foregoing and any other provision of this Plan, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, other Company securities, or other property), stock split, extraordinary cash dividend, recapitalization, Change in Control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other Company securities, or similar transaction(s)), the terms of outstanding Options or Stock Appreciation Rights may not be amended to reduce the exercise price of such outstanding Options or Stock Appreciation Rights or to cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without obtaining shareholder approval

14.	GENERAL PROVISIONS.

(a)         Dividend Equivalents.  In the sole and complete discretion of the Board, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis.

(b)         Nontransferability.  Except to the extent provided in an Award Agreement, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution.

(c)         No Rights to Awards.  No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Eligible Directors, consultants, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(d)         Share Certificates and Legal Restrictions.  All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e)         Withholding.  A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant an amount (in cash, Shares, other securities, other Awards or other property) sufficient to cover any federal, state, local or foreign income taxes or such other applicable taxes required by law in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Company may, in its discretion, permit a Participant (or any beneficiary or other Person entitled to act) to elect to pay a portion or all of the amount such taxes in such manner as the Committee shall deem to be appropriate, including, but not limited to, authorizing the Company to withhold, or agreeing to surrender to the Company, Shares owned by such Participant or a portion of such forms of payment that would otherwise be distributed pursuant to an Award. Notwithstanding the foregoing or any provisions of the Plan to the contrary, any broker-assisted cashless exercise shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718 and any withholding satisfied through a net-settlement shall be limited to the minimum statutory withholding requirements.

(f)         Award Agreements.  Unless otherwise determined by the Board, each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto.

(g)         No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Stock, Shares and other types of Awards provided for hereunder (subject to shareholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(h)         No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i)         No Rights as Shareholder.  Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Stock.

(j)         Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof.

(k)         Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l)         Other Laws.  The Board may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Board in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(m)         No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(n)         No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Board shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(o)         Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(p)         Parachute Payments.  The Board may provide in an Award Agreement that no amounts shall be paid or considered paid to the extent that any such payments would be nondeductible by the Company under Code Section 280G.

(q)         Section 162(m).  Notwithstanding any provision of the Plan or Award Agreement to the contrary if an Award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan or an Award Agreement would prevent such Award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed). In no event shall any member of the Board, the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 162(m) of the Code.

(r)         Section 409A.  Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if any Award or benefit provided under this Plan is subject to the provisions of Section 409A, the provisions of the Plan and any applicable Award Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:

(i)         If a Participant is a Specified Employee and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the 6-month anniversary of the date of termination unless another compliant date is specified in the applicable agreement.

(ii)         For purposes of Section 409A, and to the extent applicable to any Award or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. With respect to payments subject to Section 409A, the Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Whether a Participant has Separated from Service or employment will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. For this purpose, a Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.

(iii)         The Board, in its discretion, may specify the conditions under which the payment of all or any portion of any Award may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Board shall determine in its discretion, in accordance with the provisions of Section 409A, the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral shall be permitted with respect to Options, Stock Appreciation

Rights and other stock rights subject to Section 409A. An election shall be made by filing an election with the Company (on a form provided by the Company) on or prior to December 31st of the calendar year immediately preceding the beginning of the calendar year (or other applicable service period) to which such election relates (or at such other date as may be specified by the Board to the extent consistent with Section 409A) and shall be irrevocable for such applicable calendar year (or other applicable service period). To the extent authorized, a Participant who first becomes eligible to participate in the Plan may file an election (“Initial Election”) at any time prior to the 30-day period following the date on which the Participant initially becomes eligible to participate in the Plan (or at such other date as may be specified by the Board to the extent consistent with Section 409A). Any such Initial Election shall only apply to compensation earned and payable for services rendered after the effective date of the Election.

(iv)         The grant of Non-Qualified Stock Options, Stock Appreciation Rights and other stock rights subject to Section 409A shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A. Accordingly, any such Award may be granted to Employees and Eligible Directors of the Company and its subsidiaries and affiliates in which the Company has a controlling interest. In determining whether the Company has a controlling interest, the rules of Treas. Reg. § 1.414(c)-2(b)(2)(i) shall apply; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(i)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. The rules of Treas. Reg. §§ 1.414(c)-3 and 1.414(c)-4 shall apply for purposes of determining ownership interests.

(v)         Notwithstanding anything to the contrary contained herein and with respect to Options that were earned and vested under the Plan prior to January 1, 2005 (as determined under Section 409A, “Grandfather Options”), such Grandfathered Options are intended to be exempt from Section 409A and shall be administered and interpreted in a manner intended to ensure that any such Grandfathered Option remains exempt from Section 409A. No amendments or other modifications shall be made to such Grandfathered Options except as specifically set forth in a separate writing thereto, and no amendment or modification to the Plan shall be interpreted or construed in a manner that would cause a material modification (within the meaning of Section 409A, including Treas. Reg. § 1.409A-6(a)(4)) to any such Grandfathered Options.

(vi)         In no event shall any member of the Board, the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 409A.

(s)         Clawback.  Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation, stock exchange listing requirement, or Company policy, shall be subject to such deductions, recoupment and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy.

(t)         Sub-Plans.  The Board may from time to time establish sub-plans under this Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Board determines are necessary or desirable. All sub-plans shall be deemed a part of this Plan, but, if applicable, each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

15.	TERM OF THE PLAN.

(a)         Effective Date.  The amendment and restatement of this Plan shall be effective on May 1, 2012 (the “Effective Date”), subject to its approval by the shareholders of the Company.

(b)         Expiration Date.  No Awards may be granted under the Plan after the day immediately preceding the tenth anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

16.	DEFINITIONS.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest and (iii) an Affiliate of the Company as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, in either case as determined by the Committee.

“Annual Service Period” means an annual period determined by the Board, which annual period shall be January 1 through December 31 or such other annual period as may be designated from time to time by the Board.

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Performance Award or Other Stock-Based Award.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which shall not become effective until executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean, unless otherwise defined in the applicable Award Agreement, a determination by the Committee that a Participant has: (1) committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Company; (2) deliberately and repeatedly violated the rules of the Company or the valid instructions of the Board or an authorized officer of the Company; (3) made any unauthorized disclosure of any of the material secrets or confidential information of the Company; or (4) engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Company.

“Change in Control” shall mean, unless otherwise defined in the applicable Award Agreement, the earliest to occur of: (1) any one “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares), or more than one “person” acting as a “group,” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Shares that, together with the Shares held by such “person” or “group,” possess more than 50% of the total fair market value or total voting power of the Shares and other stock of the Company; (2) a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (3) the sale of all or substantially all of the Company’s assets. Notwithstanding the foregoing or any provision of this Plan to the contrary, it is intended that the foregoing definition of Change in Control qualify as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, within the meaning of Treas. Reg. § 1.409A-3(i)(5), and shall be interpreted and construed to effectuate such intent.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean a committee of the Board designated by the Board to be responsible for the administration of the Plan (though excluding day-to-day administration). To the extent deemed appropriate by the Board, the Committee shall be composed of not less than two individuals who are “outside directors” within the meaning of Code Section 162(m) and “non-employee directors” within the meaning of Section 16 and “independent directors” within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual.

“Company” shall mean CONSOL Energy Inc.

“Deferred Stock Unit” means a right, granted to Eligible Directors in accordance with Section 10, to acquire a Share for no consideration or some other amount determined by the Board.

“Disability” shall mean, unless otherwise defined in the applicable Award Agreement, a Participant’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12 consecutive calendar months), to perform for the Company or an Affiliate substantially the same services as he or she performed prior to incurring such incapacity or injury. Notwithstanding the foregoing, with respect to any Award that is subject to Section 409A (and not excepted therefrom) and payable upon Disability, such term shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months.

“Effective Date” shall have the meaning set forth in Section 15(a) hereof.

“Eligible Director” means a director who is not an employee of the Company or any of its Affiliates.

“Employee” shall mean an employee or consultant of the Company or of any Affiliate, including any individual who enters into an employment agreement with the Company or an Affiliate which provides for commencement of employment within three months of the date of the agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the fair market value of the property or other items being valued, as determined by the Board in its sole discretion. Fair Market Value with respect to the Shares, as of any date, shall mean (i) if the Shares are listed on a securities exchange or are traded over the NASDAQ National Market System, the closing sales price of the Shares on such exchange or over such system on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, (ii) if the Shares are not so listed or traded, the mean between the bid and offered prices of the Shares as quoted by the National Association of Securities Dealers through NASDAQ for such date or (iii) in the event there is no public market for the Shares, the fair market value as determined by the Board in its sole discretion.

“Full-Value Award” means any Award of Shares under this Plan or an Award payable in Shares, other than an Option or a Stock Appreciation Right.

“Grant Date” means, with respect to an Award, date on which the Board makes the determination to grant such Award, or such other date as is determined by the Board. Within a reasonable time thereafter, the Company will deliver an Award Agreement to the Participant.

“Incentive Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 5 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Non-Qualified Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 5 of the Plan and that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option and shall include a Restoration Option.

“Other Stock-Based Award” shall mean any right granted under Section 9 of the Plan.

“Participant” shall mean any Employee or Eligible Director who receives an Award under the Plan.

“Performance Award” shall mean any right granted under Section 8 of the Plan.

“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Plan” shall mean this CONSOL Energy Inc. Equity Incentive Plan as amended and restated herein.

“Restoration Option” shall mean an Option granted pursuant to Section 5(e) of the Plan.

“Restricted Stock” shall mean any Share granted under Section 7 of the Plan.

“Restricted Stock Unit” shall mean any unit granted under Section 7 of the Plan.

“Retirement” shall mean with respect to a Participant other than an Eligible Director retirement of a Participant from the employ or service of the Company or any of its Affiliates in accordance with the terms of the applicable Company retirement plan or, if a Participant is not covered by any such plan, retirement on or after such Participant’s 65th birthday, unless otherwise defined in the applicable Award Agreement.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

“Section 162(m)” shall mean Section 162(m) of the Internal Revenue Code of 1986 and the rules promulgated thereunder or any successor provision thereto as in effect from time to time.

“Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

“Separation from Service” and “Separate from Service” shall mean the Participant’s death, retirement or other termination of employment or service with the Company (including all persons treated as a single employer under Section 414(b) and 414(c) of the Code) that constitutes a “separation from service” (within the meaning of Section 409A). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has Separated from Service will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. A Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.

“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with the regulations issued under Code Section 409A and the procedures established by the Company.

“Shares” shall mean shares of the common stock, $.01 par value, of the Company, or such other securities of the Company as may be designated by the Board from time to time.

“Stock Appreciation Right” shall mean any right granted under Section 6 of the Plan.

“Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

“Transaction Fair Market Value” shall have the meaning set forth in Section 12.

CONSOL Energy Inc.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on May 1, 2012.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/CNX • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

 •  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

 •  Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —

1. The Board recommends a vote FOR all nominees.

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Election of Directors:	01 - J. Brett Harvey	02 - Philip W. Baxter	03 - James E. Altmeyer, Sr.	04 - William E. Davis	05 - Raj K. Gupta
	06 - Patricia A. Hammick	07 -David C.Hardesty, Jr.	08 - John T. Mills	09 - William P. Powell	10 - Joseph T. Williams

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

2. The Board recommends a vote FOR Proposal 2.
	For	Against	Abstain
Approval of the Amended and Restated CONSOL Energy Inc. Equity Incentive Plan.	☐	☐	☐

3. The Board recommends a vote FOR Proposal 3.
	For	Against	Abstain
Ratification of Anticipated Selection of Independent Auditor: Ernst & Young LLP.	☐	☐	☐

4. The Board recommends a vote FOR Proposal 4.
	For	Against	Abstain
Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

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YOUR VOTE IS IMPORTANT

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Annual Meeting. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CONSOL Energy Inc.	+

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 1, 2012

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. Brett Harvey and P. Jerome Richey, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares which the undersigned, as designated on the reverse side, may be entitled to vote at the Annual Meeting of Shareholders of CONSOL Energy Inc. to be held on May 1, 2012 at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart AB Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania, and any postponement or adjournment thereof, with all powers that the undersigned would possess if personally present, with respect to the matters referred to on this proxy. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted “FOR” the election of nominees in proposal 1, “FOR” approval of the Amended and Restated CONSOL Energy Inc. Equity Incentive Plan in proposal 2, “FOR” ratification of Ernst & Young LLP in proposal 3, and “FOR” the advisory vote to approve named executive officer compensation in proposal 4, and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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